Exhibit 99.1

GOVERNMENTAL GAMING REGULATIONS

We are subject to extensive regulation under laws, rules and supervisory procedures primarily in the jurisdictions where our facilities are located or docked. If additional gaming regulations are adopted in a jurisdiction in which we operate, such regulations could impose restrictions or costs that could have a significant adverse effect on us. From time to time, various proposals have been introduced in the legislatures of some of the jurisdictions in which we have existing or planned operations that, if enacted, could adversely affect the tax, regulatory, operational or other aspects of the gaming industry and us. Currently, numerous jurisdictions in which we operate or that are contiguous to jurisdictions in which we operate are considering legislative proposals that would expand gaming whether through increasing the availability of existing gaming products in such jurisdiction or authorizing new types of gaming products previously unavailable to gaming patrons in such jurisdiction, such as sports betting, online sports betting, daily fantasy sports, distributed gaming and new lottery products. The enactment of any such expansion proposals in such jurisdictions could significantly impact the competitive environment in which we operate. We do not know whether or in what form any such legislation will be enacted. The federal government has also previously considered a federal tax on casino revenues and the elimination of betting on amateur sporting events and may consider such a tax or eliminations on betting in the future. In addition, gaming companies are currently subject to significant state and local taxes and fees in addition to normal federal and state corporate income taxes, and such taxes and fees are subject to increase at any time. Any material increase in these taxes or fees could adversely affect us.

Some jurisdictions, including Nevada, Illinois, Indiana, Louisiana, Mississippi, Missouri, Iowa, Kansas, Ohio, and Pennsylvania empower their regulators to investigate participation by licensees in gaming outside their jurisdiction and require access to periodic reports respecting those gaming activities. Violations of laws or disciplinary action in one jurisdiction could result in investigative activity and disciplinary actions in other jurisdictions.

Under provisions of gaming laws in jurisdictions in which we have operations, and under our organizational documents, certain of our securities are subject to restrictions on ownership which may be imposed by specified governmental authorities. The restrictions may require a holder of our securities to dispose of the securities or, if the holder refuses, or is unable, to dispose of the securities, we may be required to repurchase the securities.

The indentures governing our outstanding notes provide that if a holder of a note or beneficial owner of a note is required to be licensed, qualified or found suitable under the applicable gaming laws and is not so licensed, qualified or found suitable within the time period specified by the applicable gaming authority, the holder will be required, at our request, to dispose of its notes within a time period that either we prescribe or such other time period prescribed by the applicable gaming authority, and thereafter, we shall have the right to redeem such holder’s notes.

Nevada

The ownership and operation of casino gaming facilities in Nevada are subject to the Nevada Gaming Control Act and the regulations promulgated by the Nevada Gaming Commission thereunder, which we refer to as the Nevada Act, including various local codes and ordinances. Our gaming operations are subject to the licensing and regulatory control of the Nevada Gaming Commission, which we refer to as the Nevada Commission, the Nevada Gaming Control Board, which we refer to as the Nevada Board, the Clark County Liquor and Gaming Licensing Board, and the City of Las Vegas, which, with the Nevada Commission and the Nevada Board, we collectively refer to as the Nevada Gaming Authorities.

The laws, regulations and supervisory procedures of the Nevada Gaming Authorities are based upon declarations of public policy that are concerned with, among other things:

•	the prevention of unsavory or unsuitable persons from having a direct or indirect involvement with gaming at any time or in any capacity;
•	the prevention of unsavory or unsuitable persons from having a direct or indirect involvement with gaming at any time or in any capacity;
•	the establishment and maintenance of responsible accounting practices and procedures;
•	the maintenance of effective controls over the financial practices of licensees, including establishing minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues;
•	providing reliable record keeping and requiring the filing of periodic reports with the Nevada Gaming Authorities;
•	the prevention of cheating and fraudulent practices;
•	the maintenance of a Gaming Compliance and Reporting Plan, including the establishment of a Gaming Compliance Committee and the retention of a Corporate Compliance Officer; and
•	the provision of a source of state and local revenues through taxation and licensing fees.

Changes in such laws, regulations and procedures could have an adverse effect on our gaming operations and our business, financial condition and results of operations.

Corporations that operate casinos in Nevada are required to be licensed by the Nevada Gaming Authorities. A gaming license requires the periodic payment of fees and taxes and is not transferable. We are registered by the Nevada Commission as a publicly traded corporation, or a Registered Corporation. As a Registered Corporation, we are required periodically to submit detailed financial and operating reports to the Nevada Commission and furnish any other information which the Nevada Commission may require. We have been licensed by the Nevada Commission to own the stock of California Hotel and Casino, and to be the sole member and manager of The Cannery Hotel and Casino, LLC, the operator of The Cannery Hotel Casino, and of Nevada Palace, LLC, the operator of the Eastside Cannery Casino & Hotel, and have been found suitable to own the stock of Coast Casinos, Inc., and of Boyd Interactive Gaming, Inc., and to be the sole member and manager of ALST Casino Holdco, LLC. California Hotel and Casino is licensed by the Nevada Commission to operate non-restricted gaming activities at the California and Sam's Town Las Vegas and is additionally registered as an intermediary company and found suitable by the Nevada Commission to own the stock of Sam-Will, Inc., the operator of the Fremont, Eldorado, Inc., the operator of Jokers Wild, and M.S.W., Inc., the operator of Main Street Station. Coast Casinos, Inc., is registered as an intermediary company and found suitable by the Nevada Commission to own the stock of Coast Hotels and Casinos, Inc., the operator of the Gold Coast Hotel and Casino, The Orleans Hotel and Casino, and the Suncoast Hotel and Casino. ALST Casino Holdco is registered as an intermediary company and licensed by the Nevada Commission to be the sole member and manager of Aliante Gaming, LLC, the operator of the Aliante Casino + Hotel. Boyd Interactive Gaming, Inc., is registered as an intermediary company and is licensed to be the sole member of Boyd Interactive Gaming, LLC. In 2003, the Nevada Commission approved Boyd Louisiana Racing Inc. and Boyd Racing L.L.C., d.b.a. Delta Downs Racetrack, Casino & Hotel, to share in the revenue from the conduct of off-track pari-mutuel wagering, under certain conditions, as it pertains to the broadcast of live racing events to licensed Nevada pari-mutuel race books. No person may become a more than 5% stockholder or holder of more than a 5% interest in, or receive any percentage of profits from, California Hotel and Casino or its subsidiaries, Coast Casinos, Inc., or its subsidiary, ALST Casino Holdco, LLC, or its subsidiary, The Cannery Hotel and Casino, LLC, Nevada Palace, LLC, or Boyd Interactive Gaming, Inc., or its subsidiary, without first obtaining licenses and approvals from the Nevada Gaming Authorities. We refer to all of the foregoing entities collectively as the Licensed Subsidiaries. Boyd Gaming and all of its Licensed Subsidiaries have obtained from the Nevada Gaming Authorities the various registrations, approvals, permits and licenses required in order to engage in gaming activities in Nevada.

The Nevada Gaming Authorities may investigate any individual who has a material relationship to, or material involvement with, Boyd Gaming and its Licensed Subsidiaries in order to determine whether such individual is suitable or should be licensed as a business associate of a gaming licensee. Officers, directors and certain key employees of the Licensed Subsidiaries must file applications with the Nevada Gaming Authorities and may be required to be licensed or found suitable by the Nevada Gaming Authorities. Our officers, directors and key employees who are actively and directly involved in gaming activities of the Licensed Subsidiaries may be required to be licensed or found suitable by the Nevada Gaming Authorities. The Nevada Gaming Authorities may deny an application for licensing for any cause which they deem reasonable. A finding of suitability is comparable to licensing, and both require submission of detailed personal and financial information followed by a thorough investigation. The applicant for licensing or a finding of suitability must pay all the costs of the investigation. Changes in licensed positions must be reported to the Nevada Gaming Authorities within 30 days as prescribed by law and, in addition to their authority to deny an application for a finding of suitability or licensure, the Nevada Gaming Authorities have jurisdiction to disapprove a change in a corporate position.

If the Nevada Gaming Authorities were to find an officer, director or key employee unsuitable for licensing or unsuitable to continue having a relationship with us or any of our Licensed Subsidiaries, the companies involved would have to sever all relationships with such person. In addition, the Nevada Commission may require Boyd Gaming or any of its Licensed Subsidiaries to terminate the employment of any person who refuses to file appropriate applications. Determinations of suitability or questions pertaining to licensing are not subject to judicial review in Nevada.

Boyd Gaming and its Licensed Subsidiaries are required to submit detailed financial and operating reports to the Nevada Commission. Substantially all material loans, leases, sales of securities and similar financing transactions by the Licensed Subsidiaries must be reported to, and/or approved by, the Nevada Commission.

If it were determined that the Nevada Act was violated by any of the Licensed Subsidiaries, the gaming licenses they hold could be limited, conditioned, suspended or revoked, subject to compliance with certain statutory and regulatory procedures. In addition, Boyd Gaming and the persons involved could be subject to substantial fines for each separate violation of the Nevada Act or Regulations at the discretion of the Nevada Commission. Further, a supervisor could be nominated by the Nevada Commission for court appointment to operate our gaming properties and, under certain circumstances, earnings generated during the supervisor’s appointment (except for reasonable rental value of our gaming properties) could be forfeited to the State of Nevada. Limitation, conditioning or suspension of any gaming license or the appointment of a supervisor could (and revocation of any gaming license would) materially adversely affect our gaming operations and our business, financial condition and results of operations.

Any beneficial holder of our voting securities, regardless of the number of shares owned, may be required to file an application, be investigated and have his suitability reviewed as a beneficial holder of our voting securities if the Nevada Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the State of Nevada. The applicant must pay all costs of investigation incurred by the Nevada Gaming Authorities in conducting any such investigation.

The Nevada Act requires any person who acquires more than 5% of our voting securities to report the acquisition to the Nevada Commission on the date specified therein. The Nevada Act requires that beneficial owners of more than 10% of our voting securities apply to the Nevada Commission for a finding of suitability within 30 days after the date specified by the Nevada Commission therein. Under certain circumstances, an “institutional investor,” as defined in the Nevada Act, which acquires more than 10%, but not more than 25%, of our voting securities may apply to the Nevada Commission for a waiver of such finding of suitability if such institutional investor holds the voting securities for investment purposes only. An institutional investor that has obtained such a waiver may, in certain circumstances, hold up to 29% of our voting securities and maintain its waiver for a limited period of time. An institutional investor shall not be deemed to hold voting securities for investment purposes unless the voting securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of our board of directors, any change in our corporate charter, bylaws, management, policies or operations, or any of our gaming affiliates, or any other action which the Nevada Commission finds to be inconsistent with holding our voting securities for investment purposes only. Activities that are not deemed to be inconsistent with holding voting securities for investment purposes include only:

•	voting on all matters voted on by stockholders;
•	making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in our management, policies or operations; and
•	such other activities as the Nevada Commission may determine to be consistent with such investment intent.

The Nevada Act also requires that any beneficial owner of 10% or more of any class of our voting securities who has the intent to engage in any proscribed activity, shall, (a) within 2 days after possessing such intent, notify the Chair of the Nevada Board in writing in the manner prescribed by such Chair, (b) file an application with the Nevada Commission for a finding of suitability within 30 days after notifying the Chair of the Nevada Board pursuant to (a) above, and (c) deposit with the Nevada Board the sum of money which, in the opinion of the Nevada Board, will be adequate to pay the anticipated costs and charges incurred in the investigation and processing of such application, and thereafter deposit such additional sums as are required by the Nevada Board to pay all final costs and charges. The Nevada Act defines “proscribed activity” to mean (a) an activity that necessitates a change or amendment to our corporate charter, bylaws, management, policies or operation; (b) an activity that materially influences or affects our affairs; or (c) any other activity determined by the Nevada Commission to be inconsistent with holding our voting securities for investment purposes only. Such a shareholder who has the intent to engage in a proscribed activity is deemed to be engaged in an activity that influences or affects our affairs. Subject to the foregoing requirements, a person shall not be unduly prohibited from lawfully exercising any of his or her voting rights derived from being a shareholder, and a person who has submitted an application pursuant to the foregoing requirements may exercise his or her voting rights while such application is pending. A person who is found unsuitable by the Nevada Commission shall immediately cease engaging in all proscribed activities and shall no longer engage in such activities thereafter. Any violation of these provisions is a gross misdemeanor.

If the beneficial holder of voting securities who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information including a list of beneficial owners. The applicant is required to pay all costs of investigation.

Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by the Nevada Commission or the Chair of the Nevada Board, may be found unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any stockholder found unsuitable and who holds, directly or indirectly, any beneficial ownership of the common stock of a Registered Corporation beyond such period of time as may be prescribed by the Nevada Commission may be guilty of a gross misdemeanor. We are subject to disciplinary action if, after we receive notice that a person is unsuitable to be a stockholder or to have any other relationship with us, or any of our Licensed Subsidiaries, we:

•	pay that person any dividend or interest upon voting securities of Boyd Gaming;
•	allow that person to exercise, directly or indirectly, any voting right conferred through securities held by the person;
•	pay remuneration in any form to that person for services rendered or otherwise; or
•	fail to pursue all lawful efforts to require such unsuitable person to relinquish their voting securities for cash at fair market value.

Additionally, the Clark County Liquor and Gaming Licensing Board has taken the position that it has the authority to approve all persons owning or controlling the stock of any corporation controlling a gaming license.

The Nevada Commission may, at its discretion, require the holder of any debt security of a Registered Corporation to file applications, be investigated and be found suitable to own the debt security of a Registered Corporation. If the Nevada Commission determines that a person is unsuitable to own such security, then pursuant to the Nevada Act, the Registered Corporation can be sanctioned, including the loss of its approvals, if without the prior approval of the Nevada Commission, it:

•	pays to the unsuitable person any dividend, interest, or any distribution whatsoever;
•	recognizes any voting right by such unsuitable person in connection with such securities;
•	pays the unsuitable person remuneration in any form; or
•	makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation, or similar transaction.

We are required to maintain a current stock ledger in Nevada which may be examined by the Nevada Gaming Authorities at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Nevada Gaming Authorities. A failure to make such disclosure may be grounds for finding the record holder unsuitable. We are also required to render maximum assistance in determining the identity of the beneficial owner.

We may not make a public offering of our securities without the prior approval of the Nevada Commission if the securities or the proceeds therefrom are intended to be used to construct, acquire or finance gaming facilities in Nevada, or to retire or extend obligations incurred for such purposes. Any representation to the contrary is unlawful. In November 2017, the Nevada Commission granted us three years, the maximum time permitted, in which to make public offerings of debt or equity. This three-year approval or continuous or delayed public offering approval, also known as a shelf approval, is subject to certain conditions and expires in November 2020, at which time we will seek to renew the approval. The Nevada Commission's approval may be rescinded for good cause without prior notice upon the issuance of an interlocutory stop order by the Chair of the Nevada Board.

Changes in control of Boyd Gaming through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or any act or conduct by a person whereby he obtains control, may not occur without the prior approval of the Nevada Commission. Entities seeking to acquire control of a Registered Corporation must satisfy the Nevada Gaming Authorities in a variety of stringent standards prior to assuming control of such Registered Corporation. The Nevada Commission may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated and licensed as part of the approval process relating to the transaction.

The Nevada legislature has declared that some corporate acquisitions opposed by management, repurchase of voting securities and corporate defense tactics affecting Nevada gaming licensees, and Registered Corporations that are affiliated with those licensees, may be injurious to stable and productive corporate gaming. The Nevada Commission has established a regulatory scheme to ameliorate the potentially adverse effects of these business practices upon Nevada’s gaming industry and to further Nevada’s policy to:

•	assure the financial stability of corporate gaming operators and their affiliates;
•	protect the continued integrity of corporate gaming in matters of corporate governance;
•	preserve the beneficial aspects of conducting business in the corporate form; and
•	promote a neutral environment for the orderly governance of corporate affairs.

Approvals are, in certain circumstances, required from the Nevada Commission before we can make exceptional repurchases of voting securities above the current market price thereof and before a corporate acquisition opposed by management can be consummated. As a Registered Corporation, the Nevada Act also requires prior approval of a plan of recapitalization proposed by our board of directors in response to a tender offer made directly to our stockholders for the purposes of acquiring control of us.

License fees and taxes, computed in various ways depending on the type of gaming or activity involved, are payable to the State of Nevada, Clark County and the City of Las Vegas. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually and are based upon:

•	a percentage of the gross revenues received;
•	the number of gaming devices operated; or
•	the number of table games operated.

An excise tax is also paid by casino operations upon the amount of consideration collected in connection with admission to certain indoor or outdoor premises or areas where live entertainment is provided, subject to certain exclusions.

Any person who is licensed, required to be licensed, registered, required to be registered, or is under common control with such persons, which we refer to as Licensees, and who proposes to become involved in a gaming venture outside of Nevada is required to deposit with the Nevada Board, and thereafter maintain, a revolving fund in the amount of $10,000 to pay the expenses of investigation of the Nevada Board of their participation in such foreign gaming. The revolving fund is subject to increase or decrease in the discretion of the Nevada Commission. Thereafter, Licensees are required to comply with certain reporting requirements imposed by the Nevada Act. Licensees are also subject to disciplinary action by the Nevada Commission if they knowingly violate any laws of the foreign jurisdiction pertaining to the foreign gaming operation, fail to conduct the foreign gaming operation in accordance with the standards of honesty and integrity required of Nevada gaming operations, engage in activities that are harmful to the State of Nevada or its ability to collect gaming taxes and fees, or employ a person in the foreign operation who has been denied a license or finding of suitability in Nevada on the ground of personal unsuitability.

The sale of food or alcoholic beverages at our Nevada casinos is subject to licensing, control and regulation by the applicable local authorities. All licenses are revocable and are not transferable. The agencies involved have full power to limit, condition, suspend or revoke any such license, and any such disciplinary action could, and a revocation would, have a significant adverse effect upon the operations of the affected casino or casinos.

Illinois

We are subject to the jurisdiction of the Illinois gaming authorities as a result of our ownership and operation of 1) Par-A-Dice Hotel Casino in East Peoria, Illinois, and 2) the Illinois Video Gaming Terminal Operator Lattner Entertainment Group Illinois, LLC.

In February 1990, the State of Illinois legalized riverboat gambling. The Illinois Riverboat Gambling Act, which we refer to as the initial Illinois Act, authorizes the five-member Illinois Gaming Board, which we refer to as the Illinois Board, to issue up to ten riverboat gaming owners' licenses on navigable streams within or forming a boundary of the State of Illinois except for Lake Michigan and any waterway in Cook County, which includes Chicago. Pursuant to the initial Illinois Act, a licensed owner who holds greater than a 10% interest in one riverboat operation could hold no more than a 10% interest in any other riverboat operation. In addition, the initial Illinois Act restricted the location of certain of the ten owners' licenses. Four of the licenses were to be located on the Mississippi River, one license was to be at a location on the Illinois River south of Marshall County and one license had to be located on the Des Plaines River in Will County. The remaining licenses were not restricted as to location. Currently, ten owners' licenses are in operation, including one license in each of Alton, Aurora, Des Plaines, East Peoria, East St. Louis, Elgin, Metropolis, Rock Island and two licenses in Joliet.

The tenth license that was initially granted to Emerald Casino Inc. - an operator in East Dubuque which we refer to as Emerald Casino - was not renewed by the Illinois Board and was the subject of protracted litigation that concluded. Various appeals in the Illinois Appellate Court for the First and Fourth Districts followed the Illinois Board's denial of Emerald Casino's request for renewal of the tenth license on March 6, 2001 and subsequent revocation of the license in December 2005. Although the Illinois Appellate Court ultimately ordered the Illinois Board to issue Emerald Casino's license for renewal, the Illinois Appellate Court also affirmed the Illinois Board's decision to revoke that license. The Illinois Supreme Court refused Emerald Casino's request to review the latter decision, and Emerald Casino announced that it would not pursue any additional appeals in the matter. As a result, the Board authorized a bid process to issue the tenth license to a new operator. On December 6, 2007, the Illinois Department of Central Management Services issued a Request for Proposal to receive bids from investment banking firms to oversee the bid process. Credit Suisse was the successful bidder and oversaw the bid process for the tenth Illinois gaming license. Seven bids were submitted to the Illinois Board to provide gaming operations in Waukegan, Rosemont, Des Plaines, Stickney, Country Club Hills, Calumet City, and Harvey. The Illinois Board selected the Waukegan, Rosemont and Des Plaines sites as the three finalists. On December 22, 2008, the Illinois Board announced that it awarded the tenth Illinois gaming license to Midwest Gaming & Entertainment LLC, which developed and operates the Rivers Casino in Des Plaines. The Rivers Casino commenced gaming operations on June 18, 2011.

Furthermore, under the initial Illinois Act, no gambling could be conducted while a riverboat was docked. A gaming excursion could last no more than four hours, and a gaming excursion was deemed to have started when the first passenger boarded a riverboat. Gaming could continue during passenger boarding for a period of up to 30 minutes. Gaming was also allowed for a period of up to 30 minutes after the gangplank or its equivalent was lowered, thereby allowing passengers to exit the riverboat. During the 30-minute exit time period, new passengers were not allowed to board the riverboat. Although riverboats were mandated to cruise, there were certain exceptions. If a riverboat captain reasonably determined that either it was unsafe to transport passengers on the waterway due to inclement weather or the riverboat had been rendered temporarily inoperable by unforeseeable mechanical or structural difficulties or river icing, the riverboat could remain dockside or return to the dock. In those situations, a gaming excursion could commence or continue while the gangplank or its equivalent was raised and remained raised, in which event the riverboat was not considered docked. If a gaming excursion had to begin or continue with the gangplank or its equivalent raised, and the riverboat did not leave the dock, entry of new patrons on to the riverboat was prohibited until the completion of the excursion.

In June of 1999, amendments to the Illinois Act, which we refer to as the Amended Illinois Act, were passed by the legislature and signed into law by the Governor. The Amended Illinois Act redefined the conduct of gaming in the state. Pursuant to the Amended Illinois Act, riverboats can conduct gambling without cruising, and passengers can enter and leave a riverboat at any time. In addition, riverboats may now be located upon any water, other than Lake Michigan, within Illinois, and not just navigable waterways. There is no longer any prohibition of a riverboat being located in Cook County. Riverboats are now defined as self-propelled excursion boats or permanently moored barges. The Amended Illinois Act requires that only three, rather than four, owners' licenses, be located on the Mississippi River. The 10% ownership prohibition has also been removed. Therefore, subject to certain Illinois Board rules, individuals or entities could own more than one riverboat operation.

The Amended Illinois Act also allows for the relocation of a riverboat home dock. A licensee that was not conducting riverboat gambling on January 1, 1998, may apply to the Illinois Board for renewal and approval of relocation to a new home dock and the Illinois Board shall grant the application and approval of the new home dock upon the licensee providing to the Illinois Board authorization from the new dockside community. Any licensee that relocates in accordance with the provisions of the Amended Illinois Act must attain a level of at least 20% minority ownership of such a gaming operation.

The initial Illinois Act strictly regulates the facilities, persons, associations and practices related to gaming operations. The initial Illinois Act grants the Illinois Board specific powers and duties, and all other powers necessary and proper to fully and effectively execute the initial Illinois Act for the purpose of administering, regulating and enforcing the system of riverboat gaming. The Illinois Board has authority over every person, association, corporation, partnership and trust involved in riverboat gaming operations in the State of Illinois.

The initial Illinois Act requires the owner of a riverboat gaming operation to hold an owner's license issued by the Illinois Board. Gaming participants are limited to 1,200 for any owner's license. The number of gaming participants will be determined by the number of gaming positions available. Gaming positions are counted as follows:

•	electronic gaming devices positions will be determined as 90% of the total number of devices available for play;
•	craps tables will be counted as having ten gaming positions; and
•	games utilizing live gaming devices, except for craps, will be counted as having five gaming positions.

Each owner's license initially runs for a period of three years. Thereafter, the license must be renewed annually. Under the Amended Illinois Act, the Board may renew an owner's license for up to four years. An owner licensee is eligible for renewal upon payment of the applicable fee and a determination by the Illinois Board that the licensee continues to meet all of the requirements of the initial Illinois Act and Illinois Board rules. The owner's license for Par-A-Dice Riverboat Casino initially expired in February 1995. Since that time the license has been renewed every four years, the maximum time permitted by the Illinois Act. An ownership interest in an owner's license may not be transferred or pledged as collateral without the prior approval of the Illinois Board.

Pursuant to the Amended Illinois Act, which removed the 10% ownership prohibition, the Illinois Board established certain rules to effectuate this statutory change. In deciding whether to approve direct or indirect ownership or control of an owner's license, the Illinois Board shall consider the impact of any economic concentration of the ownership or control. No direct or indirect ownership or control shall be approved which will result in undue economic concentration of the ownership of riverboat gambling operations in Illinois. Undue economic concentration means that a person or entity would have actual or potential domination of riverboat gambling in Illinois sufficient to:

•	substantially impede or suppress competition among holders of owners' licenses;
•	adversely impact the economic stability of the riverboat casino industry in Illinois; or
•	negatively impact the purposes of the initial Illinois Act, including tourism, economic development, benefits to local communities, and State and local revenues.

The Illinois Board will consider the following criteria in determining whether the approval of the issuance, transfer or holding of a license will create undue economic concentration:

•

the percentage share of the market presently owned or controlled by the person or entity in each of the following categories:The total number of licensed riverboats casinos in Illinois; The total riverboat casino square footage; Number of persons employed in the riverboat gambling operation and any affiliated hotel operation; Number of Electronic games; Net revenue and Adjusted Gross Receipts; Table Win; Electronic Gaming Device Win; Table Drop; and Electronic Gaming Device Drop;

•	the estimated increase in the market share if the person or entity is approved to hold the owner's license;
•	the relative position of other persons or entities that own or control owners' licenses in Illinois;
•	the current and projected financial condition of the riverboat gaming industry;
•	the current market conditions, including proximity and level of competition, consumer demand, market concentration, and any other relevant characteristics of the market;
•	whether the license to be approved has separate organizational structures or other independent obligations;
•	the potential impact on the projected future growth and development of the riverboat gambling industry, the local communities in which licenses are located, and the State of Illinois;
•	the barriers to entry into the riverboat gambling industry and if the approval of the license will operate as a barrier to new companies and individuals desiring to enter the market;
•

whether the approval of the license is likely to result in enhancing the quality and customer appeal of products and services offered by riverboat casinos in order to maintain or increase their respective market shares;

•	whether a restriction on the approval of the additional license is necessary in order to encourage and preserve competition in casino operations; and
•	any other relevant information.

The initial Illinois Act does not limit the maximum bet or per patron loss. Minimum and maximum wagers on games are set by the licensee. Wagering may not be conducted with money or other negotiable currency. No person under the age of 21 is permitted to wager and wagers may only be received from a person present on the licensed riverboat, in a casino, or at the organization gaming facility. With respect to electronic gaming devices, the payout percentage may not be less than 80% nor more than 100%.

An admission tax is imposed on the owner of a riverboat operation. Effective July 1, 2003, additional amendments to the Amended Illinois Act were passed by the legislature and signed into law by the Governor, which we refer to as the Second Amended Illinois Act. Under the Second Amended Illinois Act, for an owner licensee that admitted 2,300,000 persons or fewer in the previous calendar year, the admission tax is $4.00 per person and for a licensee that admitted more than 2,300,000 persons in the previous calendar year, the admission tax is $5.00. Additionally, a wagering tax is imposed on the adjusted gross receipts, as defined in the initial Illinois Act, of a riverboat operation. As of July 1, 2003, pursuant to the Second Amended Illinois Act, the wagering tax was increased as follows: 15% of annual adjusted gross receipts up to and including $25 million; 27.5% of annual adjusted gross receipts in excess of $25 million but not exceeding $37.5 million; 32.5% of annual adjusted gross receipts in excess of $37.5 million but not exceeding $50 million; 37.5% of annual adjusted gross receipts in excess of $50 million but not exceeding $75 million; 45% of annual adjusted gross receipts in excess of $75 million but not exceeding $100 million; 50% of annual adjusted gross receipts in excess of $100 million but not exceeding $250 million; and 70% of annual adjusted gross receipts in excess of $250 million. The owner licensee is required, on a daily basis, to wire the wagering tax payment to the Illinois Board. The wagering tax as outlined in the Second Amended Illinois Act shall no longer be imposed beginning on the earlier of (i) July 1, 2005; (ii) the first date after the effective date of the Second Amended Illinois Act that riverboat gambling operations are conducted pursuant to the dormant tenth license or (iii) the first day that riverboat gambling operations are conducted under the authority of an owner's license that is in addition to the ten owners' licenses authorized by the Initial Act. Thereafter, the tax will roll back to the rates as outlined in the Amended Illinois Act.

Effective July 1, 2005, additional amendments to the Second Amended Act were passed by the legislature and signed into law by the Governor, which we refer to as the Third Amended Illinois Act. Under the Third Amended Act, for an owner that admitted 1,000,000 persons or fewer in calendar year 2004, the admission tax is $2.00 and for all other licensees it is $3.00 per person admitted. Additionally, the wagering tax provisions were “rolled back” to the rates as defined in the Amended Illinois Act. Thus, the effective wager tax rates are: 15% of annual adjusted gross receipts up to and including $25 million; 22.5% of annual adjusted gross receipts in excess of $25 million but not exceeding $50 million; 27.5% of annual adjusted gross receipts in excess of $50 million but not exceeding $75 million; 32.5% of annual adjusted gross receipts in excess of $75 million but not exceeding $100 million; 37.5% of annual adjusted gross receipts in excess of $100 million but not exceeding $150 million; 45% of annual adjusted gross receipts in excess of $150 million but not exceeding $200 million; and 50% of annual adjusted gross receipts in excess of $200 million, which we refer to as the Privilege Tax. In addition to payment of the above listed amounts, by June 15 of each year, each owner (other than an owner that admitted 1,000,000 or fewer persons in calendar year 2004) must pay to the Illinois Board the amount, if any, by which the base amount for the licensed owner exceeds the amount of tax paid pursuant to the Third Amended Act. The base amount for a riverboat in East Peoria is $43 million. This obligation terminates on the earliest of (i) July 1, 2007, (ii) the first day after the effective date of the Third Amended Act that riverboat gambling operations are conducted pursuant to a dormant license, (iii) the first day that riverboat gambling operations are conducted under the authority of an owner's license that is in addition to the ten owners' licenses initially authorized, or (iv) the first day that a licensee under the Illinois Horse Racing Act of 1975 conducts gaming operations with slot machines or other electronic gaming devices. The obligation to meet these base amount requirements terminated on July 1, 2007.

The Illinois Board has the authority to reduce the above mentioned wagering tax obligation imposed under the Third Amended Act by an amount the Board deems reasonable for acts of God, terrorism, bioterrorism or a condition beyond the control of the owner licensee. There can be no assurance that the Illinois legislature will not enact additional legislation regarding admission and wagering tax rates.

Effective May 26, 2006, additional amendments to the Third Amended Act were passed by the legislature and signed into law by the Governor, which we refer to as the Fourth Amended Act. Under the Fourth Amended Act, and for a period of two (2) years beginning May 26, 2006, owner licensees that operate a riverboat with adjusted gross receipts in 2004 greater than $200 million paid - in addition to the amounts referenced above - an amount equal to 3% of the adjusted gross receipts received into the Horse Racing Equity Trust Fund, which we refer to as the Surcharge. This provision affected four owner licensees, but did not apply to Par-A-Dice Hotel Casino in East Peoria, Illinois.

On May 30, 2006, four days after the Fourth Amended Act was signed into law, the four casinos affected by the Surcharge filed a lawsuit in the Circuit Court of the Twelfth Judicial Circuit in Will County, Illinois against the Treasurer of the State of Illinois and the Illinois Racing Board. The four-count Complaint sought a declaratory judgment that the Fourth Amended Act's Surcharge was unconstitutional and a permanent injunction against its enforcement. On March 26, 2007, the Illinois circuit court granted summary judgment in favor of the four casinos for violation of the Illinois Constitution's Uniformity Clause, but in favor of the defendants and the racetracks that later intervened on the remaining claims in the complaint. The defendants and the racetracks filed an appeal with the Illinois Supreme Court, which reversed the lower court's decision and ruled in favor of the State. The affected casinos appealed this decision to the US Supreme Court, and, on June 8, 2009, the U.S. Supreme Court denied the petition for a writ of certiorari.

On June 10, 2009 the same four casinos filed a motion to reopen the judgment based on new evidence in the original trial court in Illinois. The judge denied the petition to reopen the case and the casinos appealed on January 15, 2010. Following a ruling by the Illinois Appellate Court refusing to stay the distribution of the funds held in protest, the four casinos voluntarily dismissed the appeal. Additionally, a civil RICO suit was also filed in the Northern District of Illinois against former governor Rod Blagojevich et al. and John Johnston, owner of Balmoral Park Racetrack and Maywood Park Racetrack. The suit claims that the taxed casinos were the victims of the criminal conduct of the former governor and the conspiracy between the former governor and the named racetracks. On interlocutory appeal the 7th Circuit Court of Appeals found former Governor Blagojevich to be protected by the immunity granted by virtue of his position of governor and dismissed former Governor Blagojevich from the suit. On December 11, 2014, the judge entered an order consistent with the jury determination in the civil RICO proceedings awarding the plaintiff casinos a total of $82,900,000 in compensatory and punitive damages. Following the award, on December 24, 2014, Balmoral Park, Maywood Park Racetrack, and John Johnston filed for bankruptcy. The court award was subsequently reduced to $25,940,000 following the defendants’ appeal. The parties agreed to abandon further court action in this matter in connection with an agreed upon plan of liquidation approved by the bankruptcy court in June of 2016. The court appointed bankruptcy trustee continues to manage the assets of the bankrupt parties in accordance with the plan of liquidation and make distribution to the creditors as warranted. No other suit is actively pursued by the four effected casinos at this time. All other court proceedings have been concluded and ruled upon in favor of the State. Par-A-Dice Hotel and Casino is not a party to any of the foregoing lawsuits.

Effective December 15, 2008, the legislature passed and the Governor signed into law amendments that re-enact similar provisions of the Fourth Amended Act, which require the same casinos to pay the Surcharge until the earliest of the following occurs: (i) December 15, 2011; (ii) any organization licensee begins to operate a slot machine or video game of chance under the Illinois Horse Racing Law of 1975 or the initial Illinois Act; (iii) payments begin under subsection (c-5) of Section 13 of the initial Illinois Act or (iv) the wagering tax imposed under Section 13 of the initial Illinois Act is increased to reflect a tax rate that is at least as stringent or more stringent than the wagering tax imposed under the Second Amended Act described above. A second state court claim challenging the constitutionality of the 2008 act was dismissed with prejudice on November 19, 2009. On February 11, 2011, the Appellate Court affirmed. The new law does not apply to the Par-A-Dice Hotel and Casino.

Effective June 6, 2006, additional amendments to the Fourth Amended Act were passed by the legislature and signed into law by the Governor, which we refer to as the Fifth Amended Act to restate and clarify the Third Amended Act as to the amount of payments an owner licensee is required to make to the Illinois Board. The Fifth Amended Act now provides that - in addition to any amounts due pursuant to the Privilege Tax - each owner licensee (other than an owner that admitted 1,000,000 or fewer persons in calendar year 2004) must pay to the Illinois Board the amount by which its pre-determined base amount exceeds the amount of “net privilege tax” remitted. The Fifth Amended Act defines “net privilege tax” as all Privilege Taxes paid by a licensed owner to the Illinois Board, less the amount equal to 5% of the adjusted gross receipts generated by an owner licensee that is paid from the State Gaming Fund to the unit of local government designated as the home dock of the owner licensee's riverboat. As stated above, the requirement to pay the difference between pre-determined base amounts and “net privilege taxes” terminated on July 1, 2007.

In addition to owner's licenses, the Illinois Board also requires licensing for all vendors of gaming supplies and equipment and for all employees of a riverboat gaming operation. The Illinois Board is authorized to conduct investigations into the conduct of gaming and into alleged violations of the Illinois Act and the Illinois Board rules. Employees and agents of the Illinois Board have access to and may inspect any facilities relating to the riverboat gaming operation.

A holder of any license is subject to the imposition of fines, suspension or revocation of such license, or other action for any act or failure to act by himself or his agents or employees, that is injurious to the public health, safety, morals, good order and general welfare of the people of the State of Illinois, or that would discredit or tend to discredit the Illinois gaming industry or the State of Illinois. Any riverboat operations not conducted in compliance with the initial Illinois Act may constitute an illegal gaming place and consequently may be subject to criminal penalties, which penalties include possible seizure, confiscation and destruction of illegal gaming devices and seizure and sale of riverboats and dock facilities to pay any unsatisfied judgment that may be recovered and any unsatisfied fine that may be levied. The initial Illinois Act also provides for civil penalties, equal to the amount of gross receipts derived from wagering on the gaming, whether unauthorized or authorized, conducted on the day of any violation. The Illinois Board may revoke or suspend licenses, as the Illinois Board may see fit and in compliance with applicable laws of the State of Illinois regarding administrative procedures and may suspend an owner's license, without notice or hearing, upon a determination that the safety or health of patrons or employees is jeopardized by continuing a riverboat's operation. The suspension may remain in effect until the Illinois Board determines that the cause for suspension has been abated and it may revoke the owner's license upon a determination that the owner has not made satisfactory progress toward abating the hazard.

If the Illinois Board has suspended, revoked or refused to renew the license of an owner or if a riverboat gambling operation is closing and the owner is voluntarily surrendering its owner's license, the Illinois Board may petition the local circuit court, which we refer to as the Court, in which the riverboat is situated for appointment of a receiver. The court will have sole jurisdiction over any and all issues pertaining to the appointment of a receiver. The Illinois Board will specify the specific powers, duties and limitations for the receiver, including but not limited to the authority to:

•	hire, fire, promote and discipline personnel and retain outside employees or consultants;
•	take possession of any and all property, including but not limited to its books, records, and papers;
•	preserve or dispose of any and all property;
•	continue and direct the gaming operations under the monitoring of the Illinois Board;
•	discontinue and dissolve the gaming operation;
•	enter into and cancel contracts;
•	borrow money and pledge, mortgage or otherwise encumber the property;
•	pay all secured and unsecured obligations;
•	institute or defend actions by or on behalf of the holder of an owner's license; and
•	distribute earnings derived from gaming operations in the same manner as admission and wagering taxes are distributed under Sections 12 and 13 of the initial Illinois Act.

The Illinois Board will submit at least three nominees to the Court. The nominees may be individuals or entities selected from an Illinois Board approved list of pre-qualified receivers who meet the same criteria for a finding of preliminary suitability for licensure under Sections 3000.230(c)(2)(B) and (C) of the rules promulgated by the Illinois Board. In the event that the Illinois Board seeks the appointment of a receiver on an emergency basis, the Illinois Board will submit at least two nominees selected from the Illinois Board approved list of pre-qualified receivers to the Court and will issue a Temporary Operating Permit to the receiver appointed by the Court. A receiver, upon appointment by the court, will before assuming his or her duties, execute and post the same bond as an owner licensee pursuant to Section 10 of the initial Illinois Act.

The receiver will function as an independent contractor, subject to the direction of the Court; however, the receiver will also provide to the Illinois Board regular reports and provide any information deemed necessary for the Illinois Board to ascertain the receiver's compliance with all applicable rules and laws. From time to time, the Illinois Board may, at its sole discretion, report to the Court on the receiver's level of compliance and any other information deemed appropriate for disclosure to the Court. The term and compensation of the receiver shall be set by the Court. The receiver will provide to the Court and the Illinois Board at least 30 days written notice of any intent to withdraw from the appointment or to seek modification of the appointment. Except as otherwise provided by action to the Illinois Board, the gaming operation will be deemed a licensed operation subject to all rules of the Illinois Board during the tenure of any receivership.

The Illinois Board requires that a “Key Person” of an owner licensee submit a Personal Disclosure or Business Entity Form and be investigated and approved by the Illinois Board. The Illinois Board shall certify for each applicant for or holder of an owner's license each position, individual or Business Entity that is to be approved by the Illinois Board and maintain suitability as a Key Person. With respect to an applicant for or the holder of an owner's license, Key Person shall include:

•

any Business Entity and any individual with an ownership interest or voting rights of more than 5% in the licensee or applicant, and the trustee of any trust holding such ownership interest or voting rights;

•	the directors of the licensee or applicant and its chief executive officer, president and chief operating officer, or their functional equivalents; and
•

all other individuals or Business Entities that, upon review of the applicant's or licensee's Table of Organization, Ownership and Control (as discussed below), the Illinois Board determines hold a position or a level of ownership, control or influence that is material to the regulatory concerns and obligations of the Illinois Board for the specified licensee or applicant.

In order to assist the Illinois Board in its determination of Key Persons, applicants for or holders of an owner's license shall provide to the Illinois Board a Table of Organization, Ownership and Control, which we refer to as the Table. The Table will identify in sufficient detail the hierarchy of individuals and Business Entities that, through direct or indirect means, manage, own or control the interest and assets of the applicant or license holder. If a Business Entity identified in the Table is a publicly-traded company, the following information must be provided in the Table:

•

the name and percentage of ownership interest of each individual or Business Entity with ownership of more than 5% of the voting shares of the entity, to the extent such information is known or contained in Schedules 13D or 13G filed with the Securities and Exchange Commission;

•

to the extent known, the names and percentage of interest of ownership of persons who are relatives of one another and who together (as individuals or through trusts) exercise control over or own more than 10% of the voting shares of the entity; and

•

any trust holding more than 5% of the ownership or voting interest in the entity, to the extent such information is known or contained in Schedules 13D or 13G filed with the Securities and Exchange Commission. The Table may be disclosed under the Freedom of Information Act.

Each owner licensee must provide a means for the economic disassociation of a Key Person in the event such economic disassociation is required by an order of the Illinois Board. Based upon findings from an investigation into the character, reputation, experience, associations, business probity and financial integrity of a Key Person, the Illinois Board may enter an order upon the licensee or require the economic disassociation of such Key Person.

Furthermore, each applicant or owner licensee must disclose the identity of every person, association, trust or corporation having a greater than 1% direct or indirect pecuniary interest in an owner licensee or in the riverboat gaming operation with respect to which the license is sought. The Illinois Board may also require an applicant or owner licensee to disclose any other principal or investor and require the investigation and approval of such individuals.

The Illinois Board (unless the investor qualifies as an Institutional Investor) requires a Personal Disclosure Form from any person or entity who or which, individually or in association with others, acquires directly or indirectly, beneficial ownership of more than 5% of any class of voting securities or non-voting securities convertible into voting securities of a publicly-traded corporation which holds an ownership interest in the holder of an owner's license. If the Illinois Board denies an application for such a transfer and if no hearing is requested, the applicant for the transfer of ownership interest must promptly divest those shares in the publicly-traded parent corporation. The holder of an owner's license would not be able to distribute profits to a publicly-traded parent corporation until such shares have been divested. If a hearing is requested, the shares need not be divested and profits may be distributed to a publicly-held parent corporation pending the issuance of a final order from the Illinois Board.

An Institutional Investor that, individually or jointly with others, cumulatively acquires, directly or indirectly, 5% or more of any class of voting securities of a publicly-traded licensee or a licensee's publicly-traded parent corporation shall, within no less than ten days after acquiring such securities, notify the administrator of the Illinois Board, who we refer to as the Administrator, of such ownership and shall provide any additional information as may be required. If an Institutional Investor (as specified above) acquires 10% or more of any class of voting securities of a publicly-traded licensee or a licensee's publicly-traded parent corporation, then it shall file an Institutional Investor Disclosure Form within 45 days after acquiring such level of ownership interest. The owner licensee shall notify the Administrator as soon as possible after it becomes aware that it or its parent is involved in an ownership acquisition by an Institutional Investor. The Institutional Investor also has an obligation to notify the Administrator of its ownership interest.

In addition to Institutional Investor Disclosure Forms, certain other forms may be required to be submitted to the Illinois Board. An owner licensee must submit a Marketing Agent Form to the Illinois Board for each Marketing Agent with whom it intends to do business. A Marketing Agent is a person or entity, other than a junketeer or an employee of a riverboat gaming operation, who is compensated by the riverboat gaming operation in excess of $100 per patron per trip for identifying and recruiting patrons. Key Persons of owner licensees must submit Trust Identification Forms for trusts, excluding land trusts, for which they are a grantor, trustee or beneficiary each time such a trust relationship is established, amended or terminated.

Applicants for and holders of an owner's license are required to obtain formal approval from the Illinois Board for changes in the following areas:

•	Key Persons;
•	type of entity;
•	equity and debt capitalization of the entity;
•	investors or debt holders;
•	source of funds;
•	applicant's economic development plan;
•	riverboat capacity or significant design change;
•	gaming positions;
•	anticipated economic impact; or
•	agreements, oral or written, relating to the acquisition or disposition of property (real or personal) of a value greater than $1 million.

A holder of an owner's license is allowed to make distributions to its stockholders only to the extent that such distribution would not impair the financial viability of the gaming operation. Factors to be considered by the licensee include, but are not limited to, the following:

•	cash flow, casino cash and working capital requirements;
•	debt service requirements, obligations and covenants associated with financial instruments;
•	requirements for repairs and maintenance and capital improvements;
•	employment or economic development requirements of the Amended Illinois Act; and
•	a licensee's financial projections.

The Illinois Board may waive any licensing requirement or procedure provided by rule if it determines that such waiver is in the best interests of the public and the gaming industry. Also, the Illinois Board may, from time to time, amend or change its rules. In general, uncertainty exists regarding the Illinois gaming regulatory environment due to limited experience in interpreting the Illinois Act.

Additionally, on July 13, 2009, Governor Pat Quinn signed the Video Gaming Act (230 ILCS 40/ Art 5) making video gaming terminals legal in Illinois. The Act allows for video gaming terminals to be placed in certain liquor establishments, truck stops and fraternal/ veterans clubs throughout the state. Under the Video Gaming Act, municipalities are authorized to pass an ordinance prohibiting video gaming within the corporate limits of the municipality and county boards may pass ordinances prohibiting video gaming within the unincorporated areas of the county. On January 26, 2011, the Illinois Court of Appeals found the Video Gaming Act to be unconstitutional due to a violation of the single subject rule. The State appealed the decision to the Illinois Supreme Court on February 1, 2011. The State also filed motions, which were approved by the Illinois Supreme Court, permitting the Illinois Board to continue its review of applications filed pursuant to the Video Gaming Act. On July 11, 2011 the Illinois Supreme Court overturned the ruling of the Illinois Court of Appeals, holding that the Video Gaming Act and associated legislation did not violate the single subject rule and was otherwise constitutional. Video gaming terminals may not be placed within 1,000 feet of the home dock of a riverboat licensed under the Riverboat Gambling Act. Through December, 2022, there were approximately 45,008 video gaming terminals in Illinois. On June 1, 2018, Boyd Gaming acquired Lattner Entertainment Group Illinois, LLC, a video gaming terminal operator licensed pursuant to the Video Gaming Act.

From time to time, various proposals have been introduced in the Illinois legislature that, if enacted, would affect the taxation, regulation, operation or other aspects of the gaming industry or Boyd Gaming. Some of this legislation, if enacted, could adversely affect the gaming industry or Boyd Gaming, and no assurances can be given as to whether such legislation or similar legislation will be enacted.

A potential piece of legislation that may have affected the gaming industry in Illinois is House Bill 4194, which we refer to as Bill 4194 that was introduced to the Illinois General Assembly on December 11, 2007. Bill 4194 was an attempt to expand gaming in Illinois by introducing one additional riverboat license, a land-based casino located in Chicago, Illinois, the ability of existing and new casinos to purchase additional gaming positions, and the ability of Illinois horse race tracks to operate slot machines and video poker upon the payment of a per-position fee. Bill 4194 also called for the formation of a new Gaming Board appointed by the Governor and a new Gaming Enforcement Division to monitor gaming operations, conduct background checks, conduct investigations and investigate violations of the Illinois Gaming Act. Although Bill 4194 was not enacted, bills providing for a gaming expansion bill have been introduced in 2010. HB0091, which we refer to as Bill 0091, was filed on January 27, 2010 and would add four additional owners' licenses, including one in Chicago. It would also allow for owners’ licensees to competitively bid for unused gaming positions and would authorize slot machines at horse racetracks. Bill 0091was not enacted. HB5110, which we refer to as Bill 5110, was filed on January 29, 2010 and provides for the issuance of a license to operate a riverboat in Danville, Illinois. HB4885, which we refer to as Bill 4885, provides for the issuance of a license to operate a riverboat in a municipality with a population of less than 50,000 and which is more than 50 miles from a licensed riverboat. Bill 5110 and Bill 4885 were pending in the House Rules Committee, but the legislative session ended before the Bills could be put to a vote resulting in their expiration. SB3371, which we refer to as Bill 3371, would have also authorized slot machine gambling at horse racetracks, but the legislative session ended causing Bill 3371 to expire.

Continuing efforts to revise the manner in which the Illinois Board is appointed and operates would affect the gaming industry. SB3384, which we refer to as Bill 3384, was introduced on February 10, 2010. Bill 3384 would end the term of the current members of the Illinois Board and require the Governor to replace them with persons nominated by a specified Nominating Panel. Bill 3384 would prohibit the Illinois Board from taking action with regard to a license until the new members are appointed. Bill 3384 would also require Illinois Board approval for contracts entered into by an owner's licensee in an aggregate amount of $10,000 or more or for a term exceeding 365 days. The legislative session ended while Bill 3384 was pending in the Senate Assignments Committee resulting in its expiration.

Another potential piece of legislation that, if passed, will directly affect the gaming industry is Illinois House Bill 0261, which we refer to as Bill 0261 that was introduced to the Illinois General Assembly on January 23, 2009. Bill 0261 would remove the provisions setting the admission tax rate at $3 per person admitted into a casino for licensees that have been conducting gambling operations since 2004. It would also provide that if a licensed owner of a riverboat in operation on January 1, 2009 has capital projects of at least $45,000,000 that are approved by the Illinois Gaming Board after January 1, 2006 or for which at least $45,000,000 in capital expenditures have been made after January 1, 2006, then no admissions tax will be imposed on admissions to that riverboat; however, if a riverboat does not have admissions tax imposed on it, an additional privilege tax of 1% of adjusted gross receipts will be imposed on that riverboat. On May 26, 2009, the Illinois House voted against concurring with Senate amendments to this bill, which included the provisions described above. This matter was returned to the Senate Assignments Committee on August 15, 2009, but the Bill expired when the legislative session ended.

Similar bills have recently been filed in the Illinois General Assembly. HB5962, which we refer to as Bill 5962, and SB3574, which we refer to as Bill 3574, also eliminate the admissions tax for certain riverboats. Those that qualify must have been in operation on January 1, 2009, have had capital projects of at least $45,000,000 approved by the Illinois Board in calendar years 2006 through 2009 and at least $45,000,000 in expenditures in calendar years 2006 through 2009. Bill 5962 and Bill 3574 also impose the additional 1% privilege tax. SB3542, which we refer to as Bill 3542, has similar provisions which apply to riverboats with capital projects of at least $75,000,000 approved by the Illinois Board in calendar years 2006 through 2009. All three bills were introduced on February 10, 2010. Bill 5962 was pending in the House Rules Committee, when the legislative session ended resulting in its expiration. The Senate voted against Bill 3574 on March 10, 2010, and Bill 3542 also expired when the legislative session ended.

Additionally, Illinois Senate Bill 1654 , which we refer to as Bill 1654, which was introduced to the Illinois General Assembly on February 19, 2009, would permit the State to enter into a management agreement with a third party to manage or operate the Illinois Lottery. If passed, it would also permit individuals to purchase Illinois lottery tickets on-line. On August 15, 2009, Bill 1654 was referred to the Senate Assignments Committee. However, on July 13, 2009, the Governor approved Public Acts 96-034 and 96-037, which we refer to as Acts 96-034 and 96-037, which permit the State's entry into a management agreement with a private party to manage the Illinois Lottery. Acts 96-034 and 96-037 also authorize the Illinois Lottery to conduct a pilot program to permit the purchase of Illinois lottery tickets on-line. Both Acts condition online sales upon the issuance of a U.S. Department of Justice memorandum stating that online sales are permitted under the U.S. Unlawful Internet Gambling Enforcement Act of 2006. On October 16, 2008, the Department of Justice issued its opinion and concluded, in part, that it would be permissible under the federal lottery statute exemption for a State to contract with private firms to provide goods and services necessary to enable the State to conduct its lottery. On September 15, 2010, Illinois selected Northstar Lottery Group to be the private manager of the Illinois Lottery; however, on January 26, 2011, in the same ruling that found the Video Gaming Act to be unconstitutional, the Illinois Court of Appeals found the Acts 96-034 and 96-037 to be unconstitutional due to a violation of the single subject rule. The State appealed the decision to the Illinois Supreme Court on February 1, 2011. On July 11, 2011 the Illinois Supreme Court overturned the ruling of the Illinois Court of Appeals, holding that Acts 96-034, 96-037 and associated legislation did not violate the single subject rule and were otherwise constitutional. On December 9, 2014, the Illinois Lottery and Northstar Lottery entered into a termination agreement, which was subsequently disapproved by the Illinois Attorney General on January 23, 2015. A subsequent termination agreement was entered into on September 18, 2015. On July 1, 2018, Camelot Group, a UK based lottery operator, replaced Northstar Lottery as the private operator of the Illinois Lottery. It remains unclear what effect, if any, the change to the private manager of the lottery will have on the Illinois gaming industry.

Additionally, on May 31, 2011 after passage in the Illinois Senate, the Illinois House of Representatives approved Illinois Senate Bill 744, which we refer to as Bill 744, which expands gambling in Illinois. After passage, Senate President John Cullerton placed a motion to reconsider on Bill 744, preventing Bill 744 from being sent to Governor Quinn. Bill 744 permits five new land based casinos, including one located in and owned by the City of Chicago and one each in Danville, Rockford, Park City, and a to-be-determined location in the south suburbs of Chicago. Illinois will also see increased gaming positions for existing operators, an option for those same operators to convert existing riverboats to land-based casinos, a mechanism for the issuance of a provisional license of Video Gaming Terminal site locations, and slot machines at the Chicago airports and Illinois horse racing tracks. In addition, the Bill offers tax incentives to build land-based casinos and offers a dollar-for-dollar tax credit of up to $2,000,000 for renovations at existing casinos. With Illinois Board and municipality approval, the Par-A-Dice Casino would be permitted to relocate to a location that is no more than 10 miles away from its current location and is either in the same municipality or another municipality that borders on the Illinois River.

Bill 744 authorizes the City of Chicago to offer 4,000 gaming positions to be distributed among the City casino and the airport locations. All other casinos in the State (including existing riverboats) will be allowed to purchase up to 1,600 positions (up from 1,200) until January 1, 2013, and 2,000 positions thereafter. If some casinos do not purchase all of their available positions, those additional positions may be available to casinos that do purchase all their positions. Existing casinos may purchase positions for $12,500 a piece. Racetracks can operate up to 1,200 gaming positions in Cook County, and 900 gaming positions in any other county. Additional positions may be available for Racetrack licensees who purchase all their positions if any positions are left open by other licensees in the State. A $3 per person tax will be imposed for admission to electronic gaming facilities, payable by the electronic gaming licensee.

Bill 744 also amends existing tax rates as follows: Changes will be made to the privilege tax rates for all businesses conducting riverboat gambling or electronic gaming operations beginning January 1, 2012. Tax rates are based on adjusted gross receipts, or “AGR”:

Table Games -- January 1, 2012 - June 30, 2013		Table Games -- Beginning July 1, 2013
AGR	Privilege Tax Rate	AGR	Privilege Tax Rate
0 to $25M	12.0%	0 to $25M	10.0%
$25M to $50M	19.5%	$25M to $50M	17.5%
$50M to $70M	24.5%	$50M to $70M	22.5%
$70M and up	16.0%	$70M and up	16.0%

All Other Games -- January 1, 2012 - June 30, 2013		All Other Games -- Beginning July 1, 2013
AGR	Privilege Tax Rate	AGR	Privilege Tax Rate
0 to $25M	12.0%	0 to $25M	10.0%
$25M to $50M	19.5%	$25M to $50M	17.5%
$50M to $75M	24.5%	$50M to $75M	22.5%
$75M to $100M	29.5%	$75M to $100M	27.5%
$100M to $150M	34.5%	$100M to $150M	32.5%
$150M to $200M	39.0%	$150M to $200M	35.0%
$200M and up	44.0%	$200M and up	40.0%

Privilege taxes for land-based casino gambling will differ from riverboat and electronic gaming facilities.

Table Games -- January 1, 2012 - June 30, 2013		Table Games -- Beginning July 1, 2013
AGR	Privilege Tax Rate	AGR	Privilege Tax Rate
0 to $50M	12.0%	0 to $50M	10.0%
$50M to $100M	19.5%	$50M to $100M	17.5%
$100M to $140M	24.5%	$100M to $140M	22.5%
$140M and up	16.0%	$140M and up	16.0%

All Other Games -- January 1, 2012 - June 30, 2013		All Other Games -- Beginning July 1, 2013
AGR	Privilege Tax Rate	AGR	Privilege Tax Rate
0 to $50M	12.0%	0 to $50M	10.0%
$50M to $100M	19.5%	$50M to $100M	17.5%
$100M to $150M	24.5%	$100M to $150M	22.5%
$150M to $200M	29.5%	$150M to $200M	27.5%
$200M to $300M	34.5%	$200M to $300M	32.5%
$300M to $400M	39.0%	$300M to $400M	35.0%
$400M and up	44.0%	$400M and up	40.0%

Bill 744 also grants the Illinois Board oversight and enforcement responsibility for all riverboat and casino gambling, as well as electronic gaming in the State of Illinois. The Board's five members will include someone with experience as a senior officer at a company and have no more than three members from the same political party. Bill 744 requires that all internal controls submitted by licensees must be approved or denied by the IGB within 60 days of receipt. If the Illinois Board takes no action the internal control is deemed approved.

Bill 744 was held by the Senate President's motion and later released to Governor Quinn, who later vetoed Bill 744. As Governor Quinn vetoed Bill 744 following the final adjournment of the 97th General Assembly, the veto could not be overridden by the legislature. Bill 744 expired with the adjournment of the legislative session.

On May 31, 2012, following passage by the Illinois House of Representatives, the Illinois Senate passed Senate Bill 1849, which we refer to as Bill 1849, which expands gambling in Illinois. Bill 1849 permits five new casinos, including one located in and owned by the City of Chicago and one each in Rockford, Danville, Park City, and a to-be-determined location in the south suburbs of Chicago. Bill 1894 also permits increasing gaming positions for existing operators, an option for operators to convert riverboats to land-based casinos, and slot machines at Illinois horse racing tracks. In addition, the bill offers a tax credit of $2,000,000 for capital improvements at existing casinos. With Illinois Board and municipality approval, the Par-A-Dice Casino would be permitted to relocate to a location that is no more than 10 miles away from its original location, in a municipality that (1) borders on the Illinois River or is within 5 miles of the city limits of a municipality that borders on the Illinois River and (2) on January 1, 2010 had a riverboat conducting riverboat gambling operations.

Bill 1849 authorizes the City of Chicago to offer 4,000 gaming positions. All other casinos in the State (including existing riverboats) will be allowed to purchase up to 1,600 positions for 90 days following the effective date of Bill 1849, at a price of $12,500 per position outside of Cook County and $25,000 per position in Cook County. If some casinos do not purchase all of their available positions, those additional positions will be reserved by the Illinois Board. Thereafter, the Board will publish the number of gaming positions reserved by each owner’s licensee, will accept requests for additional gaming positions from any owners’ licensee which initially reserved 1,600 positions, and will allocate the unreserved gaming positions in a manner to maximize revenue to the State. Illinois racetracks within Cook County may purchase up to 1,200 gaming positions. Illinois racetracks outside of Cook County that conducted racing in 2010 may purchase up to 900 gaming positions. Illinois racetracks outside of Cook County that did not conduct racing in 2010 may purchase up to 350 positions.

Bill 1849 also amends existing tax rates as follows: Changes will be made to the privilege tax rates for businesses conducting riverboat gambling operations or electronic gambling operations beginning on the date when at least 500 additional gaming positions authorized by Bill 1849 are active. Tax rates are based on adjusted gross receipts, or “AGR”:

Non-Table Games		Table Games
AGR	Privilege Tax Rate	AGR	Privilege Tax Rate
0 to $25M	10%	0 to $25M	10%
$25M to $50M	17.5%	$25M to $50M	17.5%
$50M to $75M	22.5%	$50M to $70M	22.5%
$75M to $100M	27.5%	$70M and up	16%
$100M to $150M	32.5%
$150M to $200M	35%
$200M to $300M	40%
$300M to $350M	30%
$350M and up	20%

Beginning on January 1, 2012, the calculation of AGR will not include non-cashable vouchers, coupons, and electronic gaming promotions redeemed by wagerers up to 30% of AGR.

Bill 1849 was transmitted to the Governor on June 29, 2012. The Governor vetoed Bill 1849 on August 28, 2012. The General Assembly did not override the veto prior to the constitutional deadline of November 29, 2012.

On February 15, 2013, Senate Bill 1739 was introduced, and two amendments were filed on March 6, 2013 and March 7, 2013, which we refer to collectively as Bill 1739. Bill 1739 expands gambling in Illinois. Bill 1739 permits five new casinos, one each in Danville, Rockford, a Lake County location, a location in the south suburbs of Chicago, and one located in and owned by the City of Chicago (which may place slot machines at Chicago’s two airports). The bill also permits slot machines at Illinois horseracing tracks. The facility within the City of Chicago may offer 4,000 gaming positions, including positions at the Chicago airports. All other casino facilities may have 1,200 positions. Illinois racetracks located in Cook County may offer 1,200 positions. Illinois racetracks outside of Cook County that conducted live racing in 2010 may offer 900 positions. Illinois racetracks outside of Cook County that did not conduct live racing in 2010 may offer 350 positions, which increases to 900 positions in the year following the year in which it conducts 96 live races. Positions in Cook County may be purchased for $30,000 per position. Positions outside of Cook County may be purchased for $17,500.

In addition, Bill 1739 permits owners’ licensees to conduct land-based gaming with Illinois Board approval. The bill also offers a tax incentive of up to a $2,000,000 dollar-for-dollar credit for any renovation or construction costs. With Illinois Board approval, the Par-A-Dice casino would be permitted to relocate to a new location that is no more than 10 miles away from its original location, in a municipality that (1) borders on the Illinois River or is within 5 miles of the city limits of a municipality that borders on the Illinois River and (2) on January 1, 2010 had a riverboat conducting gambling operations.

Bill 1739 amends existing tax rates as follows: an admissions tax of $3 per person will be imposed on admissions to electronic gaming facilities at Illinois racetracks. Privilege taxes imposed on AGR will be amended beginning in the year following the year that the facility within the City of Chicago begins gaming operations, but not before July 1, 2015 as follows:

Non-Table Games		Table Games
AGR	Privilege Tax Rate	AGR	Privilege Tax Rate
0 to $25M	10%	0 to $25M	10%
$25M to $50M	17.5%	$25M to $50M	17.5%
$50M to $75M	22.5%	$50M to $70M	22.5%
$75M to $100M	27.5%	$70M and up	16%
$100M to $150M	32.5%
$150M to $200M	35%
$200M to $300M	40%
$300M to $350M	30%
$350M to $800M	20%
$800M and up	50%

Beginning on January 1, 2014, the calculation of AGR will not include the dollar amount of non-cashable vouchers, coupons, and electronic promotions redeemed by wagerers up to 30% of AGR.

Bill 1739 also establishes the Division of Internet Gambling within the Department of Lottery for the purpose of administrating, regulating and enforcing a system of internet gambling in the state. Internet gaming licenses will be available to: (i) entities that hold owners’ licenses for wagering at Illinois riverboats and casinos, (ii) entities that hold electronic gaming licenses for wagering at Illinois racetracks, and (iii) entities that hold Advance Deposit Wagering licenses. An Internet gaming licensee will be assessed a licensed fee of $20,000,000, to be used to offset initial taxes. Taxes are imposed at a rate of 20% of non-fee-based game gross gaming revenue (“GGR”) and 15% of all fee-based game GGR following an initial 5-year license term, where taxes will be imposed at a rate of 10% of non-fee-based game GGR up to $200,000,000 and 7.5% of fee-based game GGR up to $200,000,000.

Bill 1739 terminates the terms of all members of the Illinois Board on the effective date of the bill. The Governor will nominate five new Illinois Board members, subject to confirmation of the Illinois Senate, who meet the following criteria: (i) one member who has at least 10 years of law enforcement experience, (ii) one member who is a certified public accountant, (iii) one member who has 5 years experience as a principal, senior officer, or director of a business, and (iv) one member who is licensed to practice law in Illinois. No more than 3 members of the Illinois Board may be from the same political party.

Finally, Bill 1739 would provide for the following items. It would prohibit gaming industry interests from making certain political contributions. It would require licensees to establish and maintain diversity programs. It would require all gaming operations that begin following January 1, 2013 or relocate following the effective date of Bill 1739 to consist of buildings certified as meeting the U.S. Green Building Council’s Leadership in Energy and Environmental Design standards. It would require licensees to include in public disclosures the name and addresses of all stockholders and directors (if the entity is a corporation), the names and addresses of all members (if the entity is a limited liability company), the names of addresses of all partners (if the entity is a partnership), and the names of all beneficiaries (if the entity is a trust). And it requires the Illinois Board to approve or deny internal controls within 60 days of submission or provide licensees assistance with remedying deficiencies in internal controls. There were no additional amendments filed on Bill 1739 after March 7, 2013, and Bill 1793 expired when the legislative session ended.

In 2015, a number of bills amending the Illinois Act were introduced in the Illinois General Assembly. Illinois Senate Bill 2139 amends the Illinois Act to provide an owners licensee that conducted gambling operations prior to January 1, 2015 a dollar-for-dollar credit against the taxes imposed by the Illinois Act for any money paid to a local government or charitable organization. Illinois Senate Bill 2139 remains in the Senate Assignments committee. Two bills, Illinois House Bill 3170 and Illinois House Bill 3607, amend the Illinois Act to permit land-based gaming operations. Both bills remain in the House Rules Committee. Two other bills, Illinois House Bill 2939 and Illinois House Bill 3564, would expand gambling in Illinois by providing for additional land-based or riverboat casinos, including within the City of Chicago. Both of these bills are presently in the House Rules Committee. These bills did not pass prior to the adjournment of the General Assembly and expired when the legislative session ended.

On January 11, 2017, the 100th session of the General Assembly convened. State Senator Terry Link introduced Illinois Senate Bill 7, which we will refer to as Bill 7, which would expand gaming in Illinois. Bill 7 would authorize the operation of additional riverboat casinos in the City of Chicago, Danville, one of three municipalities in Lake County, Rockford, one of six townships in Cook County, and in unincorporated Williamson County. The facility in the City of Chicago is authorized for 4,000 gaming positions; the other facilities, with the exception of the one in Williamson County, are authorized for 1,600 positions. The facility in unincorporated Williamson County is authorized for 1,200 positions.

Bill 7 also allows the Illinois Board to award one electronic gaming license to each operator of an Illinois racetrack. Upon payment of certain fees, a racetrack in Cook County that conducted racing in 2016 may receive up to 1,200 positions. A racetrack outside of Cook County that conducted racing in 2016 may receive up to 900 positions. A racetrack outside of Cook County that did not conduct live racing in 2010 may receive up to 350 positions which shall increase to 900 positions in the calendar year following the year in which in conducts 96 live races. An admissions tax of $3 will be imposed on admissions to electronic gaming facilities at Illinois racetracks in addition to a tax on AGR.

Beginning July 1, 2020 following the opening of a casino facility in Chicago, the privilege tax imposed on AGR in riverboats will be amended as follows:

Non-Table Games		Table Games
AGR	Privilege Tax Rate	AGR	Privilege Tax Rate
0 to $25M	15%	0 to $25M	15%
$25M to $50M	22.5%	$25M and up	20%
$50M to $75M	27.5%
$75M to $100M	32.5%
$100M to $150M	37.5%
$150M to $200M	45%
$200M and up	50%

Beginning on January 1, 2018, the calculation of AGR will not include non-cashable vouchers, coupons, and electronic promotions redeemed by wagerers up to 30% of AGR.

Bill 7 also makes various other changes related to the regulation and taxation of gaming in Illinois. For instance, with approval of the Board, a riverboat in Tazewell County may relocate to a new location that is no more than 10 miles away from its original location, in a municipality that borders on the Illinois River or is within 5 miles of the city limits of a municipality that borders on the Illinois River. The bill also offers a dollar-for-dollar tax credit of up to $2,000,000 for renovations or construction costs at riverboats in operation prior to January 1, 2011. Ultimately, Bill 7 did not pass prior to the adjournment of the General Assembly and expired when the legislation session ended.

The 2018 General Assembly session began on January 30, 2018. Five gaming related bills have been filed thus far. Senate Bill 2325 would authorize a new casino in Williamson County. Senate Bill 2326 would require the Illinois Gaming Board to establish a policy to prevent underage gambling and alcohol consumption at video gaming locations. Senate Bill 2327 would require the Illinois Gaming Board to server written notice upon video gaming locations of any violations of the Video Gaming Act or the Illinois Gaming Board rules within fifteen (15) days of violation. Finally, Senate Bill 2478 the Sports Betting Consumer Protection Act would authorize a State agency or entity charged by law with enforcing the Act, unless prohibited under federal law and as otherwise provided by State law, to adopt rules which prohibit or authorize sports betting. A companion bill has been filed in the house. None of the bills were voted out of committee.

On August 22, 2018, the Illinois House convened a joint hearing of the House Executive Gaming Subcommittee and the House Revenue Sales and Other Taxes Subcommittee to consider House Amendment #3 to Senate Bill 7. House Amendment #3 would establish 6 new Riverboat licenses, allow for relocation of the Par-A-Dice riverboat, bifurcate tax rates for table games and slots, allow full gaming at racetracks, allow establishments with Video Gaming Terminals to add a sixth Video Gaming Terminal, and raise tax rates for the terminals. On October 17, 2018, a subsequent hearing was held to discuss sports wagering, fantasy sports, and internet gaming. None of the bills discussed at the hearings in August or October passed either house prior to the end of the 2018 legislative session. On January 14, 2019, Governor Pritzker was sworn into office. On February 20, 2019, the Governor made his first budget address where he encouraged the legislature to take up regulated sports wagering initiatives immediately. The Governor asked for Illinois to become the first state in the Midwest to move on this initiative, promising that the State can realize more than $200 million from sports betting fees and taxes in FY 2020. The 2019 legislature has yet to take action consistent with the Governor’s February 20, 2019 address. Other legislative measures that may impact Boyd Gaming could be offered prior to the adjournment of the General Assembly.

On June 28, 2019, Governor Pritzker signed into law Senate Bill 0690. The bill permits sports wagering, including online/mobile, a Chicago casino, five additional casinos, slots and table games at racetracks, possible slots at the Chicago airports, an additional video gaming terminal at each establishment and in some instances five additional video gaming terminals, and the opportunity for existing casinos to move to land-based operations or purchase additional gaming positions. Along with the expansion, significant taxes and licensing fees are levied.

With the appropriate master sports wagering license, the 3 existing horse tracks, the 10 existing casinos, up to three OTBs per track, and up to seven sports facilities (requires 17,000-plus seating capacity) or its designee within five blocks of the sports facility, can offer onsite sports wagering. Each of those groups (tracks, casinos, and sports facilities) may offer online or mobile wagering if the offering is under its brand or owned by the casino or track operator. Initially, online and mobile wagering is permissible but will require in-person registration/account establishment until such time as an online sports wagering operator is licensed (maximum of three) pursuant to a competitive bid process, which cannot result in a license until 630 days after the passage of the Act. The Act also establishes a lottery pilot program, which permits sports lottery terminals to be placed at 2,500 lottery retail locations in each of the first 2 years (5,000 total) following the effective date of the Act. The lottery pilot program can only offer parlay wagers and sunsets on Jan. 1, 2024.

The master sports wagering licensees are taxed at 15% of adjusted gross sports wagering receipts, with the tax payable monthly in arrears, with an additional 2% tax on revenue generated (online/mobile or otherwise) in the city of Chicago. There are also various provisions relating to sharing data with the leagues, official data requirements for in-game betting, and minority, women, disabled, and veteran engagement targets for all licensees under the Act. (See the detailed sports wagering summary below).

New Casinos: The amendments permit the Illinois Gaming Board (the Board) to issue a license to 1) the City of Chicago, 2) the City of Danville, 3) the City of Waukegan, 4) the City of Rockford, 5) certain townships of Cook County, and 6) unincorporated Williamson County adjacent to the Big Muddy River. Except for the Chicago casino, applications for the other casinos must be submitted within 120 days of the amendments becoming effective. The Board will only consider an applicant if the county board or authority of the host municipality certifies that the applicant met certain criteria including negotiating with the host community in good faith and agreement as to the location. The Board is required to engage with a consultant to conduct a feasibility study for the Chicago casino within 10 days of the effectiveness of the amended Act. Each applicant shall pay a $15 million reconciliation fee upon issuance of the license and three years later a reconciliation fee equal to 75% of the adjusted gross receipts (AGR) for the most lucrative 12-month period minus any initial per-position payment paid by the specific licensee. The reconciliation fee may be made in two annual installments. In addition to the license fee, the per-position payments are set at $17,500 for the non-Chicago casino (max $35 million) and $30,000 for Chicago (max $120 million). The Chicago casino will have up to 4,000 positions, which it can split by offering slots at the Chicago airports. The other new casinos will be limited to 2,000 positions, except for the one in Williamson County, which can only have 1,200.

A temporary facility in Rockford opened in November 2021 while the permanent casino is under construction. Development is underway for the newly licensed casinos in Chicago, Danville, Waukegan, Williamson County, and Cook County.

Existing Casinos: Existing casinos may conduct land-based gambling with approval of the Board and payment of a $250,000 fee. The existing operators may also add positions but will be required to pay both the per-position fee and the reconciliation fee as set forth for the non-Chicago casinos in the paragraph above. Unless granted an extension by the Board, the existing casinos are also required to make their position expansion election, from 1,200 to up to 2,000 within 30 days of the effective date of the Act. Note that for the existing casinos, the reconciliation fee is a percentage of the additional positions divided by the total number of positions at the casino.

Racetrack gaming operations: The Illinois Gaming Act is amended to grant authority to the Board over racetrack operations. The Board is granted 120 days from the date of the application to grant the organization gaming license to the applicant.

Taxes – Admission and Privilege: The admission tax is left at $3, but the allocation of the tax is spelled out by location. The admission tax is also applied to the racetracks offering gambling games pursuant to the organization licenses. The tax rate remains unchanged for owner licensees for revenue from anything other than table games, with the top privilege tax set at 50% for income over $200 million. For the first time, table games are taxed differently than slot machines. Table game AGR of up to and including $25 million is taxed at 15%, and any AGR over $25 million is taxed at 20%. Also, the Casino Queen is given an additional downward adjustment to its AGR. Although the language is not clear, the Chicago casino appears to be exempted from the privilege tax schedule, but simply has a tax of one-third of AGR. The existing casinos receive a dollar-for-dollar credit not to exceed $2 million for renovations or construction costs through 2023. If the existing casinos have a lower AGR in 2019 (or subsequent years) than they did in 2018, the privilege tax liability is reduced until AGR equals the amount of AGR in 2018 (3% cap unless the cap is expanded due to non-gaming improvement spend). The reduction in liability is not refunded but applied as a credit against the subsequent year’s taxes. The adjustment period under this provision can be extended by spending $15 million in non-gaming amenities (subject to a cap of $75 million in successive years). All the construction work must be union contracts to be eligible for the tax credits. Beginning in 2020, free play up to 20% of AGR is excluded from gross receipts. In March 2023, the Board is required to report to the General Assembly on the impact of the free play provision for the years 2020-2022. The Act details how the taxes received from the new casinos will be split among the various municipalities – significantly, the tax revenue from the Chicago casino (subject to appropriation) will be applied to the city’s obligation to fund pension payments.

Miscellaneous Provisions, including Test Labs and Diversity Requirements: Amendments also require the Board to use multiple accredited testing labs regardless of contractual obligations or discretion, mandate the approval of internal control changes if the Board has not acted on the proposed changes within 90 days, strengthen the ethics controls on Board members, and revise the criteria to be appointed to the Board. The bill clarifies the disclosure of ownership in the public 5.1 disclosures. New section 5.3, “Ethical Conduct,” was added to prevent gifts or influence with the host communities of the new casinos, requiring all communication between the host communities and prospective licensees to be disclosed to the Board. Violation of this new section 5.3 is a Class 4 felony. New Section 230 ILCS 10/6(a-5) sets forth additional and new criteria for applicants for an Owners License. These new criteria include history and success of developing tourism facilities ancillary to gaming, the creation of living wage jobs for Illinois residents, the projected number of jobs to be created, commitment to community-based organizations, identification of adverse effects and the ancillary costs of those effects, and engagement with minorities and women-owned business. The most significant criteria for new applicants is a requirement to demonstrate best efforts to reach a goal of 25% minority ownership and 5% women ownership.

The bill also mandates a diversity program for all licensees that includes annual reporting and makes achievement in diversity inclusion criteria for the renewal of a license. The focus of the diversity language not only includes vendor spend but also employee engagement and advancement. Copies of the licensee’s annual report on its diversity efforts will be provided to the state legislature. 24-hour gaming is expressly authorized for owners licensees (but not organizational licensees). And a provision appears in both the Illinois Gambling Act and Video Gaming Act that makes it clear that conflicts in the two Acts are resolved in favor of the Illinois Gambling Act.

Licensed establishments may offer up to 6 Video Gaming Terminals, except that a new establishment license category is established for large truck stop establishments, which may operate up to 10 video gaming terminals. These large truck stop establishments must be within three miles of the freeway and have volume exceeding 50,000 gallons per month. Terminal Handlers are able to access the logic door and other internal mechanisms of the Video Gaming Terminal without the physical presence of a Board agent. Maximum wagers are increased from $2 to $4, and the maximum jackpot (excluding the progressive $10,000 bonus) is increased from $500 to $1,199 (to avoid W2G issuance). The Board is required to issue emergency rules for the progressive bonus within 90 days of the effective date of the Act. Beginning July 1, 2019, an additional tax of 3% is implemented on net terminal income. On July 1, 2020, the tax increases to 4%. New language placing restrictions on “video gaming malls” is introduced, leaving the Board to make determinations about the application of the restriction.

Through a new Section 230 ILCS 5/56, the Horse Racing Act is amended to allow racetracks to apply to the Board for an organization gaming license. Per the amendments to the Riverboat Gambling Act, which becomes the “Illinois Gambling Act,” the number of gaming positions at a racetrack are limited to 1,200 for the track located in Cook County and 900 positions for any tracks outside of Cook County. The positions may include table games. There is a provision that permits the Board to retain unused positions and reallocate those positions to the tracks that want them (in excess of the maximums). (See 230 ILCS 10/7.7). The tracks are required to pay the per-position fee that the casinos are required to pay ($17,500), but the Madison County track is only required to pay for 540 positions, regardless of an election exceeding 540. The reconciliation payment described above also applies. The amendment also prohibits additional regulation of the organization gaming licensees by the local municipality. (See 230 ILCS 10/7.8)

A number of requirements surround the issuance of the organization gaming license including specifics around capital contributions, proceeds contributed to purses, and contributions to the Horsemen Associations. Following the authorization of gambling games at the tracks, the amendments institute a $0.40 admission tax per patron (which is inconsistent with language amending the Riverboat Gambling Act) and adjustment to a number of bonds, fees and payments, including the maximum discipline the Racing Board is authorized to issue and discontinuing the subsidy based on the 1994 purses once gambling games are authorized. The amendment also establishes the pari-mutuel tax rate as a percentage of handle, topping out at 3.5% for handle that is 175% or more above the 2011 average daily pari-mutuel handle. Language has also been added to safeguard against the appropriation of the various Illinois Breeders Trust Funds, giving incentive to races involving Illinois horses, and requiring an annual contribution of $1 million by all tracks to backstretch workers once gambling games are operational. The amendments also permit a new standard bread track in Cook County that may have up to 16 inter-track wagering locations. The new track will have all rights that the existing tracks have including sports wagering and up to 1,200 gaming positions. Finally, the definition of pari-mutuel wagering (Section 3.12) was amended to expressly exclude historical race wagering.

Illinois Transfer Tax and Withholding Requirements: The newly added 35 ILCS 5/201(14)(b-5) imposes a surcharge on the sale or exchange of assets, properties and intangibles of an organizational licensee equal to the amount of federal income tax liability for the sale or exchange. The surcharge is in effect from 2019-2027 and will not apply in certain instances including bankruptcy, loss of license, death of current owners, or a transfer by any licensee that is not an “initial licensee.” The Illinois Department of Revenue is authorized to adopt rules to administer this section. “Initial licensee” is not defined in the Act. In addition, a separate provision, 25 ILCS 5/710(a)(3), is amended to require tracks, casinos, or any gaming facility to withhold state income tax.

Gaming Board Closed Session Fix: The Open Meetings Act was amended to expressly permit the Board to discuss personal, commercial, financial, or other information that is considered confidential in closed session. The absence of this provision previously had resulted in a number of lawsuits relating to violations of the Open Meetings Act.

Board Member Political Party: No more than three members of the Board may be from the same political party.

The following summaries in more detail some key points of the Sports Wagering Act (Article 25):

●	Board Authority

●	Except for the lottery pilot program, which will be regulated by the Illinois State Lottery, the Illinois Gaming Board will regulate all manner of sports wagering.

●

The Board is granted the customary rule making authority and broad discretion to implement the Act. The Board’s authority includes the awarding of all licenses (other than the central communication system for the lottery program), but also whether licensees are permitted to share data with the leagues, what wagers may be restricted at the request of various stakeholders, and, in certain circumstances, whether official data is required for in-game betting.

●	Wagering Restrictions

●	The bettor must be at least 21 and physically located in the state.

●	Wagers cannot be placed on any minor league sports events or any Illinois collegiate teams – and, as much reported, wagers cannot be placed on any kindergarten through 12th-grade sporting events.

●

In addition to the established limitations or those set by the Board, the casinos, racetracks, sports facilities, online operators, professional sports team, league, association, sports-governing body, or institution of higher education may request that the Board prohibit certain wagers if the requesting party believes that wagering is “contrary to public policy, unfair to consumers or affects the integrity” of either the sport or the sports betting industry. (25-15(g))

●	For the sports facility to offer sports wagering, each professional sports team that plays at that venue must give written authorization to the venue.

●	Licenses

●

Sports wagering, subject to licensure, can be offered at 1) the three horseracing tracks (organizational licensees) 2) up to nine OTBs (3 per track), 3) the 10 existing casinos, 4) up to seven sports facilities, and eventually by three online operators.

●

The Sports Wagering Act authorizes the Board to issue licenses in six different categories: (1) master sports wagering, (2) occupational, (3) supplier, (4) management services provider, (5) tier 2 official league data provider, and (6) central system provider.

o

Master Sports Wagering - This license is awarded to the operators of the casinos, the horse tracks, the sports facilities, and, eventually, the three (maximum) online operators awarded the license pursuant to the competitive bid process.

o	Occupational – Self-explanatory. These are the individuals who work for the other licensees issued pursuant to this Act.

o

Supplier – These are the technology providers or other suppliers to the Master Sports Wagering licensee. Treated like a traditional supplier – all hardware and software are required to go through independent testing labs.

o

Management Services Provider – These are any suppliers taking a share of the revenue, any third party the Master Sports Wagering licensee engages with to run the sports wagering operation, or anyone else deemed a Management Service Provider by the Board.

o	Tier 2 Official League Data Provider – Self-Explanatory. As noted elsewhere, this licensee is only for providing data for in-game betting.

o

Central System Provider – This licensee runs the central system under the lottery pilot program, is selected following a competitive bid, and is regulated by the Illinois State Lottery and not the Illinois Gaming Board.

●

The Board determines the scope of licensing, but the Act requires fingerprints and release of information from all officers and directors of a corporation, all members of an LLC, and all partners of a partnership.

o

The Board is authorized to accept licensing by another jurisdiction as evidence that the supplier applicant or management service provider meets the necessary requirements (25-50(c) and 25-55(c)). This same provision is not in the licensing section for any of the other four licensing groups (master sports wagering, occupational, tier 2 official League Data, or Central System Provider).

●	Taxes

o

All master sports wagering licensees are taxed at 15% of adjusted gross sports wagering receipts, with the tax payable monthly in arears (25-90(a)), with an additional 2% tax on revenue generated within the city of Chicago. (25-90(a-5)). There is a distinction in 25-90(a-5) between terrestrial and online/mobile wagering.

●	Fees and Renewals

o	Initial Master Sports Wagering License (four years):

■

Existing Horseracing Tracks - 5% of handle from the preceding calendar year or the lowest master sports wagering licensee fee paid by casino operators, whichever is greater. The fee cannot exceed $10 million. The tracks are required to pay the fee on July 1, 2020.

■	Future Horseracing Tracks - $5 million, but that amount will be adjusted (up) based on the handle from the first 12 months of operations.

■	Casinos – 5% of AGR for the preceding calendar year, not to exceed $10 million. The casinos are required to pay the fee on July 1, 2020.

■	Sports facilities - $10 million

■	Online Sports Wagering Operator - $20 million

o	Fees for Renewal Master Sports Wagering License (four years) - $1 million

■	Supplier: $150,000 for the initial license (four years) and then $150,000 annually for each renewal (one year).

■	Management Services Provider: $1 million for the initial license (four years) and then $500,000 for each renewal (four years).

■

Tier 2 Official Data Provider: The licensing fee for the initial license (three years) is payable to the Board at the end of the first year of licensure based on the amount of data sold to master sports wagering licensees as official league data as follows: (1) for data sales up to and including $500,000, the fee is $30,000; (2) for data sales in excess of $500,000 and up to and including $750,000, the fee is $60,000; (3) for data sales in excess of $750,000 and up to and including $1,000,000, the fee is $125,000; (4) for data sales in excess of $1,000,000 and up to and including $1,500,000, the fee is $250,000; (5) for data sales in excess of $1,500,000 and up to and including $2,000,000, the fee is $375,000; and (6) for data sales in excess of $2,000,000, the fee is $500,000. The renewal license (three years) uses the same metrics but is based on the previous year’s fee.

■

Central System Licensee: $20 million upon being awarded the contract with the Lottery following the competitive bid process. The length of time for the award of this contract is not dictated in the Act.

●	Data and Integrity Issues

o

The Board may require the licensees to share sports wagering account data in real time with the Board and, if a sports governing body has notified the Board that such data is “necessary and desirable,” the licensees may share that information with the sports governing body, so long as that body only uses that information for “integrity purposes” (25-15(f)

o

The Board and the licensees “may” but are not required to cooperate with investigations conducted by sports governing bodies (25-15(h)). The licensees are required to disclose to the Board any abnormal wagering, breach of protocol, violations of the Act, etc.

o	Licensees may use any data to determine the outcome of “tier one” wagers (not in-game wagers) (25-25(f)).

o

If a sports governing body headquartered in the United States notifies the Board of its desire to supply official data for in-game betting, the licensees must use such data. If the sports governing bodies do not make this notification, the licensees may use any data. The licensee, with the approval of the Board, is relieved of the obligation to use official data if the official data limitations frustrate the desired in-game bet (25-25(g)).

o	The Act establishes a hotline for anonymous reporting of prohibited conduct and obligates the Board to investigate reasonable allegations on a confidential basis (25-75).

o

The Act prohibits a master sports wagering licensee (but not other licensees) from purchasing an athlete’s personal biometric data unless it received written permission from the athlete’s “exclusive bargaining representative” (25-80).

●	Other Provisions

o	The Act goes into great detail regarding minority, disabled, women, and veteran vendor engagement and reporting (25-85). This section also sets forth an annual job fair requirement.

o	The Act establishes a sports wagering self-exclusion option (25-100).

o	The Act requires the Board to provide a report on sports wagering on or before Jan. 15, 2021 and every year thereafter.

The Administrative Procedure Act is amended to permit for emergency rules to be issued by the Board and the Lottery to implement the Sports Wagering Act. Similarly, the criminal code and other relevant state acts are amended to account for permissible sports wagering.

Indiana

The Indiana Riverboat Gaming Act, or the Indiana Act, was passed in 1993 and authorized the issuance of up to eleven Riverboat Owner’s Licenses to be operated from counties that are contiguous to the Ohio River, Lake Michigan and Patoka Lake. Five riverboats operate from counties contiguous to the Ohio River and five operate from counties contiguous to Lake Michigan. Subsequent legislation has amended or modified the Indiana Act, including:

•

Legislation adopted in May 2003 eliminated the Riverboat Owner’s License for a riverboat to be docked in a county contiguous to Patoka Lake. However, the General Assembly authorized the Indiana Gaming Commission to enter into a contract pursuant to which an Operating Agent can operate a riverboat in Orange County, which is contiguous to Patoka Lake, on behalf of the Indiana Gaming Commission. This contract was awarded to Blue Sky Casino, LLC, d/b/a French Lick Casino & Resort, which commenced operations on November 3, 2006.

•	Legislation enacted in April 2007 specified a riverboat cannot be moved from the county in which it was docked on January 1, 2007, to another county.
•

In May 2008 the horse track located in Anderson, Indiana commenced slot operations and in June 2008 the horse track located in Shelbyville, Indiana commenced slot operations pursuant to the Gambling Games at Racetracks legislation. Each horse track may install up to 2,000 slot machines (“Racino”). The Indiana Gaming Commission may authorize the installation of additional slot machines at each Racino.

•

Public Law 255-2015 specifies a process for entering into tribal-state compacts concerning Indian Gaming, a procedure not previously in Indiana law. It should be noted that in May of 2012, the Pokagon Band of Potawatomi Indians submitted to the Bureau of Indian Affairs a fee-to-trust application to take 165 acres of land in South Bend into trust. The proposed development includes a Class III casino-style gaming facility. In 2017 the Pokagon Band of Potawatomi Indians opened a Class II gaming facility in South Bend, Indiana. Legislation passed in 2017 changes the revenue sharing provisions for South Bend, Indiana. The Pokagon Band of Potawatomi Indians and State of Indiana entered into a tribal-state compact for Class III gaming at the facility in South Bend, Indiana, in May 2021 pursuant to applicable state and federal law.

•

Public Law 255-2015provides for table games at Racinos beginning in 2021 upon application and approval by the Indiana Gaming Commission and further limits the number of gambling games a Racino may offer to 2,200 after January 1, 2021.

•	Public Law 212-2016, codified at Indiana Code 4-33-24-1., legalized Fantasy Sports play in Indiana.
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Public Law 72-2016, codified at Indiana Code 4-33-4-3.5, amended existing law and now requires all licensed owners and operating agent to pay to the commission a special Workers Compensation Fee of $12,000 per year in exchange for the removal of the requirement to reimburse Workers Compensation costs incurred by Gaming Enforcement Agents and support staff.

The Indiana Act and rules promulgated thereunder provide for the strict regulation of the facilities, persons, associations and practices related to gaming operations. The Indiana Act vests the seven member Indiana Gaming Commission with the power and duties of administering, regulating and enforcing riverboat gaming in Indiana. In 2005 the Indiana Act was amended to change the residency requirements of Indiana Gaming Commission members requiring only one member, rather than three, reside in counties contiguous to Lake Michigan and to the Ohio River. The Indiana Gaming Commission’s jurisdiction extends to every person, association, corporation, partnership and trust involved in any riverboat gaming operation located in the State of Indiana.

The Indiana Act requires that the owner of a riverboat gambling operation hold a Riverboat Owner’s License issued by the Indiana Gaming Commission. The applicants for a Riverboat Owner’s License must submit a comprehensive application and the substantial owners and key persons must submit personal disclosure forms. The company, substantial owners and key persons must undergo an exhaustive background investigation prior to the issuance of a Riverboat Owner’s License. A person who owns or will own five percent of a Riverboat Owner’s License must automatically undergo the background investigation. The Indiana Gaming Commission may investigate any person with any level of ownership interest. The Operating Agent of an Orange County riverboat and Racino licensees undergo the same background investigation as a Riverboat Licensee. If the holder of a Riverboat license, the Riverboat Licensee or the Operating Agent is a publicly-traded corporation, its Articles of Incorporation must contain language concerning transfer of ownership, suitability determinations and possible divestiture of ownership if a shareholder is found unsuitable.

A Riverboat Owner’s License and Operating Contract entitle the licensee or the Operating Agent to operate one riverboat. The Indiana Act was amended in May 2003 to allow a person to hold up to one hundred percent of two individual Riverboat Owner’s Licenses. In addition, a transfer fee of two million dollars will be imposed on a Riverboat Licensee who purchases or otherwise acquires a controlling interest in a second Indiana Riverboat Owner’s License.

Pursuant to language that became effective on July 1, 2009, each riverboat licensee, Operating Agent and Racino licensee must execute and submit a Power of Attorney and name a Trustee who would operate the casino and related facilities if a statutory event occurs and the Indiana Gaming Commission adopts a resolution authorizing the Trustee to temporarily conduct the riverboat gambling operations. Specifically, the Indiana Gaming Commission may adopt a resolution authorizing a Trustee to temporarily conduct riverboat gambling operations if any of the following occurs: (i) The Indiana Gaming Commission revokes the owner’s license; (ii) the Indiana Gaming Commission declines to the renew the owner’s license; (iii) a proposed transferee is denied a license when attempting to purchase a riverboat and current owner is unable or unwilling to retain ownership of the riverboat; or (iv) a licensee agrees, in writing, to relinquish control of a riverboat to a trustee as approved by the Indiana Gaming Commission. The Power of Attorney and potential Trustees had to be submitted by November 1, 2009. Blue Chip’s Power of Attorney and its proposed Trustee were initially approved by the Indiana Gaming Commission at its March 4, 2009, business meeting and last approved August 18, 2016. The approval of the Trustee is annual and coincides with the annual renewal of the Casino Owner’s License.

All riverboats must comply with applicable federal and state laws including, but not limited to, U.S. Coast Guard regulations. Each riverboat must be certified to carry at least five hundred passengers and be at least one hundred fifty feet in length. Those riverboats located in counties contiguous to the Ohio River must replicate historic Indiana steamboat passenger vessels of the nineteenth century. Public Law 255-2015 allows for inland casinos on adjacent and existing casino. Two casinos appear to be prepared to avail themselves of this provision and build new land based facilities. Originally, the Indiana Act did not limit the number of gaming positions allowed on each riverboat. Public Law 255-2015 now sets a limit, whether inland or on the existing riverboat, at the highest number since January 1, 2007. The only limitation on the number of permissible patrons previously allowed was established by the U.S. Coast Guard Certificate of Inspection in the specification of the riverboat’s capacity. In 2005 the Indiana Act was amended to allow the Indiana Gaming Commission to adopt an alternative certification process if the U.S. Coast Guard discontinues issuing Certifications of Inspections to Indiana riverboats. On June 7, 2007, the Indiana Gaming Commission adopted the Guide for Alternate Certification of Continuously Moored, Self-Propelled, Riverboat Gaming Vessels in the State of Indiana. Vessels with an existing Certificate of Inspection operating as a dockside riverboat casino will be accepted as-is into the Alternative Certification program, subject to satisfactory completion of the United States Coast Guard procedures for becoming a Permanently Moored Vessel and a satisfactory inspection by ABS Consulting. Upon surrendering the United States Coast Guard Certificate of Inspection rules and regulation of the Occupational Health and Safety Administration will apply to the vessel and its crew, including casino personnel.

The Indiana Gaming Commission, after consultation with the Corps, may determine those navigable waterways located in counties contiguous to Lake Michigan or the Ohio River that are suitable for riverboats. If the Corps rescinds approval for the operation of a riverboat gambling facility, the Riverboat Owner’s License issued by the Indiana Gaming Commission is void and the Riverboat Licensee may not commence or must cease conducting gambling operations.

The initial Riverboat Owner’s License ran for a period of five years. Thereafter, the license is subject to renewal on an annual basis upon a determination by the Indiana Gaming Commission that it continues to be eligible to hold a Riverboat Owner’s License pursuant to the Indiana Act and rules promulgated thereunder. After the expiration of the initial license, the Riverboat Owner’s License must be renewed annually with each Riverboat Licensee undergoing a complete reinvestigation every three years. The Indiana Gaming Commission reserves the right to investigate Riverboat Licensees at any time it deems necessary. The initial license was issued to Blue Chip Casino, Inc., the predecessor to Blue Chip Casino, LLC, in August of 1997. Blue Chip underwent a reinvestigation in 2018 and its license was renewed. The license is valid for a period of one year and must be renewed annually. Blue Chip's license was renewed and reinvestigated in 2018 as a part of the investigation conducted relating to the acquisition of four (4) casino properties from Penn National Gaming, Inc. (“Penn”) as a part of Penn’s acquisition of Pinnacle Entertainment, Inc.; the Belterra Resort in Florence, Indiana is one of the four casino properties acquired by Boyd. The Operating Contract for an Orange County riverboat is valid for a period of twenty years. However, the Operating Agent is to be reinvestigated every three years to determine continued suitability. In addition, the Indiana Gaming Commission has the right to reinvestigate the Operating Agent at any time it deems necessary. Racino licenses must be renewed annually with a reinvestigation every three years.

Pursuant to legislation enacted in 2009, all riverboat licensees, Operating Agents, and Racino licensees must submit to the Indiana Gaming Commission for approval a proposed Power of Attorney identifying the person who would temporarily operate the facility on a temporary basis and upon approval of the Indiana Gaming Commission (“Trustee”). The Trustee is to operate the facility if one of the following occurs: (i) the Indiana Gaming Commission revokes the license or the Operating Agreement; (ii) the Indiana Gaming Commission does not renew a license or an Operating Agent contract; (iii) a proposed transferee of a license or Operating Agent is denied a license or an Operating Agent Contract and the licensee or Operating Agent is unwilling to retain ownership of the riverboat or Racino; or (iv) the licensee agrees, in writing, to relinquish control to a trustee approved by the Indiana Gaming Commission. The Indiana Gaming Commission will establish a deadline for all licensees and Operating Agents to submit a proposed Power of Attorney. After the deadline passes the Indiana Gaming Commission may not renew a license or Operating Agent Contract until the Power of Attorney is submitted and the Indiana Gaming Commission has approved the Power of Attorney and the proposed trustee. If the Indiana Gaming Commission adopts a resolution authorizing a trustee to temporarily operate a riverboat or a Racino the licensee will have 180 days from the date the resolution is adopted to sell the riverboat or Racino to a person approved by the Indiana Gaming Commission. If the riverboat or Racino is not sold within 180 days, the trustee may sell the riverboat or Racino to a person approved by the Indiana Gaming Commission. All licensees must apply for and hold all other licenses necessary for the operation of a riverboat gambling operation, including, but not limited to, alcoholic beverage licenses and food preparation licenses.

Neither the Riverboat Owner’s License nor the Operating Contract may be leased, hypothecated or have money borrowed or loaned against it. An ownership interest in a Riverboat Owner’s License or an Operating Contract may only be transferred in accordance with the Indiana Act and rules promulgated thereunder.

The Indiana Act does not limit the amount a patron may bet or lose. Minimum and maximum wagers for each game are set by the Riverboat Licensee or an Operating Agent. Wagering may not be conducted with money or other negotiable currency. No person under the age of 21 is permitted to wager on a riverboat. A person at least 18 years of age may be present on a riverboat only if that person has applied for and received an occupational license but a person under 21 may not deal or otherwise participate in the gambling games. Wagers may only be taken from a person present on the riverboat. All electronic gaming devices must pay out in a theoretical range that is at least eighty but less than one hundred percent of the amount wagered. In addition, in May 2003, the Indiana General Assembly adopted legislation authorizing twenty-four hour operation for all Indiana riverboats upon application to, and approval by, the Indiana Gaming Commission. The Indiana Gaming Commission had previously allowed only twenty-one hour gaming. As a result of the legislative change and upon receipt of the requisite approval, Blue Chip commenced twenty-four hour gaming on August 1, 2003.

Pursuant to legislation adopted in May 2003, the Indiana Gaming Commission adopted rules to establish and implement a voluntary exclusion program that requires, among other things, (i) that persons who participate in the voluntary exclusion program be included on a list of persons excluded from all Indiana riverboats, (ii) that persons who participate in the voluntary exclusion program may not seek readmittance to Indiana riverboats, (iii) Riverboat Licensees and Operating Agents must make reasonable efforts, as determined by the Indiana Gaming Commission, to cease all direct marketing efforts to a person participating in the voluntary exclusion program, and (iv) a Riverboat Licensee or Operating Agent may not cash a check of, or extend credit to, a person participating in the voluntary exclusion program. The voluntary exclusion program does not preclude a Riverboat Licensee or Operating Agent from seeking payment of a debt accrued by a person before entry into the voluntary exclusion program. The Indiana Gaming Commission commenced the voluntary exclusion program on July 1, 2004. As of September 2012, 5,869 individuals had enrolled in the program.

The Indiana General Assembly amended the Indiana Act in 2002 to allow riverboats to choose between continuing to conduct excursions or operate dockside. The Indiana Gaming Commission authorized riverboats to commence dockside operations on August 1, 2002. Blue Chip opted to operate dockside and commenced dockside operations on August 1, 2002. Pursuant to the legislation, the tax rate was increased from 20% to 22.5% during any time an Indiana riverboat does not operate dockside. For those riverboats that operate dockside, the following graduated tax rate is applicable: (i) 15% of the first $25 million of adjusted gross receipts, which we refer to as AGR; (ii) 20% of AGR in excess of $25 million, but not exceeding $50 million; (iii) 25% of AGR in excess of $50 million, but not exceeding $75 million; (iv) 30% of AGR in excess of $75 million, but not exceeding $150 million; and (v) 35% of AGR in excess of $150 million, but not exceeding $600 million; (vi) 40% of AGR in excess of $600 million. AGR is based on Indiana’s fiscal year (July 1 of one year through June 30 of the following year). Public Law 229-2013 changed the graduated tax rate for a riverboat that received less than $75,000,000.00 AGR in the preceding state fiscal year by taxing the first $25,000,000.00 at a 5% rate as opposed to the prevailing 15%. However, a riverboat that is taxed at the 5% rate shall pay an additional $2,500,000.00 in any state fiscal year that it exceeds $75,000,000.00 AGR.

Public Law 229-2013 also allows the licensees to deduct not more than $2.5 million from AGR in state fiscal year 2013 attributable to free play wagering (statutorily referred to as “qualified wagering”) and not more than $5 million from AGR for subsequent years ending before July 1, 2016 (new legislation is being considered to extend the free play deduction to additional fiscal years). Public Law 255-2015 extended the deduction permanently and increased the deduction to $7 million.

The Operating Agent in Orange County will pay the wagering tax on the same basis as the other ten Indiana riverboats. The Indiana Act requires that Riverboat Licensees pay a $3.00 admission tax for each person. A riverboat that opts to continue excursions pays the admission tax on a per excursion basis while a riverboat that operates dockside pays the admission tax on a per entry basis. Legislation enacted in April 2007 provides the Indiana Gaming Commission with the authority to adopt rules to determine the point at which a patron is considered admitted to a riverboat. Legislation enacted in 2017 eliminated the admissions tax and replaced it with a supplemental wagering tax which is a formula calculated based on the riverboat’s AGR. For a riverboat that has relocated from dockside to an inland casino the supplemental wagering tax was set at 3% of AGR imposed starting the day operations commenced at the inland casino. For dockside riverboat casinos the supplemental wagering tax takes effect July 1, 2018 and may not exceed 4% for the fiscal year commencing July 1, 2018 and ending June 30, 2019 and may not exceed 3.5% beginning July 1, 2019. Legislation proposed in Senate Bill 242, in the 2018 session, would clarify the formula for the calculation of the supplemental wagering tax commencing July 1, 2018. The 2017 legislation changed the collection of the admissions tax, wagering tax and the supplemental wagering tax from daily to monthly. The 2018 legislative session did not pass any laws which impact the operation of the Blue Chip Casino as only slight adjustments were made to existing law which primarily affected the Racinos.

On April 24, 2019, the Indiana General Assembly approved a significant omnibus gaming bill. House Enrolled Act 1015 permitted the movement of gaming licenses; the acceleration of live dealers at the state’s two race track casinos (racinos); tax rates to be paid by Indiana’s casino operators; and, legalizing sports wagering.

The following is a summary of some of the key provisions of the final version of HEA 1015:

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The Majestic Star Casino in Gary had two gaming licenses, which were operated at one casino location. HEA 1015 authorized the owner of the Gary casino to petition the Indiana Gaming Commission to relocate one of those licenses to a more desirable land-based location in Gary. Upon doing so, Majestic surrendered one of its licenses back to the state. However, while a gaming license allows an operator to operate a statutorily prescribed number of gambling games in a stated location, under HEA 1015, Majestic or its successor is still allowed to operate the same number of gambling games, 2,764, it was previously allowed to operate with both licenses.

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The license surrendered by Majestic Star was relocated to Vigo County. The county's voters approved a public referendum to permit a casino in Vigo County. The Indiana Gaming Commission awarded this license through a competitive process and the casino is currently under construction.

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Several additional considerations were contemplated under HEA 1015, including: (i) changes to the casino tax structure, which lowered certain wagering tax rates for casinos beginning in July 2021; (ii) an additional $2 million in tax-free promotional play for all casino properties in the state, and; (iii) an amended wagering tax structure for the Majestic Star Casino, should it move to a new location within Gary, which will allow it to continue to reap the benefits of being taxed as if it were operating under two licenses, for eight years.

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The two racinos were permitted to implement live dealer table games beginning January 1, 2020 (prior to the passage of HEA 1015, previous law would have not permitted the racinos to implement live dealer table games until July 1, 2021).

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“Hold harmless” provisions (local protections/payments) were implemented for municipalities that will be impacted by the move of the Majestic Star Casino to a new location (including Hammond, East Chicago and Michigan City, each of which is home to casinos), as well as those that anticipate increased competition from a Terre Haute casino (including Evansville and an adjusted tax benefit for the French Lick Casino in Orange County).

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The payments made to Evansville will be temporary in nature, beginning with a payment of $1.2 million within the first year of gaming operations in Terre Haute, by the Terre Haute operator, and decreasing from there over a three-year period. The payments being made to the three cities located in northwest Indiana will be made by Gary and will remain in place for the first four fiscal years after gaming operations commence at the new Gary location. The tax adjustment for French Lick is ongoing, beginning in fiscal year 2021.

●	Finally, HEA 1015 legalized sports wagering throughout Indiana. Under HEA 1015, the following structure for legalized sports betting was implemented in Indiana:

o	Legalizes sports wagering in Indiana for persons over 21, beginning September 1, 2019;

o	Allows sports wagering to take place at any of the Indiana licensed casinos, racinos and off-track betting parlors and via mobile device;

o	Allows registration for a mobile sports betting app to take place from any mobile device, rather than requiring in-person registration at a brick and mortar location;

o	Establishes the Indiana Gaming Commission as the regulatory oversight body for sports wagering;

o	Establishes a 9.5 percent tax rate on the adjusted gross receipts obtained by a certificate holder;

o

Establishes licensure categories for: certificate holders (licensed Indiana operators seeking to offer sports wagering); vendors (a contractor with a certificate holder that manages sports wagering operations either at the brick and mortar sports book or via mobile application), and; sports wagering service providers (a contractor with a certificate holder or vendor that provides associated equipment for sports betting, services such equipment, or provides risk management, integrity services or odds to a certificate holder or vendor);

o	Allows the IGC to determine rules for in-play sports bets and whether or not “official league data” will be required for such bets;

o

Establishes a $100,000 license fee for certificate holders, an annual fee of $50,000 for certificate holders, a $100,000 license fee for vendors, an annual fee of $50,000 for vendors and a $10,000 license fee for a sports wagering service provider;

o	Requires all data related to sports wagering to be shared with the Indiana Gaming Commission, which may then provide it to any sports governing body;

o	Prohibits wagering on e-sports, high school athletics and amateur sporting events, or any sporting event not approved by the IGC;

o

Requires reporting by certificate holders or vendors to the IGC and relevant sports governing bodies of any information related to certain integrity concerns related to sports betting, including abnormal betting activity, and;

o	Allows a certificate holder three “skins” to operate.

The Orange County Operating Agent must pay a $4.00 admission tax for each person that enters the riverboat. However, Public Law 255-2015 exempted the payment of the admissions tax for the French Lick Casino and creates a fee for each Racino in the amount of $2.250 million per Racino. Racino licensees must pay the following graduated wagering tax: (i) 25% of the first $100 million; (ii) 30% of AGR in excess of $100 million, but not exceeding $150 million; (iii) 35% of AGR in excess of $150 million, but not exceeding $600 million; (iv) 40% of AGR in excess of $600 million. The Indiana Act provides for the suspension or revocation of a license whose owner does not timely submit the wagering or admission tax. Racino licensees must also pay (i) a 3% county slot machines wagering fee not to exceed $8 million in a fiscal year; (ii) an annual $500,00 problem gambling fee; (iii) 15% of its respective AGR to horsemen's purses, horsemen's associations and the gaming integrity fee; and (iv) an annual supplemental fee of 1% AGR to the Operating Agent for the first five years of operation and, thereafter, an annual renewal fee of $100 per slot machine.

In April 2007, the Indiana General Assembly amended the manner in which riverboats are to be taxed for property tax purposes. Retroactive to March 1, 2006, riverboats are to be taxed based on the lowest valuation as determined by an application of each of the following methodologies: (i) cost approach; (ii) sales comparison approach; and (iii) income capitalization approach. Alternatively, the Riverboat Licensee and the respective Township Assessor may reach an agreement regarding the value of the riverboat. All Indiana state excise taxes, use taxes and gross retail taxes apply to sales made on a riverboat. In 2004 the Indiana Supreme Court ruled that vessels purchased out of the State of Indiana and brought into the State of Indiana would be subject to Indiana sales tax. Additionally, the Supreme Court declined to hear an Indiana Tax Court case that determined wagering tax payments made by a riverboat could not be deducted from the riverboat’s adjusted gross income. Finally, for taxable years beginning after December 31, 2014 the adjusted gross income tax rate was lowered from 3.4% to 3.3% thereby lowering the required withholding from qualifying jackpots from 3.4% to 3.3%. The Legislation enacted in 2017 changed the phase out of the state income tax add back for wagering taxes deducted on a taxpayer’s federal income tax return to an 8-year phase out.

The Indiana Gaming Commission is authorized to conduct investigations into gambling games, the maintenance of equipment, and violations of the Indiana Act as it deems necessary. The Indiana Gaming Commission may subject a Riverboat Licensee, an Operating Agent or a Racino licensee to fines, suspension or revocation of its license or Operating Contract for any conduct that violates the Indiana Act, rules promulgated thereunder or that constitutes a fraudulent act.

The Riverboat Licensee, Operating Agent and Racino licensees must carry insurance in types and amounts as required by the Indiana Gaming Commission. By rule promulgated by the Indiana Gaming Commission, neither a Riverboat Licensee, Operating Agent nor a Racino licensee may enter into or perform any contract or transaction in which it transfers or receives consideration that is not commercially reasonable or that does not reflect the fair market value of goods and services rendered or received. All contracts are subject to disapproval by the Indiana Gaming Commission and contracts should reflect the potential for disapproval.

The Indiana Act places special emphasis on minority and women business enterprise participation in the riverboat industry. The Indiana Gaming Commission recently hired consultants who performed a Statistical Analysis of the Utilization of minority and women business enterprises by Riverboat Licensees and the Operating Agents. Based on the results of that Statistical Analysis Riverboat Licensees, Operating Agents and Racino licensees must establish goals of expending ten and nine-tenths percent of the total dollars spent on construction expenditures with women business enterprises. The Indiana Gaming Commission encourages the purchase of goods and services in the following categories from minority and women business enterprises based on the capacity measurement determined by the Statistical Analysis: (i) Twenty-three and two-tenths percent with minority-owned construction firms; (ii) four and two-tenths percent with minority-owned procurement firms; (iii) two and five-tenths percent with women-owned procurement firms; (iv) eleven and two-tenths percent with minority-owned professional services firms; (v) seven and eight-tenths percent with women-owned professional services firms; (vi) two and nine-tenths percent of other expenditures with minority-owned firms; and (vii) one and eight-tenths percent with other women-owned firms. Riverboat Licensees, Operating Agents and Racino licensees may be subject to a disciplinary action for failure to meet the minority and women business enterprise expenditure goals.

By rule promulgated by the Indiana Gaming Commission, a Riverboat Licensee or affiliate may not enter into a debt transaction in excess of $1 million without the prior approval of the Indiana Gaming Commission. A debt transaction is any transaction that will result in the encumbrance of assets. Unless waived, approval of debt transactions requires consideration by the Indiana Gaming Commission at two business meetings. The Indiana Gaming Commission, by resolution, has authorized the Executive Director, subject to subsequent approval by the Indiana Gaming Commission, to approve debt transactions after a review of the documents and consultation with the Chair and the Indiana Gaming Commission’s outside financial analyst.

A rule promulgated by the Indiana Gaming Commission requires the reporting of currency transactions to the Indiana Gaming Commission after the transactions are reported to the federal government. Indiana rules also require that Riverboat Licensees track and maintain logs of transactions that exceed $3,000. The Indiana Gaming Commission has promulgated a rule that prohibits distributions, excluding distributions for the payment of taxes, by a Riverboat Licensee to its partners, shareholders, itself or any affiliated entity if the distribution would impair the financial viability of the riverboat gaming operation. The Indiana Gaming Commission has also promulgated a rule mandating Riverboat Licensees to maintain a cash reserve to protect patrons against defaults in gaming debts. The cash reserve is to be equal to a Riverboat Licensee’s average payout for a three-day period based on the riverboat’s performance the prior calendar quarter. The cash reserve can consist of cash on hand, cash maintained in Indiana bank accounts and cash equivalents not otherwise committed or obligated.

In January 2011, the Indiana Gaming Commission extended an Emergency Rule originally promulgated based on two Supreme Court decisions clearly establishing the Indiana Gaming Commission’s authority over Local Development Agreements between Riverboat, Contracting Agent and Racino licensees and the local community in which each is located. The Emergency Rule requires recipients of local development payments to follow specific guidelines to promote openness and transparency in the receipt, dissemination and use of the payments. SB 325, which has passed the Senate and has been sent to the House for its consideration, tracts the language of the Emergency Rule.

The Indiana Act prohibits contributions to a candidate for a state legislative or local office or to a candidate’s committee or to a regular party committee by:

•	a person who owns at least one percent of a Riverboat Licensee, Operating Agent or Racino licensee;
•	a person who is an officer of a Riverboat Licensee, Operating Agent or Racino Licensee;
•	a person who is an officer of a person that owns at least one percent of a Riverboat Licensee, Operating Agent or Racino Licensee; or
•	a person who is a political action committee of a Riverboat Licensee, Operating Agent, or Racino Licensee.

The prohibition against political contributions extends for three years following a change in the circumstances that resulted in the prohibition.

Individuals employed on a riverboat and in certain positions must hold an occupational license issued by the Indiana Gaming Commission. Suppliers of gaming equipment and gaming or revenue tracking services must hold a supplier’s license issued by the Indiana Gaming Commission. By rule promulgated by the Indiana Gaming Commission, Riverboat Licensees, Operating Agents and Racino Licensees who employ non-licensed individuals in positions requiring licensure or who purchase supplies from a non-licensed entity may be subject to a disciplinary action.

As earlier mentioned, in 2018 Boyd acquired Belterra Resort Indiana, LLC, and three other gambling properties, from Penn as a part of Penn’s acquisition of Pinnacle Entertainment, Inc. Boyd’s financing for the acquisition of the four properties and for other corporate activities was approved by the Indiana Gaming Commission in Order 2018-60; the Order approving the acquisition of the Belterra Resort Indiana, LLC is 2018-121. The acquisition of Belterra Resort Indiana, LLC maximized the number of riverboat casinos Boyd may own in Indiana as a result of Indiana’s two license limitation for a single licensee of riverboat casinos. The acquisition also triggered a one-time $2,000,000.00 fee for the second license which was paid by Boyd as a part of the timing of the Indiana Gaming Commission’s approval.

2018 also saw the opening of a second Indian casino located in the South Bend, Indiana area. The casino opened with Class 2 Gaming.

Retail and mobile sports wagering at commercial casinos and racinos and off-track betting facilities affiliated with racinos was legalized in May 2019. Retail sports wagering launched in September 2019 and online sports wagering launched in October 2019.

Louisiana

In the State of Louisiana, we, through our wholly owned subsidiaries, own and operate five gaming properties: Treasure Chest Casino in Kenner, Delta Downs Racetrack, Casino & Hotel in Vinton, Sam's Town Hotel and Casino in Shreveport, Evangeline Downs Racetrack and Casino in Opelousas and the Amelia Belle Casino in Amelia. Through Evangeline Downs, we also operate three off-track betting facilities, which contain Video Draw Poker Devices. The operation and management of these riverboat casinos, slot machine operations at certain racetracks, live racing facilities, off-track betting facilities and video poker operations in Louisiana are subject to extensive state regulation. The Louisiana Riverboat Economic Development and Gaming Control Act, or the Riverboat Act, became effective on July 19, 1991. The Louisiana Pari-Mutuel Live Racing Facility Economic Redevelopment and Gaming Control Act, or the Slots Act, became effective on July 9, 1997. The Video Draw Poker Act became effective July 30, 1991. The statutory scheme regulating live and off-track betting, or the Horse Racing Act, has been in existence since 1958.

The Riverboat Act states, among other things, that certain of the policies of the State of Louisiana are:

•	to develop a historic riverboat industry that will assist in the growth of the tourism market;
•	to license and supervise the riverboat industry from the period of construction through actual operation;
•	to regulate the operators, manufacturers, suppliers and distributors of gaming devices; and
•	to license all entities involved in the riverboat gaming industry.

The Slots Act states, among other things, that certain policies of the State of Louisiana are:

•	to revitalize and rehabilitate pari-mutuel racing facilities through the allowance of slot machine operations at certain racetracks; and
•	to regulate and license owners of such facilities.

The Horse Racing Act states, among other things, that certain policies of the State of Louisiana are:

•	to encourage the development of horse racing with pari-mutuel wagering on a high plane;
•	to encourage the development and ownership of race horses;
•	to regulate the business of racing horses and to provide the orderly conduct of racing;
•	to provide financial assistance to encourage the business of racing horses; and
•	to provide a program for the regulation, ownership, possession, licensing, keeping, breeding and inoculation of horses.

Both the Riverboat Act and the Slots Act make it clear, however, that no holder of a license or permit possesses any vested interest in such license or permit and that the license or permit may be revoked at any time.

In a special session held in April 1996, the Louisiana legislature passed the Louisiana Gaming Control Act, or the Gaming Control Act, which created the Louisiana Gaming Control Board, or the Gaming Control Board. Pursuant to the Gaming Control Act, all of the regulatory authority, control and jurisdiction of licensing for both riverboats and slot facilities was transferred to the Gaming Control Board. The Gaming Control Board came into existence on May 1, 1996 and is made up of nine members and two ex-officio members (the Secretary of Revenue and Taxation and the superintendent of Louisiana State Police). It is domiciled in Baton Rouge and regulates riverboat gaming, the land-based casino in New Orleans, racetrack slot facilities and video poker. The Attorney General acts as legal counsel to the Gaming Control Board. Any material alteration in the method whereby riverboat gaming, slot facilities or video draw poker is regulated in the State of Louisiana could have an adverse effect on the operations of the Treasure Chest, Delta Downs, Sam's Town Shreveport, Evangeline Downs and Amelia Belle.

Riverboats

The Riverboat Act approved the conducting of gaming activities on a riverboat, in accordance with the Riverboat Act, on twelve separate waterways in Louisiana. The Riverboat Act allows the Gaming Control Board to issue up to fifteen licenses to operate riverboat gaming projects within the state, with no more than six licenses for operation from any one designated waterway. There are presently fifteen licenses issued and fourteen are operating currently.

We and certain of our directors and officers and certain of our key personnel were found suitable to operate riverboat gaming in the State of Louisiana. New directors, officers and certain key employees associated with gaming must also be found suitable by the Gaming Control Board prior to working in gaming-related areas. These approvals may be immediately revoked for a number of causes as determined by the Gaming Control Board. The Gaming Control Board may deny any application for a certificate, permit or license for any cause found to be reasonable by the Gaming Control Board. The Gaming Control Board has the authority to require us to sever our relationships with any persons for any cause deemed reasonable by the Gaming Control Board or for the failure of that person to file necessary applications with the Gaming Control Board.

The three current Louisiana river boat gaming licenses were renewed in 2020 for a five (5) year period. Red River Entertainment of Shreveport, LLC d/b/a Sam’s Town Hotel and Casino in Shreveport was renewed until January 15, 2025. Belle of Orleans, LLC d/b/a Amelia Belle was renewed until February 19, 2025 and Treasure Chest was renewed until April 8, 2025.

Annual fees are currently charged to each riverboat project as follows:

•	$50,000 per year for the first year and $100,000 for each year thereafter; and
•	21.5% of net gaming proceeds.

Additionally, each local government may charge a boarding fee or admissions tax. Treasure Chest pays the City of Kenner a fee of ($2.50 per passenger boarding the vessel multiplied by 1.2). Sam's Town Shreveport pays admission taxes of up to 5.5% of adjusted gross receipts to various local governmental bodies. Amelia Belle pays St. Mary Parish $15 million per year (subject to adjustment) as admission tax. Any increase in these fees or taxes could have a material and detrimental effect on the operations of Treasure Chest, Sam's Town and Amelia Belle.

Slot Facilities

The Slots Act allows for four separate "eligible facilities" to operate slot machines at live horse racing pari-mutuel facilities (one each in Calcasieu Parish, St. Landry Parish, Bossier Parish and Orleans Parish). Each facility, with the exception of Orleans Parish, may, upon proper licensure, operate slot machines in a designated gaming space of up to 1,632 gaming positions.

Gaming licenses and approvals of slot operations are issued by the Gaming Control Board, and are subject to revocation for any cause deemed reasonable by the Gaming Control Board. Our operation of slot machines at Delta Downs and Evangeline Downs is subject to strict regulation by the Gaming Control Board and the Louisiana State Police. Extensive regulations concerning accounting, internal controls, underage patrons and other aspects of slot machine operations have been promulgated by the Gaming Control Board. Failure to adhere to these rules and regulations can result in substantial fines and the suspension or revocation of the license to conduct slot machine operations. Any failure to comply with the Louisiana Gaming Control Board's rules or regulations in the future could ultimately result in the revocation of our license to operate slot machines at Delta Downs and Evangeline Downs.

Annual Fees and taxes currently charged Delta Downs and Old Evangeline Downs under the Slots Acts are as follows:

•	15% of the annual net slot machine proceeds are dedicated to supplement purses of the live horse race meets held at the facility;
•	3% of the annual net slot machine proceeds dedicated to horse breeders associations;
•	18.5% taxable net slot machine proceeds are paid to the state;
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For Delta Downs, an admission tax of $0.25 per person attending live racing and off-track betting facilities only on those days when there are scheduled live races at its racetrack (currently Wednesdays through Saturdays) from the hours of 6:00 p.m. until 12:00 a.m. and during those periods when it is not conducting live racing (i.e., between race meetings) only on Thursdays through Mondays from the hours of 12:00 p.m. until 12:00 a.m.; and

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For Evangeline Downs, an admission tax of $0.25 per person attending live racing and off-track betting facilities during those periods when it is conducting race meetings from one hour before post time until one hour after the conclusion of racing; during periods when it is not conducting race meetings, on all persons entering on Thursday through Monday from 12 p.m. until 12 a.m. each day.

Gaming Control Board

At any time, the Gaming Control Board may investigate and require the finding of suitability of any stockholder, beneficial stockholder, officer or director of Boyd Gaming or of any of its subsidiaries. The Gaming Control Board requires all holders of more than a 5% interest in the license holder to submit to suitability requirements. Additionally, if a shareholder who must be found suitable is a corporate or partnership entity, then the shareholders or partners of the entity must also submit to investigation. The sale or transfer of more than a 5% interest in any riverboat or slot project is subject to Gaming Control Board approval.

Pursuant to the regulations promulgated by the Gaming Control Board, all licensees are required to inform the Gaming Control Board of all debt, credit, financing and loan transactions, including the identity of debt holders. Our subsidiaries, Treasure Chest Casino, L.L.C., Boyd Racing, L.L.C., Red River Entertainment of Shreveport, L.L.C. (Sam's Town Shreveport), Old Evangeline Downs, LLC and Belle of Orleans, LLC (Amelia Belle) are licensees and are subject to these regulations. In addition, the Gaming Control Board, in its sole discretion, may require the holders of such debt securities to file applications and obtain suitability certificates from the Gaming Control Board. Although the Riverboat Act and the Slots Act do not specifically require debt holders to be licensed or to be found suitable, the Gaming Control Board retains the discretion to investigate and require that any holders of debt securities be found suitable under the Riverboat Act or the Slots Act. Additionally, if the Gaming Control Board finds that any holder exercises a material influence over the gaming operations, a suitability certificate will be required. If the Gaming Control Board determines that a person is unsuitable to own such a security or to hold such an indebtedness, the Gaming Control Board may propose any action which it determines proper and necessary to protect the public interest, including the suspension or revocation of the license. The Gaming Control Board may also, under the penalty of revocation of license, issue a condition of disqualification naming the person(s) and declaring that such person(s) may not:

•	receive dividends or interest in debt or securities;
•	exercise directly or through a nominee a right conferred by the securities or indebtedness; receive any remuneration from the licensee;
•	receive any economic benefit from the licensee; or
•	continue in an ownership or economic interest in a licensee or remain as a manager, director or partner of a licensee.

Any violation of the Riverboat Act, the Slots Act or the rules promulgated by the Gaming Control Board could result in substantial fines, penalties (including a revocation of the license) and criminal actions. Additionally, all licenses and permits issued by the Gaming Control Board are revocable privileges and may be revoked at any time by the Gaming Control Board.

Live Horse Racing

Pari-mutuel betting and the conducting of live horse race meets in Louisiana are strictly regulated by the Louisiana State Racing Commission, which we refer to as the Racing Commission. The Racing Commission is comprised of thirteen members and is domiciled in New Orleans, Louisiana. In order to be approved to conduct a live race meet and to operate pari-mutuel wagering (including off-track betting), an applicant must show, among other things:

•	racing experience;
•	financial qualifications;
•	moral and financial qualifications of applicant and applicant's partners, officers and officials;
•	the expected effect on the breeding and horse industry;
•	the expected effect on the State's economy; and
•	the hope of financial success.

In May 2001, a subsidiary of Boyd Gaming applied for and received approval from the Racing Commission to buy Delta Downs. Approval was also granted to conduct live race meets and to operate pari-mutuel wagering at the Delta Downs facility and to conduct off-track wagering at Delta Downs. The term of each of these licenses is ten years and they renew annually.

In April 2002, Peninsula Gaming (now a subsidiary of Boyd Gaming) applied for and received approval from the Racing Commission to buy Evangeline Downs. Approval was also granted to conduct live race meets and to operate pari-mutuel wagering at the Evangeline Downs facility and to conduct off-track wagering at Evangeline Downs and other locations. The term of each of these licenses is ten years and they renew annually.

Any alteration in the regulation of riverboat casinos, slot machine operations at certain racetracks, or live racing facilities could have a material adverse effect on the operations of Treasure Chest, Delta Downs, Sam's Town Shreveport, Amelia Belle Casino or Evangeline Downs.

In 2018, voters in 47 of the 64 parishes approved daily fantasy games. The Louisiana legislature did not pass the required regulatory legislation until 2020 in Act 141.  Fantasy sports in Louisiana launched in 2021.

In 2018, Louisiana passed Act 469 that authorized the 15 riverboat casinos to move 1,200 feet onto land from their designated berth space.  Act 469 also replaced the limit of 30,000 square feet of gambling space per riverboat with a cap of 2,365 gaming positions.  Rules have been developed to facilitate this on shore move.

On November 3, 2020, voters in 55 of the 64 parishes approved sports betting in Louisiana.  In 2021 the regulatory framework for sports betting was passed in Acts 80, 440, and 435. Retail sports wagering went live in October 2021 and mobile sports wagering went live in February 2022.

In 2021, Act 437 authorized historical horse racing machines (HHRs) to be regulated by the Louisiana State Racing Commission. The four racetracks can operate unlimited HHRs and on-property mobile wagering at the racetrack. Delta Downs, Evangeline Downs, and Louisiana Downs can operate up to 50 HHRs at up to 5 off-track betting facilities and on-property mobile wagering. The Fairgrounds can operate up to 50 HHRs at 12 of its off-track betting facilities and on-property mobile wagering. The first historical horse racing machines in Louisiana went live in 2022.

Mississippi

The ownership and operation of casino gaming facilities in the State of Mississippi, such as those at Sam's Town Tunica and IP Biloxi, are subject to extensive state and local regulation, but primarily the licensing and regulatory control of the Mississippi Gaming Commission, or the Mississippi Commission.

The Mississippi Gaming Control Act, or the Mississippi Act, is similar to the Nevada Gaming Control Act. The Mississippi Commission has adopted regulations that are also similar in many respects to the Nevada gaming regulations.

The laws, regulations and supervisory procedures of the Mississippi Commission are based upon declarations of public policy that are concerned with, among other things:

•	the prevention of unsavory or unsuitable persons from having a direct or indirect involvement with gaming at any time or in any capacity;
•	the establishment and maintenance of responsible accounting practices and procedures;
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the maintenance of effective controls over the financial practices of licensees, including the establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues, providing for reliable record keeping and requiring the filing of periodic reports with the Mississippi Commission;

•	the prevention of cheating and fraudulent practices;
•	providing a source of state and local revenues through taxation and licensing fees; and
•	ensuring that gaming licensees, to the extent practicable, employ Mississippi residents.

The regulations are subject to amendment and interpretation by the Mississippi Commission. We believe that our compliance with the licensing procedures and regulatory requirements of the Mississippi Commission will not affect the marketability of our securities. Changes in Mississippi laws or regulations may limit or otherwise materially affect the types of gaming that may be conducted and such changes, if enacted, could have an adverse effect on us and our business, financial condition and results of operations.

The Mississippi Act provides for legalized gaming in each of the fourteen counties that border the Gulf Coast or the Mississippi River, but only if the voters in the county have not voted to prohibit gaming in that county. Currently, gaming is permissible in nine of the fourteen eligible counties in the state and gaming operations have commenced in seven counties. Traditionally, Mississippi law required gaming vessels to be located on the Mississippi River or on navigable waters in eligible counties along the Mississippi River, or in the waters lying south of the counties along the Mississippi Gulf Coast. However, the Mississippi Legislature amended the Mississippi Act to permit licensees in the three counties along the Gulf Coast to establish casino structures that are located in whole or part on shore and land-based casino operations provided the land-based gaming areas do not extend inland more than 800 feet beyond the nineteen-year mean high water line, except in Harrison County where the 800-foot limit can be extended as far inland as the greater of 800 feet beyond the 19 year mean high water line or the southern boundary of Highway 90. Due to another change in the interpretation of the Mississippi Act, the Commission has also permitted licensees in approved Mississippi River counties to conduct gaming operations on permanent structures, provided that the majority of the gaming floor in any such structure is located on the river side of the "bank full" line of the Mississippi River.

Our Sam's Town Tunica casino is located on barges situated in a specially constructed basin several hundred feet inland from the Mississippi River. The Mississippi Attorney General issued an opinion in July 1993 addressing legal locations for gaming vessels under the Mississippi Act and the Mississippi Commission later approved the location of the casino barges on the Sam's Town Tunica site as legal under the opinion of the Mississippi Attorney General. We believe that Sam's Town Tunica is in compliance with the Mississippi Act and the Mississippi Attorney General's 1993 opinion regarding legal gaming sites. However, no assurance can be given that a court ultimately would conclude that our casino barges at Sam's Town Tunica are located on a site that is legal within the meaning of Mississippi law. If the basin in which our Sam's Town Tunica casino barges presently are located was not deemed a legal location within the meaning of Mississippi law, such a decision would have a significant adverse effect on us and our business, financial condition and results of operations. Our IP Biloxi casino is located on permanent structures elevated above the Back Bay of Biloxi.

The Mississippi Act permits unlimited stakes gaming on a 24-hour basis and does not restrict the number of gaming positions or percentage of space which may be utilized for gaming. The Mississippi Act permits substantially all traditional casino games and gaming devices and race books and sports pools. While sports and race book wagering is permitted, such wagers may be made only while the patron is located on the property of a licensed gaming establishment.

We and any subsidiary of ours that operates a casino in Mississippi (each a “Gaming Subsidiary” and together, the “Gaming Subsidiaries”) are subject to the licensing and regulatory control of the Mississippi Commission. We are registered under the Mississippi Act as a publicly traded corporation, or a Registered Corporation, of Boyd Tunica, Inc., the owner and operator of Sam's Town Tunica, a licensee of the Mississippi Commission, and of Boyd Biloxi, LLC, the owner and operator of IP Biloxi. As a Registered Corporation, we are required periodically to submit detailed financial and operating reports to the Mississippi Commission and furnish any other information the Mississippi Commission may require. If we are unable to continue to satisfy the registration requirements of the Mississippi Act, we and any Gaming Subsidiary cannot own or operate gaming facilities in Mississippi. No person may become a stockholder of or receive any percentage of profits from a licensed subsidiary of a Registered Corporation without first obtaining licenses and approvals from the Mississippi Commission. We have obtained such approvals in connection with the licensing of Sam's Town Tunica and IP Biloxi.

A Gaming Subsidiary must maintain a gaming license from the Mississippi Commission to operate a casino in Mississippi. Such licenses are issued by the Mississippi Commission subject to certain conditions, including continued compliance with all applicable state laws and regulations. There are no limitations on the number of gaming licenses that may be issued in Mississippi. Gaming licenses require the payment of periodic fees and taxes, are not transferable, are issued for a three-year period and must be renewed periodically thereafter. Sam's Town Tunica's current gaming license expires on December 3, 2025, and IP Biloxi’s gaming license expires on October 3, 2023.

Certain of our officers and employees and the officers, directors and certain key employees of Sam's Town Tunica and IP Biloxi must be found suitable or approved by the Mississippi Commission. We believe that we have obtained, applied for or are in the process of applying for all necessary findings of suitability with respect to Boyd Gaming, Sam's Town Tunica and IP Biloxi, although the Mississippi Commission, in its discretion, may require additional persons to file applications for findings of suitability. In addition, any person having a material relationship or involvement with us may be required to be found suitable, in which case those persons must pay the costs and fees associated with such investigation. The Mississippi Commission may deny an application for a finding of suitability for any cause that it deems reasonable. Changes in certain licensed positions must be reported to the Mississippi Commission. In addition to its authority to deny an application for a finding of suitability, the Mississippi Commission has jurisdiction to disapprove a change in any corporate position or title and such changes must be reported to the Mississippi Commission. The Mississippi Commission has the power to require us and our Gaming Subsidiaries to suspend or dismiss officers, directors and other key employees or sever relationships with other persons who refuse to file appropriate applications or whom the authorities find unsuitable to act in such capacities. Determination of suitability or questions pertaining to licensing are not subject to judicial review in Mississippi.

At any time, the Mississippi Commission has the power to investigate and require the finding of suitability of any record or beneficial stockholder of Boyd Gaming. The Mississippi Act requires any person who acquires more than five percent of any class of voting securities of a Registered Corporation, as reported to the Securities and Exchange Commission, or SEC, to report the acquisition to the Mississippi Commission, and such person may be required to be found suitable. Also, any person who becomes a beneficial owner of more than ten percent of any class of voting securities of a Registered Corporation, as reported to the SEC, must apply for a finding of suitability by the Mississippi Commission and must pay the costs and fees that the Mississippi Commission incurs in conducting the investigation. If a stockholder who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information including a list of beneficial owners.

The Mississippi Commission generally has exercised its discretion to require a finding of suitability of any beneficial owner of five percent or more of any class of voting securities of a Registered Corporation. However, under certain circumstances, an “institutional investor,” as defined in the Mississippi Commission's regulations, which acquires more than ten percent, but not more than twenty-five percent, of the voting securities of a Registered Corporation may apply to the Mississippi Commission for a waiver of such finding of suitability if such institutional investor holds the voting securities for investment purposes only. An institutional investor shall not be deemed to hold voting securities for investment purposes unless the voting securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of the board of directors of the Registered Corporation, any change in the corporate charter, bylaws, management, policies or operations, or any of its gaming affiliates, or any other action which the Mississippi Commission finds to be inconsistent with holding the voting securities for investment purposes only. Activities which are not deemed to be inconsistent with holding voting securities for investment purposes include:

•	voting on all matters voted on by stockholders;
•	making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in management, policies or operations; and
•	such other activities as the Mississippi Commission may determine to be consistent with such investment intent.

Any person who fails or refuses to apply for a finding of suitability or a license within thirty days after being ordered to do so by the Mississippi Commission may be found unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any person found unsuitable and who holds, directly or indirectly, any beneficial ownership of our securities beyond such time as the Mississippi Commission prescribes, may be guilty of a misdemeanor. We may be subject to disciplinary action if, after receiving notice that a person is unsuitable to be a stockholder or to have any other relationship with us or any Gaming Subsidiary owned by us, the company involved:

•	pays the unsuitable person any dividend or other distribution upon such person's voting securities;
•	recognizes the exercise, directly or indirectly, of any voting rights conferred by securities held by the unsuitable person;
•	pays the unsuitable person any remuneration in any form for services rendered or otherwise, except in certain limited and specific circumstances; or
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fails to pursue all lawful efforts to require the unsuitable person to divest himself of the securities, including, if necessary, the immediate purchase of the securities for cash at a fair market value.

We may be required to disclose to the Mississippi Commission, upon request, the identities of the holders of our debt or other securities. In addition, under the Mississippi Act, the Mississippi Commission, in its discretion, may require the holder of any debt security of a Registered Corporation to file an application, be investigated and be found suitable to own the debt security if the Mississippi Commission has reason to believe that the ownership of the debt security by the holder would be inconsistent with the declared policies of the State of Mississippi.

Although the Mississippi Commission generally does not require the individual holders of obligations such as notes to be investigated and found suitable, the Mississippi Commission retains the discretion to do so for any reason, including but not limited to, a default, or where the holder of the debt instruments exercises a material influence over the gaming operations of the entity in question. Any holder of debt securities required to apply for a finding of suitability must pay all investigative fees and costs of the Mississippi Commission in connection with such an investigation.

If the Mississippi Commission determines that a person is unsuitable to own a debt security, then the Registered Corporation maybe sanctioned, including the loss of its approvals, if without the prior approval of the Mississippi Commission, it:

•	pays to the unsuitable person any dividend, interest, or any distribution whatsoever;
•	recognizes any voting right by the unsuitable person in connection with those securities;
•	pays the unsuitable person remuneration in any form; or
•	makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation, or similar transaction.

Each Gaming Subsidiary must maintain in Mississippi a current ledger with respect to the ownership of its equity securities, and we must maintain in Mississippi a current list of our stockholders which must reflect the record ownership of each outstanding share of any class of our equity securities. The ledger and stockholder lists must be available for inspection by the Mississippi Commission at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Mississippi Commission. A failure to make such disclosure may be grounds for finding the record holder unsuitable. We must also render maximum assistance in determining the identity of the beneficial owner.

The Mississippi Act requires that the certificates representing securities of a Registered Corporation bear a legend indicating that the securities are subject to the Mississippi Act and the regulations of the Mississippi Commission. We have received from the Mississippi Commission a waiver of this legend requirement. The Mississippi Commission has the power to impose additional restrictions on the holders of our securities at any time.

Substantially all material loans, leases, sales of securities and similar financing transactions by a Registered Corporation or a Gaming Subsidiary must be reported to or approved by the Mississippi Commission. A Gaming Subsidiary may not make a public offering of its securities but may pledge or mortgage its casino facilities. A Registered Corporation may not make a public offering of its securities without the prior approval of the Mississippi Commission if any part of the proceeds of the offering is to be used to finance the construction, acquisition or operation of gaming facilities in Mississippi or to retire or extend obligations incurred for those purposes. Such approval, if given, does not constitute a recommendation or approval by the Mississippi Commission of the investment merits of the securities subject to the offering. We have received a waiver of the prior approval requirement with respect to public offerings and private placements of securities, subject to certain conditions, including the ability of the Mississippi Commission to issue a stop order with respect to any such offering if the staff determines it would be necessary to do so.

Under the regulations of the Mississippi Commission, a Gaming Subsidiary may not guarantee a security issued by an affiliated company pursuant to a public offering, or pledge its assets to secure payment or performance of the obligations evidenced by the security issued by the affiliated company, without the prior approval of the Mississippi Commission. A pledge of the stock of a Gaming Subsidiary and the foreclosure of such a pledge are ineffective without the prior approval of the Mississippi Commission. Moreover, restrictions on the transfer of an equity security issued by a Gaming Subsidiary or its holding companies and agreements not to encumber such securities are ineffective without the prior approval of the Mississippi Commission. We have obtained approvals from the Mississippi Commission for such guarantees, pledges and restrictions in connection with offerings of securities, subject to certain restrictions, but we must obtain separate prior approvals from the Mississippi Commission for pledges and stock restrictions in connection with certain financing transactions. Moreover, the regulations of the Mississippi Commission require us to file a Loan to Licensees and Lease Transaction Report with the Mississippi Commission within thirty (30) days following certain financing transactions and the offering of certain debt securities. If the Mississippi Commission were to deem it appropriate, the Mississippi Commission could order any such transaction rescinded.

Changes in control of us through merger, consolidation, acquisition of assets, management or consulting agreements or any act or conduct by a person by which he or she obtains control, may not occur without the prior approval of the Mississippi Commission. Entities seeking to acquire control of a Registered Corporation must satisfy the Mississippi Commission in a variety of stringent standards prior to assuming control of the Registered Corporation. The Mississippi Commission also may require controlling stockholders, officers, directors, and other persons having a material relationship or involvement with the entity proposing to acquire control to be investigated and found suitable as part of the approval process relating to the transaction.

The Mississippi legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and other corporate defense tactics that affect corporate gaming licensees in Mississippi and Registered Corporations may be injurious to stable and productive corporate gaming. The Mississippi Commission has established a regulatory scheme to ameliorate the potentially adverse effects of these business practices upon Mississippi's gaming industry and further Mississippi's policy to:

•	assure the financial stability of corporate gaming operators and their affiliates;
•	preserve the beneficial aspects of conducting business in the corporate form; and
•	promote a neutral environment for the orderly governance of corporate affairs.

Approvals are, in certain circumstances, required from the Mississippi Commission before a Registered Corporation may make exceptional repurchases of voting securities (such as repurchases which treat holders differently) in excess of the current market price and before a corporate acquisition opposed by management can be consummated. Mississippi's gaming regulations also require prior approval by the Mississippi Commission of a plan of recapitalization proposed by the Registered Corporation's board of directors in response to a tender offer made directly to the Registered Corporation's shareholders for the purpose of acquiring control of the Registered Corporation.

Neither we nor any Gaming Subsidiary may engage in gaming activities in Mississippi while also conducting gaming operations outside of Mississippi without approval of, or a waiver of such approval by, the Mississippi Commission. The Mississippi Commission may require determinations that, among other things, there are means for the Mississippi Commission to have access to information concerning the out-of-state gaming operations of us and our affiliates. We previously have obtained, or otherwise qualified for, a waiver of foreign gaming approval from the Mississippi Commission for operations in other jurisdictions in which we conduct gaming operations and will be required to obtain approval or a waiver of such approval from the Mississippi Commission prior to engaging in any additional future gaming operations outside of Mississippi; provided, however, that upon notice to the Mississippi Commission within thirty days of conducting such activity, such a waiver shall be deemed automatically granted under the Mississippi Commission's regulations in connection with foreign gaming activities (except for internet gaming activities) conducted (i) within the fifty (50) states or any territory of the United States, (ii) on board any cruise ship embarking from a port located therein, and (iii) in any other jurisdiction in which a casino operator's license or its equivalent is not required in order to legally conduct gaming operations.

If the Mississippi Commission were to determine that we or our Gaming Subsidiaries had violated a gaming law or regulation, the Mississippi Commission could limit, condition, suspend or revoke our approvals and the license of such Gaming Subsidiary, subject to compliance with certain statutory and regulatory procedures. In addition, we, the Gaming Subsidiary and the persons involved could be subject to substantial fines for each separate violation. Because of such a violation, the Mississippi Commission could attempt to appoint a supervisor to operate the casino facilities. Limitation, conditioning or suspension of any gaming license or approval or the appointment of a supervisor could (and revocation of any gaming license or approval would) materially adversely affect us and our business, financial condition and results of operations.

License fees and taxes, computed in various ways depending on the type of gaming or activity involved, are payable to the State of Mississippi, to the Mississippi Commission and to the counties and cities in which a Gaming Subsidiary's operations are conducted. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually. Generally, gaming fees and taxes are based upon the following:

•	a percentage of the gross gaming revenues received by the casino operation;
•	the number of gaming devices operated by the casino; or
•	the number of table games operated by the casino.

The gaming operator license fees payable to the State of Mississippi include an annual license fee of $5,000, plus a monthly license fee based upon “gaming receipts” (generally defined as gross receipts less payouts to customers as winnings), and the current maximum tax rate imposed by the State of Mississippi is eight percent of all gaming receipts in excess of $134,000 per month. The foregoing license fees we pay are allowed as a credit against our Mississippi income tax liability for the year paid. Additionally, there is an annual license fee payable by us to the state equal to $81,200 plus $100 for each game in excess of thirty-five games on the casino floor. Moreover, the Mississippi Commission assesses each of Sam’s Town Tunica and IP Biloxi with an annual investigative fee of up to $300,000, which is based on the number of gaming devices on the property. The gross revenues fee imposed by Tunica County in which Sam's Town Tunica is located and the City of Biloxi in which IP Biloxi is located equals approximately four percent of the gaming receipts.

The Mississippi Commission's regulations require as a condition of licensure that a project include a 500-car or larger parking facility in close proximity to the casino complex, a 300-room or larger hotel of at least a three diamond rating as defined by an acceptable travel publication as determined by the Mississippi Commission, a restaurant capable of seating at least 200 people and a fine dining facility capable of seating at least 75 people, a casino floor of at least 40,000 square feet and have (or support) an amenity that will be unique to the market, encourage economic development and promote tourism. Unless waived, such regulations apply to new casinos or acquisitions of closed casinos. Sam's Town Tunica and IP Biloxi were both grandfathered under a prior version of the regulation and thus are exempt from the current regulation’s requirements.

The sale of alcoholic beverages by Sam's Town Tunica and IP Biloxi is subject to licensing, control and regulation by both the local jurisdiction and the Alcoholic Beverage Control Division, or ABC, of the Mississippi Department of Revenue. Each is located in an area designated as a special resort area, which allows the property to serve alcoholic beverages on a 24-hour basis. If the ABC laws are violated, the ABC has the full power to limit, condition, suspend or revoke any license for the serving of alcoholic beverages or to place such licensee on probation with or without conditions. Any such disciplinary action could (and revocation would) have a significant adverse effect upon us and our business, financial condition and results of operations. Certain of our officers and managers at Sam's Town Tunica and IP Biloxi must be investigated by the ABC in connection with our liquor permits and changes in certain key positions must be approved by the ABC.

In 2018, the Mississippi Legislature enacted legislation establishing a statewide lottery. The sale of lottery tickets is subject to the licensing, control and regulation of the Mississippi Lottery Corporation. Sam’s Town Tunica and IP Biloxi have obtained retailer permits for the sale of lottery tickets at their casino properties.

After PASPA was overturned in May 2018, the Mississippi Commission promulgated rules authorizing retail and on-property mobile sports wagering. Sports wagering was interpreted to fall under the gaming activities permitted by state law, eliminating the need for the authorizing legislation. In August 2018 sports wagering launched in Mississippi.

Missouri

Conducting gambling activities and operating a riverboat gaming facility in Missouri are subject to extensive regulation under Missouri’s Riverboat Gambling Act and the rules and regulations promulgated thereunder. The Missouri Gaming Commission (the “Commission”) was created by the Missouri Riverboat Gambling Act and is charged with regulatory authority over riverboat gaming operations in Missouri, including the issuance of gaming licenses to owners, operators, suppliers and certain affiliates of riverboat gaming facilities. In August 2018, the Commission issued Boyd Gaming Corporation a Class A riverboat gaming license in connection with its proposed acquisition of Ameristar Casino Kansas City, LLC and Ameristar Casino St. Charles, LLC. In addition, the Commission approved the company’s petition for approval of transfer of interest and change in control to allow for the proposed acquisition to close in October 2018. This acquisition resulted in the company operating two casino properties in Missouri, one in Kansas City and one in St. Charles, through these acquired subsidiaries. Each of the acquired subsidiaries maintains a Class B riverboat gaming license issued by the Commission which allows for the operation of the casino properties.

In order to obtain a license to operate a riverboat gaming facility, the proposed operating business entity must complete a Riverboat Gaming Application form requesting a Class B License. In order to obtain a license to own and/or control a Class B Licensee as its ultimate holding company, a company must complete a Riverboat Gaming Application form requesting a Class A License. The Riverboat Gaming Application form is comprised of comprehensive questions regarding the nature and suitability of the applicant. Applicants who submit the Riverboat Gaming Application form requesting either a Class A or Class B License undergo an extensive background investigation by the Commission. In addition, each key person associated with the applicant (including directors, officers, managers and owners of a significant direct or indirect interest in the Class A or Class B License applicant) must complete a Key Person and Level 1 Application (Personal Disclosure Form 1) and undergo a substantial background investigation. Certain key business entities closely related to the applicant must undergo a similar application process and background check. An applicant for a Class A or Class B License will not receive or be allowed to retain a license if the applicant and its key persons, including key business entities, have not established and maintained good repute and moral character. No licensee shall either employ or contract with any person who has pled guilty to, or been convicted of, a felony, to perform any duties directly connected with the licensee’s privileges under a license granted by the Commission.

Each Class B License granted entitles a licensee to conduct gambling activities at a specific riverboat gaming operation. Each Class A License granted entitles the licensee to develop and operate a Class B licensee or, if authorized, multiple Class B licensees. The duration of both the Class A and Class B License initially runs for two one-year terms; thereafter, for four-year terms. In conjunction with the renewal of each license, the Commission requires the filing of a Riverboat Gaming Renewal Application form and renewal fees. In conjunction with each renewal, the Commission may conduct an additional investigation of the licensee with specific emphasis on new information provided in the Riverboat Gaming Renewal Application form. The Commission also possesses the right to periodically conduct a comprehensive investigation on any Class A, Class B, supplier or key person licensee since the date on which the last comprehensive investigation was conducted. The Commission also licenses the serving of alcoholic beverages on riverboats and related facilities operated by the Class A or Class B.

In determining whether to grant and allow the continued possession of a gaming license, the Commission considers the following factors, among others: (i) the integrity of the applicant; (ii) the types and variety of games the applicant may offer; (iii) the quality of the physical facility, together with improvements and equipment; (iv) the financial ability of the applicant to develop and operate the facility successfully; (v) the status of governmental actions required by the facility; (vi) the management ability of the applicant; (vii) compliance with applicable statutes, rules, charters and ordinances; (viii) the economic, ecological and social impact of the facility as well as the cost of public improvements; (ix) the extent of public support or opposition; (x) the plan adopted by the home dock city or county; and (xi) effects on competition.

A licensee is subject to the imposition of penalties, suspension or revocation of its license for any act that is injurious to the public health, safety, morals, good order and general welfare of the people of the State of Missouri, or that would discredit or tend to discredit the Missouri gaming industry or the State of Missouri, including without limitation: (i) failing to comply with or make provision for compliance with the legislation, the rules promulgated thereunder or any federal, state or local law or regulation; (ii) failing to comply with any rules, order or ruling of the Commission or its agents pertaining to gaming; (iii) receiving goods or services from a person or business entity who does not hold a supplier’s license but who is required to hold such license by the legislation or the rules; (iv) being suspended or ruled ineligible or having a license revoked or suspended in any state or gaming jurisdiction; (v) associating with, either socially or in business affairs, or employing persons of notorious or unsavory reputation or who have extensive police records, or who have failed to cooperate with any officially constituted investigatory or administrative body and would adversely affect public confidence and trust in gaming; (vi) employing in any Missouri gaming operation any person known to have been found guilty of cheating or using any improper device in connection with any gambling game; (vii) use of fraud, deception, misrepresentation or bribery in securing any license or permit issued pursuant to the legislation; (viii) obtaining any fee, charge or other compensation by fraud, deception or misrepresentation; and (ix) incompetence, misconduct, gross negligence, fraud, misrepresentation or dishonesty in the performance of the functions or duties regulated by the Missouri Riverboat Gambling Act.

Any transfer or issuance of ownership interests in a publicly held gaming licensee or its holding company that results in an entity or group of entities acting in concert owning, directly or indirectly, an aggregate ownership interest of 5% or more in the gaming licensee must be reported to the Commission within seven days. Further, any pledge or hypothecation of, or grant of a security interest in, 5% or more of the ownership interest in a publicly held gaming licensee or its holding company must be reported to the Commission within seven days. The Commission will impose certain licensing requirements upon a holder of an aggregate ownership interest of 5% or more in a publicly-traded Missouri Class A or Class B licensee, unless such holder applies for and obtains an institutional investor exemption in accordance with the Missouri gaming regulations. The Executive Director of the Commission may grant a waiver to an institutional investor that holds up to 10% of the outstanding equity of the Missouri licensee. The Commission itself may grant a waiver to an institutional investor that holds up to 20% of the outstanding equity of the Missouri licensee. No investor may increase holdings above 25% without triggering a change in control that requires prior approval by the Commission. The Commission may grant a petition to approve a change in control if the petitioner proves that (i) the transfer is in the best interest of the state of Missouri and would have no potential to affect suitability of the gaming operation; (ii) the transfer is not injurious to the public health, safety, morals, good order, or general welfare of the state; (iii) it would have no material negative competitive impact; and (iv) it would not potentially result in any significant negative changes in the financial condition of the licensee. In addition, any sale, transfer or lease of the Class B’s real estate (outside of the normal course of business) shall trigger a change in control that requires prior approval by the Commission. The petition to approve a change in control in such an instance will be considered by the Commission using the same criteria set forth above for an ownership interest change in control.

Every employee participating in a riverboat gaming operation must hold an occupational license. In addition, the Commission issues supplier’s licenses, which authorize the supplier licensee to sell or lease gaming equipment and supplies to any licensee involved in the operation of gaming activities. Class A and Class B licensees may not be licensed as suppliers.

Riverboat gaming activities may only be conducted on, or within 1,000 feet of the nearest edge of the main channel of, the Missouri River or Mississippi River. Minimum and maximum wagers on games are set by the licensee, and wagering may be conducted only with a cashless wagering system, whereby money is converted to tokens, electronic cards or chips that can only be used for wagering. No person under the age of 21 is permitted to wager, and wagers may only be taken from a person present on a licensed excursion gambling boat.

The Missouri Riverboat Gambling Act imposes a 21% wagering tax on adjusted gross receipts (generally defined as gross receipts less winnings paid to wagerers) from gambling games. The tax imposed is to be paid by the licensee to the Commission on the day after the day when the wagers were made. Of the proceeds of the wagering tax, 10% of such proceeds go to the local government where the home dock is located, and the remainder goes to the State of Missouri.

The Missouri Riverboat Gambling Act also requires that licensees pay a two dollar admission tax to the Commission for each person admitted to each two hour synthetic gaming excursion; no Missouri casinos actually offer excursions currently. One dollar of the admission fee goes to the State of Missouri, and one dollar goes to the home dock city in which the licensee operates. The licensee is required to maintain public books and records clearly showing amounts received from admission fees, the total amount of gross receipts and the total amount of adjusted gross receipts. In addition, all local income, earnings, use, property and sales taxes are applicable to licensees.

The State of Missouri has seen an increase in illegal and “gray” market gaming which can have an impact on our casino operations there. There has been significant expansion in “No Chance Game” devices or NCGs which resemble slot machines but purport to fall outside of Missouri’s definition of illegal gaming. There have been lawsuits in various municipalities in Missouri to determine the illegality of NCGs.  A Franklin County lawsuit determined that NCGs were illegal gaming yet various similar lawsuits brought by other prosecutors have been dismissed.  No definitive state-wide law or court precedent has developed to clarify the illegality of NCGs. As the Missouri Gaming Commission only maintains jurisdiction over legal gaming, there have been issues across the state with inconsistent enforcement of the state statute on illegal gaming allowing for both NCGs and clearly illegal games to spread.  The Missouri Gaming Association along with various general assembly members have proposed and supported bills to allow for greater clarity and enforcement of NCGs and illegal games.  For the past four years, these bills have not passed, in part due to opposition to various groups pushing for video lottery terminals or other forms of distributed gaming in Missouri.

In addition to the bills regarding illegal gaming, from time to time, there have been several proposed bills pending before the Missouri General Assembly which, individually or in combination, if adopted, would (1) authorize sports wagering, (2) adjust the amount of wagering tax imposed on adjusted gross receipts of licensees (3) allow for a ballot measure to amend the Missouri Constitution to allow additional riverboat gaming facilities with a focus on additional casinos at or near the Lake of the Ozarks and/or (4) establish the Missouri Video Lottery Control Act which would authorize video gaming terminals in bars, restaurants, veterans/fraternal halls and truck stops similar to the Illinois Video Gaming Act. Currently, there are numerous bills pending before the Missouri General Assembly for the expansion of gaming in the state.

Iowa

Our Diamond Jo and Diamond Jo Worth operations are subject to Chapters 99D and 99F of the Iowa Code and the regulations promulgated under those Chapters, and the licensing and regulatory control of the Iowa Racing and Gaming Commission (“IRGC” or “Commission”). Our licenses held by Diamond Jo, LLC (“DJL”) and Diamond Jo Worth, LLC, (“DJW”) are subject to annual renewal and are further dependent upon successful annual license renewal of our respective “qualified sponsoring organizations,” Dubuque Racing Association, Ltd. (“DRA”) and Worth County Development Authority (“WCDA”).

The legislation permitting gambling in Iowa authorizes the granting of licenses to conduct gambling games to “qualified sponsoring organizations.” A “qualified sponsoring organization” is defined as a nonprofit corporation organized under Iowa law, whether or not exempt from federal taxation, or a person or association that can show to the satisfaction of the Commission that the person or association is eligible for exemption from federal income taxation under Sections 501(c)(3), (4), (5), (6), (7), (8), (10) or (19) of the Internal Revenue Code. Such nonprofit corporation may operate the excursion gambling boat or gambling structure itself, or it may enter into an agreement with another operator to operate the boat or structure on its behalf. An operator must be approved and licensed by the Commission.

Diamond Jo, LLC & Dubuque Racing Association, Ltd.

DRA, a nonprofit corporation originally organized for the purpose of operating a pari-mutuel greyhound racing facility in Dubuque, Iowa, first received an excursion gambling boat license in 1990 and has been licensed as the “qualified sponsoring organization” of the Diamond Jo Casino since March 18, 1993. DRA entered into an operating agreement (the “DRA Operating Agreement”) with Greater Dubuque Riverboat Entertainment Company, L.C., the previous owner and operator of the Diamond Jo Casino, authorizing Greater Dubuque Riverboat Entertainment Company, L.C. to operate excursion gambling boat gaming operations in Dubuque. The Commission approved the DRA Operating Agreement on March 18, 1993. Our licensed operator DJL assumed the rights and obligations of Greater Dubuque Riverboat Entertainment Company, L.C. under the DRA Operating Agreement.

During 2005, the DRA Operating Agreement was amended to provide for, among other things, the extension of the agreement through December 31, 2018. The Agreement also authorized the DRA to operate up to 1,500 gaming positions at Mystique, a greyhound racetrack that DRA operates under a separate license. On November 13, 2014, the Commission approved a request by DRA to conduct gambling games at a gambling structure instead of a racetrack enclosure effective January 1, 2015. This change was in response to a 2014 statutory amendment allowing DRA to maintain a license to conduct gambling games at Mystique without the requirement of scheduling performances of live dog races. DJL pays the DRA 4.5% of DJL’s adjusted gross receipts (the gross receipts less winnings paid to wagerers) from gaming operations of DJL. In 2017, the DRA and DJL executed an Amended and Restated Operating Agreement, effective January 1, 2019, that extends the term through December 31, 2030.

In 2007, DJL entered into an Amended and Restated Port of Dubuque Public Parking Facility Development Agreement with the City of Dubuque, Iowa (“the City”). Pursuant to that agreement, DJL agreed to and has now completed construction of a land-based casino of not less than one hundred forty thousand (140,000) square feet of floor space. DJL is obligated to pay the full property taxes on the casino development and valuation of the property is subject to a minimum assessment agreement. DJL further agreed to escrow funds for the City to construct a parking facility. The parking garage has been completed and DJL is obligated to pay the reasonable and necessary actual operating costs incurred by the City for the operation, security, repair and maintenance of that Public Parking Facility and to contribute $80 per parking space (adjusted by the Consumer Price Index) annually to a Sinking Fund from which certain of those expenses are withdrawn. As part of that agreement, the City agreed to make the parking garage available for public use 24 hours/day and 7 days/week subject to certain emergency situations. The parking garage was largely funded through tax increment financing over a 30-year period and the parking agreement between the City and DJL continues for the life of the Public Parking Facility. The development agreement was amended June 11, 2009 to provide parking privileges in the public parking facility for DJL’s customer valet parking and for certain management personnel. The amended agreement terminates June 18, 2029.

Diamond Jo Worth, LLC & Worth County Development Authority

The WCDA, a nonprofit corporation, was organized on July 14, 2003 for the purpose of serving as a “qualified sponsoring organization” for an excursion gambling boat licensed in Worth County, Iowa. Pursuant to an operating agreement with the WCDA (the “WCDA Operating Agreement”), DJW is entitled to own and operate a gambling facility in Worth County, Iowa. As the “qualified sponsoring organization” for DJW, WCDA receives 5.76% of DJW’s adjusted gross receipts from gaming operations. An Amendment to the WCDA Operating Agreement was entered into on October 7, 2014 and was approved by the Commission on November 13, 2014. This First Amendment to Amended and Restated Operator’s Agreement provides for a continuation of the operating agreement until March 31, 2025 with DJW’s right to renew for succeeding ten year periods thereafter subject to the following conditions:

●	Gaming is allowed in Worth County pursuant to Iowa Code Chapter 99F;
●	DJW has substantially complied with the WCDA Operating Agreement; and
●	DJW’s and WCDA’s gaming licenses are successfully renewed and/or remain in effect.

Under Iowa law, a license to conduct gaming may be issued in a county only if the county electorate has approved the gaming. The electorate of Dubuque County, Iowa, which includes the City of Dubuque, approved gaming on May 17, 1994, by referendum, with 80% of the electorate voting in favor of gaming conducted by DJL. The electorate of Worth County, Iowa, approved gaming on June 24, 2003, by referendum, including gaming conducted by DJW, with 75% of the electorate voting in favor. In 2011, the legislature amended the law to remove the requirement for referendums to be conducted every eight years if a proposition to operate gambling games is approved by a majority of the county electorate voting on the proposition in two successive elections. Because both Dubuque County and Worth County have had two successive referendums approving the proposition allowing for the operation of gambling games, no further referendums approving a proposition to operate gambling games are required for DJL and DJW.

Under Iowa law, the legal age for gaming is 21 years of age, and wagering on a “gambling game” is legal when conducted by a licensee on the gaming floor of an “excursion gambling boat” or a "gambling structure." An “excursion gambling boat” is an excursion boat or moored barge and a "gambling structure" is any man-made stationary structure that does not contain a race track and is approved by the Commission. A “gambling game” is any game of chance authorized by the Iowa Racing and Gaming Commission.

In July 1995, legislation was enacted requiring the Commission to cooperate with the gambler’s self-exclusion program and to incorporate information regarding the program and its toll-free telephone number in printed materials distributed by the Commission. It also provided that, as a condition of licensing, the Commission could require licensees to have information on the program available in a conspicuous place.

Legislation enacted in May 2004, and subsequently amended in 2017, required licensees to establish a voluntarily exclusion program, whereby persons may voluntarily ban themselves from the gaming floor of all licensed facilities under Iowa Code Chapter 99F for an initial period of five years or life and that person can then make subsequent requests to be excluded from the gaming floor for five years or life. This process also requires the licensee to disseminate information regarding persons voluntarily excluded to all other licensees. The 2004 legislation also prohibited cash and credit devices in the wagering area or on the gaming floor and required that the CPA conducting the annual audit be selected by the board of supervisors of the licensee’s county and required that new operating agreements between a qualified sponsoring organization and an operator provide for a minimum distribution for charitable purposes to average at least three percent of the adjusted gross receipts for each license year.

A substantial amount of all resources and goods used in the operation of an excursion gambling boat must emanate from and be made in Iowa. Also, as a condition of granting a license, the licensee must make every effort to ensure a substantial number of staff and entertainers are Iowa residents and reserve a section for promotion and sale of arts, crafts, and gifts native to and made in Iowa.

Substantially all of DJL’s and DJW’s material transactions are subject to review and approval by the Commission. All contracts or business arrangements, verbal or written, with any related party or in which the term exceeds three years or the total value of the contract exceeds $100,000 in a calendar year are agreements that qualify for submission to and approval by the Commission subject to certain limited exceptions. The agreement must be submitted within 30 days of execution and approval must be obtained prior to implementation unless the agreement contains a written clause stating that the agreement is subject to Commission approval. Additionally, contracts negotiated between DJL or DJW and a related party must be accompanied by economic and qualitative justification.

We must submit detailed financial, operating and other reports to the Commission. We must file weekly gaming reports indicating adjusted gross receipts received from gambling games. Additionally, we and our qualified sponsoring organizations must file annual audited financial statements covering all financial activities related to our operations for each fiscal year. We must also keep detailed records regarding our equity structure and owners.

Iowa has a graduated wagering tax on excursion gambling boat and gambling structure gaming equal to 5% of the first one million dollars of adjusted gross receipts, 10% on the next two million dollars of adjusted gross receipts and 22% on adjusted gross receipts of more than three million dollars. In addition, Iowa excursion gambling boats and gambling structures share equally in costs of the Commission and related entities to administer gaming in Iowa.

Proposals to amend or supplement Iowa’s gaming statutes are frequently introduced in the Iowa state legislature. In addition, the state legislature sometimes considers proposals to amend or repeal Iowa law and regulations, which could effectively prohibit gaming in gambling structures and excursion gambling boats in the State of Iowa, limit the expansion of existing operations or otherwise affect our operations. Although we do not believe that a prohibition of gaming in Iowa is likely, we can give no assurance that changes in Iowa gaming laws will not occur or that the changes will not have a material adverse effect on our business. Similarly, there could be changes in laws governing prohibition of smoking at our facilities or other laws that would impact our business.

On May 13, 2019, Governor Kim Reynolds approved Senate File 617, thereby legalizing sports wagering and fantasy sports contests in the state of Iowa. Under the law, licensed facilities seeking an additional sports wagering license are required to complete a separate application procedure and pay an initial fee of $45,000. Successful applicants are further subject to annual renewal requirements regarding their sports wagering license, including a renewal fee of $10,000.

In a special meeting session held on July 30, 2019, the Commission approved the final set of regulatory rules intended to enact and govern the administration of authorized sports wagering and fantasy sports contests. Additionally, the Commission reviewed and approved several applications for sports wagering licenses, including those submitted by DJL and DJW. The Commission also approved both DJL and DJW’s request for contract approval with out of state vendor Betfair Interactive US Limited Liability Company/FanDuel. These contracts set forth the operations for Advanced Deposit Sports Wagering at both DJL and DJW. Retail and online sports wagering launched in August 2019.

If the Commission decides that a gaming law or regulation has been violated, the Commission has the power to assess fines, revoke, or suspend licenses or to take any other action as may be reasonable or appropriate to enforce the gaming rules and regulations. In addition, annual license renewal is subject to, among other things, continued satisfaction of suitability requirements.

We are required to notify the Commission as to the identity of, and may be required to submit background information regarding, each director, corporate officer and owner, partner, joint venture, trustee or any other person who has a beneficial interest, direct or indirect, in DJL or DJW. The Commission may also request that we provide them with a list of persons holding beneficial ownership interests in DJL or DJW. For purposes of these rules, “beneficial interest” includes all direct and indirect forms of ownership or control, voting power or investment power held through any contract, lien, lease, partnership, stockholding, syndication, joint venture, understanding, relationship, present or reversionary right, title or interest, or otherwise. The Commission may limit, condition, suspend or revoke the license of a licensee in which a director, corporate officer or holder of a beneficial interest is found to be ineligible as a result of want of character, moral fitness, financial responsibility, or professional qualifications or due to failure to meet other criteria employed by the Commission.

If the Commission were to find an officer, director or key employee unsuitable for licensing or unsuitable to continue having a relationship with us or DJL or DJW, all relationships with such person would have to be severed. If any gaming authority, including the Commission, requires any person, including a holder of record or beneficial owner of securities or holder of a “beneficial interest", to be licensed, qualified or found suitable, the person must apply for a license, qualification or finding of suitability within the time period specified by the Commission. The person would be required to pay all costs of obtaining the license, qualification or finding of suitability. If a holder of record of or holder of a “beneficial interest” in the licensee is required to be licensed, qualified or found suitable and is not licensed, qualified or found suitable by the Commission within the applicable time period, membership interests or “beneficial interests” as the case may be, must be redeemed or transferred to a person or entity that is licensed, qualified or found suitable or the gaming license could be adversely affected, including revocation.

Kansas Gaming Regulation

On January 14, 2011, the State of Kansas gave its final approval to develop, construct and manage a casino in the South Central Gaming Zone. On December 17, 2011, the Kansas Racing and Gaming Commission (“KRGC”) gave its Final Certification to open the Kansas Star Casino, which then opened to the public on December 20, 2011. On October 15, 2012, the Kansas Lottery consented to and approved the assignment/transfer of the ownership and control of the Lottery Gaming Management Facility Contract (“Management Contract”) and the Kansas Star Casino to Boyd Gaming Corporation. On November 16, 2012, the KRGC issued its certification and approved Boyd Gaming Corporation as the Gaming Manager for the South Central Zone. Pursuant to the terms of the Management Contract, the State retains 22%-26% of gross gaming revenue, based on a tiered revenue structure. In addition, 3% is paid to the City of Mulvane and Sumner County and 2% is paid to the Problem Gaming and Addiction Grant Fund. Kansas Star Casino receives the balance of gross gaming revenue, as well as all non-gaming revenue. Kansas Star Casino is contractually committed to providing $1.5 million annually to a county fund to support education in the region and $100.00 to each Sumner County student grades K-12 for school supplies plus $1,000.00 to each Sumner County student pursuing post-secondary endeavors.

The state gaming regulations in Kansas provide for four (4) designated gaming zones, with a single state sanctioned casino to be located in each such zone. Kansas regulations authorize gaming operations through the execution of management contracts between the State of Kansas and commercial gaming managers. The Management Contract confers the exclusive right to manage a lottery gaming business in a designated gaming zone for a period of 15 years from commencement of operations. It provides the Lottery Gaming Facility Manager (the “Gaming Manager”) the right to own and develop all of the assets of the casino and related amenities (except for lottery facility games, including slot machines and table games) and manage the Lottery Gaming Facility on behalf of the State of Kansas. Subject to the approval of the Executive Director of the Kansas Lottery, the Gaming Manager purchases the lottery facility games on behalf of the State of Kansas and title to the lottery facility games is placed in the name of the State of Kansas for the duration of the Management Contract. If this Management Contract were to eventually expire, title to these games would be transferred to the Gaming Manager, if legally permitted, or the games would be sold and the State of Kansas would convey the residual value of such games to the Gaming Manager. The Management Contract also provides the Gaming Manager and the Kansas Lottery with discretion to renew the Management Contract or to negotiate a new Management Contract provided the new Management Contract contains substantially the same terms as contained in the existing Management Contract and compels the parties to negotiate in good faith. Kansas law additionally allows for the development of racetrack gaming facilities in three of the gaming zones, the Northeast Zone, the South Central Zone and the Southeast Zone. These facilities would be allowed to place up to 2,200 slot machines between the three tracks, provided the public in each Gaming Zone approved the expansion of gaming into racetrack facilities. On August 7, 2007, voters in Sedgwick County, Kansas rejected the expansion of gaming to the Wichita Greyhound Park in Park City, Kansas. The Wichita Greyhound Park is located in the South Central zone. Given the relatively high tax rate and race requirements for racetrack gaming facilities in Kansas, no proposals to establish slots at either of the other gaming zones have been received and the other two racetracks (the Woodlands in Kansas City, Kansas and Camptown in Frontenac, Kansas) have been closed for many years.

The Gaming Manager is subject to regulation by both the Kansas Lottery Commission and the KRGC. These regulations require the Gaming Manager to comply with strict operating, accounting and audit procedures. Additionally, pursuant to the Management Contract, the Executive Director of the Kansas Lottery has approval rights over certain operational areas such as advertising, promotions and marketing materials as well as the purchase, lease, sale or transfer of lottery facility games. Pursuant to the Expanded Lottery Gaming Act, the Gaming Manager, together with all officers, directors, key employees and persons owning directly or indirectly 0.5% or greater interest in a Gaming Manager are required to be certified by the KRGC. Such certification requires the Gaming Manager, entities and individuals to submit to a background investigation, and includes compliance with such security, fitness and background investigations and standards as the Executive Director of the KRGC deems necessary to determine whether such person’s reputation, habits or associations pose a threat to the public interest of the state or to the reputation of or effective regulation and control of the Lottery Gaming Facility or Racetrack Gaming Facility. The KRGC has the power to assess fines, revoke or suspend licenses or to take any other action it deems necessary to comply with Kansas laws, rules and regulations. The KRGC from time to time adopts regulations it considers necessary and appropriate.

During the 2017 legislative session bills designed to permit slot machines at racetracks in Kansas were introduced in both the House and Senate. On January 26, 2017 HB 2173, was introduced in the Kansas House of Representatives, and, referred to the House Committee on Federal and State Affairs. The Bill contained numerous provisions designed to permit electronic gaming machines to be placed at various dog and horse racing tracks in Kansas and regulating such activities at the tracks. In part, HB 2173 required the Sedgwick County Board of County Commissioners to submit a ballot proposition to the voters of Sedgwick County that would permit the operation of electronic gaming machines at the Wichita Greyhound Park racetrack facility if a petition signed by 5,000 or more qualified voters supporting the proposition is presented to the Board of County Commissioners. The Bill further provided that if a majority of Sedgwick County voters approved the proposition (at an election held no than 120 days after the petition was certified), the Bill would authorize the Executive Director of the Kansas Lottery to enter into a contract with the pari-mutuel licensee at Wichita Greyhound Park to operate electronic gaming machines at the racetrack facility. The Bill, as amended, received the approval of the Committee on February 13, 2017 with a recommendation for passage. On February 16, 2017, the amended HB 2173 was referred by the Speaker of the House to the House Committee on Appropriations for further consideration. On March 23, 2017, the House Committee on Appropriations held a hearing on the Bill as amended and took no further action.

Substantially similar legislation, Senate Bill 207, was introduced in the Kansas Senate on February 21, 2017 and referred to the Senate Committee on Federal and State Affairs. The Senate Committee heard the bill on March 23, 2017 and took no further action.

The 2017 session of the Kansas Legislature adjourned without taking any action on either HB 2173, as amended, or SB 207.

On February 8, 2017, the Kansas Lottery introduced identical bills in the Senate and House Federal and State Committees. The bills attempted to change Kansas law to authorize lottery ticket vending machines in Kansas, such as keno ticket vending machines, pull-tab vending machines and instant bingo vending machines. The bills also authorized certain lottery ticket facilities to place lottery dispensing machines in such facilities and would have extended the sunset of the Kansas Lottery an additional fifteen (15) years, from 2022 to 2037. The House of Representatives version of the legislation, HB 2313, passed both the Kansas House and Kansas Senate, in amended form, but was vetoed by the Governor on June 15, 2017. On January 22, 2018, HB 2517 was introduced as legislation and, ultimately, referred to the House Federal and State Affairs Committee. HB 2517, as drafted, was substantially similar to the 2017 version of HB 2313 but died on the House calendar.

During 2018 legislative session HB 2545 was introduced and referred to the House Committee on Federal and State Affairs. The Bill was once again designed to permit electronic gaming machines to be placed at various dog and horse racetracks in Kansas including the Wichita Greyhound Park facility. The bill, in part, contains provisions that provided for a new election in Sedgwick County to determine whether the operation of electronic gaming machines should be authorized at Wichita Greyhound Park either as a result of a resolution of the Board of County Commissioners or a petition signed by 5,000 or more qualified voters supporting the proposition. If a majority of Sedgwick County voters approved the proposition at an election, the Bill authorized the Executive Director of the Kansas Lottery to enter into a contract with the pari-mutuel licensee at Wichita Greyhound Park to operate electronic gaming machines at that facility. The Bill also included provisions that attempted to limit the State’s liability to Lottery Gaming Facility Managers for authorizing and enabling pari-mutuel racetracks to operate electronic gaming machines, simulcast gaming and limited live racing programs within the Northeast, South Central and Southeast gaming zones.

Senate Bill No. 427, which was referred to the Senate Committee on Federal and State Affairs, sought to amend the Kansas Expanded Lottery Act and the Kansas Pari-mutuel Racing Act to significantly reduce the live racing required at pari-mutuel racetracks located in Wyandotte County (100% reduction in greyhound racing) and Crawford County (50% reduction in live greyhound racing) for the Kansas lottery to install and operate slot machines at any racetrack gaming facility which may be established on the racetrack premises. Since the results of a Sedgwick County election in August 2007 prohibits the Kansas lottery from installing and operating any slot machines in Sedgwick County, the bill proposed to permit a re-vote regarding the placement of slot machines at a racetrack gaming facility in Sedgwick County. The bill would have also changed the distribution of net slot machine income at all racetrack gaming facilities by reducing the State’s share from 40% to 22% and increasing the racetrack gaming facility manager’s share from 25% of net slot machine income to: 65.5% for two years and 61.5% thereafter in Wyandotte County; 68.4% in Sedgwick County; and 67.5% in Crawford County. SB 427 also sought to significantly reduce the number of live racing days required for a simulcast license and inter-track pari-mutuel wagering thereon. SB 427 was favorably reported out of committee but failed to pass upon a full vote of the Senate on April 28, 2018. Neither SB 427 nor HB 2545 and the Substitute for House Bill No. 2545 were submitted to a vote of the full House of Representatives during the session.

In May of 2018, the Legislature passed without a hearing, and Governor Colyer signed into law, the Substitute for House Bill No. 2194. The Legislature originally passed this measure in 2017 as House Bill No. 2313, but it was vetoed by then-Governor Brownback. Sub. for HB 2194 became effective on May 24, 2018 and amends the Kansas Lottery Act to extend the sunset for the Kansas lottery from July 1, 2022 to July 1, 2037, to allow the use of lottery ticket vending machines and instant bingo vending machines, and to permit underage purchases of lottery tickets as part of authorized law enforcement investigations. Sub. for HB 2194 also amends various provisions of Kansas law concerning the State Debt Setoff Program to direct the Secretary of Administration to enter into agreements with lottery gaming facility managers to check prize winners for whom an IRS Form W-2G must be completed against the Kansas Debt Recovery database and to withhold the amount of any reported debt from any qualifying prize. To date, the Secretary of Administration and the lottery gaming facility managers have engaged in negotiations, but no agreements have been reached or executed.

Several bills to authorize sports wagering in Kansas were also introduced during the 2018 legislative session in anticipation of a United State Supreme Court decision invalidating the Professional and Amateur Sports Protection Act of 1992. These measures included House Bill Nos. 2533, 2792 and 2793, which were referred to the House Committee on Federal and State Affairs, and Senate Bill No. 455, which was referred to the Senate Committee on Federal and State Affairs. None of these bills, however, were favorably reported out of committee or submitted to a full vote of the House of Representatives or the Senate.

The 2019 Kansas Legislature considered various proposals to authorize sports wagering in the wake of the U.S. Supreme Court’s decision invalidating the Professional and Amateur Sports Protection Act of 1992, including HB 2032. 2068, 2204, 2280, 2204 and 2390, and SB 23 and 98.

HB 2032, was introduced and referred to the House Committee on Federal and State Affairs on January 19, 2019, and was designed to amend the Kansas Expanded Lottery Act to authorize the Kansas Lottery that if sports gambling is authorized by the Kansas Lottery, then it would be required to be conducted solely at racetrack gaming facilities and would be managed and operated by one or more racetrack gaming facility managers. The bill also provided a definition of sports gambling to offer sports wagering only on the premises of racetrack gaming facilities. HB 2032 was never heard by the House Committee and no action was taken on the bill during the 2019 Session of the Kansas Legislature.

Senate Bill No. 23, was introduced on January 17, 2019 and referred to the Senate Committee on Federal and State Affairs on January 18, 2019, would enact the Kansas sports wagering act authorizing the Kansas lottery to offer betting on professional and amateur sporting events directly using its retail outlets, through lottery gaming facilities and racetrack gaming facilities. The lottery, lottery gaming facilities and racetrack gaming facilities would be permitted to conduct sports wagering through internet websites and mobile applications. The House counterpart to SB 23 is HB 2068, was introduced and referred to the House Committee on Federal and State Affairs on January 24, 2019.

SB 23/HB 2068 have authorized the Kansas Lottery to offer sports wagering in-person at a facility operated by the Kansas Lottery, through lottery retailers and lottery gaming facilities who have contracted with the Kansas Lottery to conduct sports wagering on behalf of the Kansas Lottery, over the internet through approved interactive sports wagering platforms, including but not limited to, authorized websites and mobile devise applications. The Executive Director of the Kansas Lottery would have been allowed to enter into contracts with lottery gaming facility managers or racetrack gaming facility managers for conducting, operating, and managing sports wagering on behalf of the Kansas Lottery or through the licensed interactive sports wagering platform that has contracted with the Kansas Lottery to offer sports wagering. The bill would prohibit sports wagering for persons under 21 years of age and would require sports wagering operators to verify that any person placing a wager is of legal minimum age, including wagers placed through internet websites or mobile device applications.

The sports wagering manager would be required to maintain the security of wagering data, customer data, and other confidential information from unauthorized access and distribution. Sports wagering managers could use whatever data source to determine the result of a sports wager that is determined by the final score or final outcome of a sports event for a wager placed before the start of a sports event. For all other sports wagering, the sports wagering operator would be required to purchase official league data from the relevant sports governing body to determine the outcome of that wager.

These bills provide that a sports governing body would be allowed to notify the Kansas Racing and Gaming Commission that it desired to restrict, limit, or exclude wagering on its sporting events and the Commission would review the request and determine if the sports wagering should be restricted. Sports wagering operators would be required to cooperate with investigations by the Kansas Racing and Gaming Commission, sports governing bodies, or law enforcement agencies by providing account-level betting information and audio or video files relating to persons placing wagers. Sports wagering operators would be required to immediately report to the Kansas Racing and Gaming Commission any criminal or disciplinary proceedings; abnormal wagering activity or patterns that may indicate a concern with the integrity of a sporting event or events; any potential breach of the sports governing body’s internal rules and codes of conduct pertaining to sports wagering; any other conduct that corrupts a betting outcome of a sporting event for purposes of financial gain; and suspicious or illegal wagering activities, including use of funds derived from illegal activity, wagers to conceal or launder funds derived from illegal activity, using agents to place wagers, and giving false identification. These bills would authorize a sports governing body to pursue a civil action to recover damages or other equitable relief against any person who knowingly engages in, facilitates, or conceals conduct that intends to improperly influence a betting outcome of a sporting event for purposes of financial gain.

SB 23/HB 2068 required that each sports wagering manager remit a sport betting right and integrity fee to each sports governing body with authority over a sporting event that was the subject of betting in the preceding calendar quarter. The fee would be 0.25 percent of the aggregate amount wagered on those sporting events during the previous quarter and would be paid to the relevant sports governing body on July 1, October 1, January 1, and April 1 of each year.

The bills would have created a Sports Wagering Receipts Fund in the State Treasury and separate accounts would have been maintained for the receipt of moneys from sports wagering conducted by the Kansas Lottery, each lottery gaming facility manager, and each racetrack gaming facility manager. All revenues from sports wagering conducted by the Kansas Lottery was required deposited in the Lottery Operating Fund. The Kansas Lottery would be allowed to contract with multiple interactive sports wagering platforms without limitations. If a lottery gaming facility manager and racetrack gaming facility manager offered sports wagering, then the management contract would include a provision that no less than 6.75 percent of the sports wagering revenues (total revenues from sports wagering at a gaming facility after all prize related payments are made) would be distributed to the Expanded Lottery Revenues Fund (ELARF). If the lottery gaming facility manager or racetrack gaming facility manager agreed to offer sports wagering, the Kansas Lottery would be the licensee and owner of all software programs used in offering sports wagering. All sports wagering would be under the ultimate control of the Kansas Lottery. Counties would not be allowed to be exempt from or effect changes in the Kansas Sports Wagering Act.

SB 23/HB 2068 included definitions of interactive sports wagering platform, official league data, sports governing body, sports wagering, sports wagering operator, sports wagering revenue, tier one and tier two sports wager, and wager or bet. The Kansas Lottery was provided the authority to write rules and regulations for implementation of the Kansas Sports Wagering Act including sports wagering conducted by the Kansas Lottery; management contracts for sports wagering conducted by lottery gaming facility managers and racetrack gaming facility managers; provisions for the confidentiality of information submitted by interactive sports wagering platform licensees and sports wagering operators; and provisions ensuring the integrity of sports wagering conducted in this state.

These bills also required the Kansas Racing and Gaming Commission to establish certification requirements and enforcement procedures for employees of a lottery retailer, lottery gaming facility manager, or racetrack gaming facility manager who are directly involved in the conduct, operation, or management of sports wagering. The certification requirements and enforcement procedures would also apply to persons involved in interactive sports wagering platforms and other technology and computer systems providers that have a contract with a lottery gaming facility manager, racetrack gaming facility manager, or the Kansas Lottery for providing goods or services related to sports wagering, including management services. The certification requirements would include compliance with security, fitness, and background investigations.

No hearings were held and no action was taken on either SB 23 or HB 2068 during the 2019 Session of the Kansas Legislature.

Senate Bill No. 98, which was introduced on February 5, 2019 and referred to the Senate Committee on Federal and State Affairs on February 6, 2019, would amend the Kansas Expanded Lottery Act to authorize the Kansas lottery to install and operate slot machines at a racetrack gaming facility which may be established on the premises of The Woodlands pari-mutuel racetrack in Kansas City, Kansas. The bill also sought to reduce the live racing days required for a simulcast and inter-track pari-mutuel wagering and eliminates the requirement for live greyhound racing. The bill retained the requirement for a limited live horse racing program in order to operate slot machines and change the distribution of net slot machine income by reducing the State’s share from 40% to 22% and increasing the racetrack gaming facility manager’s share from 25% to 63.5% in the first two years of operation, 61.5% in the third year of operation and 59.5% thereafter. The House counterpart to SB 98 was House Bill No. 2280, which was referred to the House Committee on Commerce, Labor and Economic Development on February 12, 2019.

No hearings were held and no action was taken on either SB 98 or HB 2280 during the 2019 Session of the Kansas Legislature.

HB 2204, was introduced and referred to the House Committee on Appropriations on February 8, 2019, and prohibited the Kansas lottery from entering into or extending an existing management contract with a lottery gaming facility manager without prior approval by the Kansas Legislature. No hearings were held and no action was taken on HB 2204 during the 2019 Session of the Kansas Legislature.

HB 2390 was introduced and referred to the House Committee on Federal and State Affairs on March 6, 2019. The Senate counterpart to HB 2390 was SB 222, which was introduced on March 7, 2019 and referred to the Senate Committee on Federal and State Affairs on March 8, 2919. Both bills would allowed the Kansas Lottery to enter into contracts with lottery gaming facility managers or racetrack gaming facility managers for operating and managing sports wagering in-person at their facility or over the internet through an interactive sports wagering platform. Each gaming facility manager would only be allowed to contract with one interactive sports wagering platform, but could also contract with a third party to provide ancillary services related to sports wagering, including banking for sports wagering operations, setting of odds for sports wagering, and supplying equipment, software, and any other items needed to process sports wagers in-person or through the interactive sports wagering platform. If a lottery gaming facility manager and racetrack gaming facility manager offer sports wagering, then the management contract would include a provision that 6.75 percent of the sports wagering revenues (total revenues from sports wagering after applicable fees, federal excise taxes, and all prize related payments are made) would be distributed to the Expanded Lottery Revenues Fund. If the lottery gaming facility manager or racetrack gaming facility manager agreed to offer sports wagering, the Kansas Lottery would be the licensee and owner of all software programs used in authorized sports wagering. All sports wagering would be under the ultimate control of the Kansas Lottery. Sports wagering managers would be required to immediately report to the Kansas Racing and Gaming Commission any criminal or disciplinary proceedings; abnormal wagering activity or patterns that may indicate a concern with the integrity of a sporting event or events; any conduct that corrupts a betting outcome of a sporting event for purposes of financial gain, including match fixing; and any wagering activity that the operator knew or suspected violated federal or state laws including the use of funds derived from illegal activity, using other individuals to place wagers, or the use of a false identification when placing a wager. Under HB 2390/SB 222, the Kansas Racing and Gaming Commission would be authorized to write implementing rules and regulations to implement, including certification requirements and enforcement procedures.

No hearings were held and no action was taken on either HB 2390 or SB 222 during the 2019 Session of the Kansas Legislature.

Kansas law provides that bills remaining under consideration upon adjournment of the 2019 legislative session may be considered during the regular 2020 Session of the Kansas Legislature as if there had been no adjournment. All of those sports wagering bills were automatically carried over into the 2020 legislative session, which commenced on January 6, 2020.

SB 283 was introduced on January 21, 2020 and referred to the Senate Committee on Federal and State Affairs on January 22, 2020. This bill would authorize the Kansas lottery to offer sports wagering through lottery gaming facility managers which have contracted with the Kansas Lottery to manage sports wagering on behalf of the State of Kansas, in-person at lottery gaming facilities and over the internet and digital cell networks through approved interactive sports wagering platforms. If no more than one (1) lottery gaming facility manager continually offers and manages sports wager on behalf of the Kansas lottery within two (2) years after the effective date of enactment, the Kansas lottery may directly offer sports wagering through an interactive sports wagering platform. Each lottery gaming facility is limited to no more than two (2) interactive sports wagering platforms. Sports wagering would not include parimutuel wagering, and the Kansas lottery and the Kansas Racing and Gaming Commission would be granted temporary and permanent rulemaking authority to promulgate rules and regulations to implement the bill. The Kansas Racing and Gaming Commission would be required to adopt rules and regulations regarding advertisement for sports wagering by October 31, 2020.

Under SB 283, the executive director of the Kansas lottery would be allowed to enter into contracts with lottery gaming facility managers and a racetrack gaming facility manager in Wyandotte County for conducting, operating, and managing sports wagering on behalf of the Kansas Lottery. Subject to approval by the Kansas lottery, certain sporting facilities in Wyandotte County may contract with a lottery gaming facility to provide a dedicated space or area on-site for patrons attending a sporting event to place sports wagers through an approved interactive sports wagering platform.

SB 283 further provides that if a lottery gaming facility manager contracts with the Kansas lottery to manage sports wagering, all sports wagering revenue (i.e., total revenues from sports wagering after applicable fees, federal excise taxes, and all prize related payments are made) must be remitted to the Kansas lottery for deposit into a special sports wagering revenue fund and subsequent distribution. The management contract must include a provision that 7.5% percent of sports wagering revenue from in-person wagering and 10% of such revenue from wagers on interactive platforms shall be retained by the State. If the lottery gaming facility manager agrees to manage sports wagering, the Kansas lottery would be the licensee or owner of all software programs used by the manager and its contracted parties in managing sports wagering for the State. All sports wagering would be under the ultimate control of the Kansas lottery. SB 283 also grants rulemaking authority to the Kansas lottery and the Kansas Racing and Gaming Commission to implement the provisions of the bill.

SB 283 is scheduled for hearing on January 29, 2020 before the Senate Committee on Federal and State Affairs and no action has been taken thus far by either the Committee or the Kansas Legislature.

On January 21, 2020, Senate Bill 283 was introduced in the Kansas Senate Federal & State Affairs Committee. After hearing, SB 283 was passed out of committee, as amended, and was presented to the full Senate. The Bill was debated and passed out by the Senate on February 26, 2020, and then sent to the House Federal State Affairs Committee. The Kansas Legislature adjourned without action being taken on the Bill by the House.

As passed by the full Senate, and in addition to the sports betting component, the SB 283 would have authorized the Kansas Lottery to engage in on-line and internet lottery games subject to the following prohibitions: No game could be accompanied by any music or audio sound effects, animated visual display or any audio or visual effects that portray, simulate, emulate or resemble an electronic gaming machine, visually or functionally operate or appear to operate as an electronic gaming machine or facsimile thereof, extend or arrange credit for the purchase of a ticket, allow for the redemption of a lottery ticket other than at a lottery retail location or a Kansas lottery office, determine the winner of any game in less than four minutes from the time the lottery ticket is purchased or acquire or allow a player to play more than one game at a time for any one device or any one player.

On February 13, 2020, House Bill 2671 was introduced in the Kansas House Federal and State Affairs Committee. As drafted, HB 2671 would have abandoned the framework of the Kansas Expanded Lottery Act and would granted the Kansas Lottery authority to offer sports wagering through mobile applications, 1,200 sports wagering retailers, lottery ticket vending machines and authorized lottery retailers. HB 2671 would also permit the Kansas Lottery to offer online instant lottery games. On March 11, 2020 hearings were held on HB 2671. The legislation did not pass out of committee.

On March 19, 2020, the Kansas Legislature suspended activity due to the COVID-19 pandemic. On May 21, 2020, the Kansas Legislature formally adjourned with no action being taken on gaming legislation. Under Kansas law, active legislation in even number years, such as 2020, is not carried over to the following legislative session, and consequently, SB 283 and HB 2671 died upon formal adjournment of the 2020 Kansas Legislature.

Senate Bill 84 legalizing sports wagering and authorizing a Historical Horse Racing (HHR) machine facility to be developed in Sedgwick County was signed into law on May 12, 2022.  The enacted legislation authorizes retail and online wagering through commercial casinos pursuant to operating contracts with the Kansas Lottery Commission. Each casino can have up to three online skins, enter into up to 50 retailer partnerships, and can request an additional skin for a partnership with a professional sports team. Retail and online sports betting launched on September 1, 2022.  Senate Bill 84 also amended the Kansas Pari-Mutuel Racing Act to authorize a 1,000-unit HHR machine facility to be permitted in Sedgwick County, a key part of Kansas Star Casino’s gaming market in south central Kansas.  The Kansas Racing & Gaming Commission has solicited applications for the HHR facility with a due date of February 28, 2023, for applicants to submit.  The Kansas Racing & Gaming Commission is anticipated to hold public hearings related to the applications and select the winning applicant during 2023.

Ohio Gaming Regulation

Ohio has eleven (11) gaming facilities. Four of these gaming facilities are casinos and subject to the Ohio Casino Control Commission. Casino gaming was authorized in Ohio on November 3, 2009 through a voter approved Constitutional Amendment (Issue 3). The other seven (7) gaming facilities conduct video lottery terminal sales and pari-mutuel wagering as described below.

Boyd Gaming Corporation, or its subsidiaries, does not conduct casino gaming in Ohio. Instead, Boyd, through a subsidiary, owns and operates Belterra Park Gaming. Belterra Park operates and conducts video lottery terminals ("VLTs") sales, and also conducts pari-mutuel wagering on horse racing. Belterra Park also sells traditional lottery games.

Video Lottery Terminals

VLT sales were authorized by House Bill 1 (effective 07/17/09) (the "Lottery Act"). The Governor at this time also issued an executive order authorizing VLTs at the seven (7) commercial racetracks (issued 08/18/09). Two of the VLT facilities are in Cuyahoga County with one of the facilities sharing a border with an adjoining county. Finally, one VLT facility is in each of the following counties: Franklin, Hamilton Mahoning, Montgomery, and Warren. The Lottery Act was subsequently amended by House Bill 386 (effective 06/11/12). The Lottery Act authorized Lottery to implement VLT sales and regulation through administrative code regulations which were originally effective on 08/18/09 (the "Lottery Regulations"). The Lottery Regulations have been amended numerous times since original enactment and can be found in Ohio Administrative Code Section 3770:2.

Currently, video lottery sales can only be conducted at a commercial horse racing facility that has been issued a permit by the Ohio State Racing Commission. The Ohio Lottery Commission ("Lottery") licenses and regulates VLTs at seven (7) facilities in the state including Belterra Park. Lottery regulation restricts the number of authorized video lottery licenses to seven (7) for ten years from the issuance of the first video lottery sales agent license. The first VLT facility opened on June 1, 2012.

To conduct VLT sales, an applicant must be issued a video lottery license as a video lottery sales agent. An applicant must pay applicable application and license fees. Each initial licensed video lottery licensee was required to invest $150 Million in the VLT and racing facilities.

A video lottery license is valid for three (3) years and Belterra Park's license expires on April 28, 2023. Annual disclosures are required. A license may be renewed by the Lottery. Video lottery licenses are not transferable for five years from the initial issuance of an operating license unless the Director permits a license transfer to protect the public interest and trust.

A video lottery sales agent receives 66.5% commission of video lottery terminal income through Lottery regulation. Up to 1% can be dedicated to support problem gaming also through Lottery Regulation.

Video lottery sales agent employees are required to be licensed prior to being involved in gaming activity. The Lottery has the following license categories for such employees: key gaming employees, gaming employees and non-gaming employees. Key gaming employees may be provided temporary licenses if approved by the Director.

No person may own, directly or indirectly, more than five (5) percent in a video lottery applicant or licensee without notice and ultimate approval by Lottery unless such person is a qualifying institutional investor. An institutional investor who owns five (5) percent to fifteen (15) percent may be exempt from suitability review upon submitting to the director sufficient documentation and certifications. However, the Director of the Lottery may determine that any person affiliated with a video lottery applicant or video lottery sales agent must submit to background checks and suitability reviews.

Lottery has authority to audit and inspect video lottery sales agent facilities. Belterra Park is required to comply with all aspects of the Lottery Act including all rules, regulations, policies and directives of the Lottery, and all terms and conditions of the license. Failure to comply may subject the video lottery sales agent's video lottery license to suspension or revocation, or monetary penalties.

If Lottery were to find an officer, director, key employee or other licensee or applicant unsuitable for licensing or unsuitable to continue having a relationship with Belterra Park, Belterra Park would have to sever all relationships with such person. In addition, the Lottery may require Boyd Gaming or Belterra Park to terminate the employment of any person who refuses to file appropriate applications.

Video lottery sales agents may only have twenty-five hundred (2,500) VLTs unless otherwise approved by the Director. Video lottery participants must be twenty one (21) to wager on video lottery terminals. Projected average return to video lottery participants must be eighty give (85) percent or more. Video lottery sales agents receive a commission of sixty-six and one-half (66.5) percent of video lottery terminal sales, but a portion goes to support problem gaming. Lottery keeps the remainder to support education of the state.

Pari-mutuel wagering

Pari-mutuel wagering on horse racing was first authorized in 1933 by the Ohio General Assembly. Commercial horse racing is permitted and regulated pursuant to Ohio Revised Code Chapter 3769 and Ohio Administrative Code Chapter 3769 (collectively the "Horse Racing Act"). The Horse Racing Act is dedicated to the protection, preservation and promotion of horse racing and its related industry.

The Ohio State Racing Commission ("Racing Commission") permits and regulates horse racing at seven (7) commercial facilities in the state which currently are at the same facilities as the VLT facilities. The Horse Racing Act requires a racing permit only for a corporation that holds, conducts, assists, or aid and abets in holding or conducting any meetings, at which horse racing is permitted for any stake, purse, or award. The Racing Commission licenses all industry participants and regulated pari-mutuel wagering.

To conduct pari-mutuel wagering at horse racing facilities, an applicant must be issued a permit annually. An applicant must pay applicable permit fees and applications are due by August 15 of each year for the upcoming calendar year. A permit may be renewed by the Racing Commission. Racing permits are not transferable without approval of the Racing Commission.

Persons participating in racing are required to be licensed by the Racing Commission.

The Racing Commission has authority to audit and inspect the racing facilities. Belterra Park is required to comply with all aspects of the Horse Racing Act including all rules, regulations, policies and directives of the Racing Commission, and all terms and conditions of the license. Failure to comply may subject the video lottery sales agent's video lottery license to suspension or revocation, or monetary penalties.

Ohio has taxed pari-mutuel wagering on horse racing since 1933. In 1981, the horse racing tax was expanded to include “exotic” wagering - meaning all bets made on placements other than win, place or show.

An additional tax on pari-mutuel wagering is also levied for the municipal corporation or township in which racing takes place, intended as a reimbursement for expenses incurred due to racing meets.

•	Tax Base- The base of the tax includes the:
◦	Amount wagered each day on all pari-mutuel racing.
◦	Amount wagered each day on exotic bets.
◦	Total amount wagered at each horse racing meeting of a permit holder.

•	Rates- Pari-mutuel wagering tax: The tax rates on daily pari-mutuel wagering are as follows:

Amount wagered daily           Rates

◦      First $200,000                1.0%

◦      Next $100,000                2.0%

◦      Next $100,000                3.0%

◦      Over $400,000                4.0%

In addition to the pari-mutuel tax, a special tax of 3.5% applies to daily wagering on results other than win, place or show. There is an additional pari-mutuel wagering tax as follows which is capped at $15,000 per meet:

     Total wagering per meet               Rates

◦      Less than $5 million       0.10%

◦      45 million or more          0.15%

Sports Wagering

Sports wagering was legalized in 2021 at commercial casinos and racinos, professional sports arenas, and at up to 19 other retail locations. Limited sports wagering can be offered via kiosks in licensed bars and restaurants. Statewide mobile sports wagering is authorized through casinos and racinos and professional sports franchises through partners. Sports wagering launched in Ohio on January 1, 2023.

Liquor

Belterra Park is also subject to the jurisdiction and regulation of the Ohio Division of Liquor Control ("Liquor Control") for the liquor sales conducted at the property. Liquor Control issues permits to Belterra Park to conduct liquor sales and regulates liquor sales along with the Ohio Liquor Control Commission and the Ohio Department of Public Safety.

Changes in such laws, regulations and procedures could have an adverse effect on our gaming operations and our business, financial condition and results of operations.

Pennsylvania

The ownership and operation of casinos in Pennsylvania - including the Valley Forge Casino Resort that is owned and operated by our wholly-owned subsidiary, Valley Forge Convention Center Partners, LLC (the “PA Subsidiary”) - are subject to extensive state regulation under the Pennsylvania Race Horse Development and Gaming Act, as amended, (4 Pa. C.S. §§ 1101 et seq.) and the regulations set forth in Title 58, Part VII of the Pennsylvania Code, (collectively referred to herein as the “Pennsylvania Act”). The primary objective of the Pennsylvania Act is to protect the public through regulation and policing of all activities involving gaming. Secondary objectives of the Pennsylvania Act include the generation of license fees and tax revenue for state and local government, tourism promotion, economic development, and promotion of the horse racing industry.

The Pennsylvania Act vests the Pennsylvania Gaming Control Board (“PGCB”) with general and sole regulatory authority over the conduct of casino gaming and related activities, which includes interactive gaming and sports wagering under the amendments to the Pennsylvania Act enacted in 2017. The PGCB was formed in 2004 and consists of seven voting members; three of whom are appointed by the governor and four of whom are appointed by the leadership of the Pennsylvania General Assembly. The PGCB grants various licenses, certificates, and other approvals, including, without limitation:

•	Slot machine licenses that authorize a holder to make slot machines available to play in accordance with the Pennsylvania Act;
•	Table games operation certificates that authorize a holder to make table games available to play in accordance with the Pennsylvania Act;
•	Interactive gaming certificates that authorize a holder to conduct interactive gaming directly or through a licensed interactive gaming operator in accordance with the Pennsylvania Act; and
•	Sports wagering certificates that authorize a holder to conduct sports wagering directly or through a licensed sports wagering operator in accordance with the Pennsylvania Act.

A slot machine license and the three other certificates listed above are required for casinos to offer slot machines, table games, interactive games and sports wagering. Each license or certificate has statutory and regulatory conditions that applicants must satisfy by clear and convincing evidence. In addition, persons with material relationships to, or material involvement with Boyd Gaming or the PA Subsidiary, including officers, directors and certain key employees, are required to apply to the PGCB for and maintain principal licenses and key employee licenses in accordance with the Pennsylvania Act. Any person with a beneficial ownership interest in Boyd Gaming of 5% or more must also apply for and obtain a principal license. Institutional investors, as defined in the Pennsylvania Act, that hold a beneficial ownership interest in Boyd Gaming of less than 20% which file and remain eligible to file a statement of beneficial ownership on Schedule 13G with the U.S. Securities and Exchange Commission may qualify for an institutional investor waiver in lieu of full licensure as a principal. If the PGCB were to find an officer, director, key employee or beneficial owner unsuitable for licensing or unsuitable to continue having a relationship with Boyd Gaming or the PA Subsidiary, Boyd Gaming and the PA Subsidiary would have to sever all relationships with such officer, director, key employee or beneficial owner.

All applicants to the PGCB must pay upfront fees for the issuance of the license or certificate and, for licenses and certain certificates, a periodic renewal fee. The PA Subsidiary has applied for, obtained and paid the requisite license fee for the license and certificates that authorize slot machines, table games, interactive games and sports wagering, each of which has been issued by the PGCB subject to customary regulatory conditions.

Pennsylvania has sixteen operating casinos throughout the state, with three additional licensed casinos under development and one additional application expected for an additional licensed casino in State College, Pennsylvania. Among the 18 potential casinos, six licenses have been issued to existing horse racetracks (Category 1), five licenses have been issued to stand-alone casinos (Category 2), two licenses have been issued to well-established hotel resorts (Category 3), four licenses have been issued to ancillary casinos (Category 4). The expected application for one additional license is for another Category 4 license. The Pennsylvania Act was amended on January 7, 2010, which amendment allowed the Category 1 and Category 2 casinos to offer up to 250 table games, while Category 3 casinos were limited to offer a maximum of 50 table games. The Pennsylvania Act was amended again on October 30, 2017, which amendment authorized ancillary casinos (Category 4) to operate between 300 and 750 slot machines and initially up to 30 table games (expandable to 40 table games after one year of operation), and further authorized Category 3 casinos to add up to 250 additional slot machines (over and above the previously authorized number of 600 machines) for a $2.5 million fee and up to 15 table games (over and above the previously authorized number of 50 table games) for a $1.0 million fee.

The PA Subsidiary holds a Category 3 license and paid the $2.5 million fee in order to offer the additional 250 slot machines. Boyd Gaming and its applicable principals and key employees have been licensed by the PGCB for Boyd Gaming to own Valley Forge Casino Resort. All permits and licenses issued by the PGCB are subject to renewal every five years. An application for renewal should be submitted at least six months prior to the expiration of the permit or license. The renewal application shall include an update of the information contained in the initial and any prior renewal applications and the payment of any renewal fee required. The PA Subsidiary most recently applied for renewal of its Category 3 license on or about March 26, 2020 and the application remains pending.  Under the Pennsylvania Act, a slot machine license for which a completed renewal application has been submitted continues in effect while the renewal application remains pending.

Boyd Gaming and the PA Subsidiary are required to submit detailed financial and operating reports to the PGCB on regular intervals and in advance of the occurrence of certain material financing transactions.

If it were determined that the Pennsylvania Act was violated by Boyd Gaming or the PA Subsidiary, the gaming licenses for Valley Forge Casino Resort could be limited, conditioned, suspended or revoked, subject to compliance with certain statutory and regulatory procedures. In addition, Boyd Gaming and the persons involved could be subject to substantial fines for each separate violation of the Pennsylvania Act. Furthermore, a trustee could be appointed by the PGCB to operate Valley Forge Casino Resort.

All licenses under the Pennsylvania Act are grants of privilege to conduct business in the state and are nontransferable. If a slot machine licensee becomes aware of any proposed or contemplated change of ownership of the slot machine licensee, they must immediately notify the PGCB. A change of ownership includes:

•	More than 5% of a slot machine licensee's securities or other ownership interests;
•

More than 5% of the securities or other ownership interests of a corporation or other form of business entity that owns directly or indirectly at least 20% of the voting or other securities or other ownership interests of the licensee;

•	The sale - other than in the ordinary course of business - of a licensee's assets; or
•	Any other transaction or occurrence deemed by the PGCB to be relevant to license qualifications.

Within the PGCB is the Bureau of Investigations and Enforcement (“BIE”), Bureau of Casino Compliance (“BCC”) and the Office of Enforcement Counsel (“OEC”). BIE and OEC enforce the Pennsylvania Act and have pervasive investigative powers. BIE and OEC investigate and review all applicants and applications for a license, permit or registration. BCC and OEC also monitor gaming operations and can inspect and examine licensed facilities or online operations. A review may include the review of accounting, administrative and financial records, management control systems, procedures and other records utilized by a licensed entity. Licensees are obligated to comply with all investigations and the failure to do so may jeopardize the licensee’s ability to continue its business.

The passage of Act 42 of 2017 was the largest expansion of gaming in Pennsylvania since 2004. The most significant change was the establishment of Category 4 licenses. The PGCB was initially given authorization to establish up to 10 locations, with licenses awarded via sealed bid auctions. However, no further auctions for Category 4 licenses are authorized presently which limit the number of Category 4 licenses to no more than five. In addition, Act 42 of 2017 authorized the operation of up to 5 video gaming terminals at truck stops. Further, sports wagering was authorized in anticipation of changes in applicable federal law, and Act 42 of 2017 gave the PGCB the authority to establish standards and procedures to govern sports wagering in the state. Finally, the Department of Revenue was given the authority to establish an iLottery program to sell existing products as well as internet instant games.

Retail sports wagering launched in November 2018 and online sports wagering launched in May 2019.

Pennsylvania iLottery launched in May 2018.